AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1996
                                                     REGISTRATION NO. 333-14655
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                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             FLANDERS CORPORATION
                              previously known as
                           ELITE ACQUISITIONS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

      NORTH CAROLINA                 3564                    13-3368271
 (STATE OF INCORPORATION)     (PRIMARY STANDARD          (I.R.S. EMPLOYER
                               INDUSTRIAL CODE)       IDENTIFICATION NUMBER)

                           531 FLANDERS FILTERS ROAD
                       WASHINGTON, NORTH CAROLINA 27889
                                (919) 946-8081
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL OFFICES)

                                STEVEN K. CLARK
                             FLANDERS CORPORATION
                           531 FLANDERS FILTERS ROAD
                       WASHINGTON, NORTH CAROLINA 27889
                                (919) 946-8081
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:
           WILLIAM C. GIBBS                   LAWRENCE B. FISHER, ESQ.
         SNELL & WILMER L.L.P.           ORRICK, HERRINGTON & SUTCLIFFE LLP
     111 EAST BROADWAY, SUITE 900                  666 5TH AVENUE
      SALT LAKE CITY, UTAH 84111              NEW YORK, NEW YORK 10103
            (801) 237-1900                         (212) 506-5000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
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

                              FLANDERS CORPORATION

                             CROSS-REFERENCE SHEET
          (SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM S-1)

REGISTRATION STATEMENT ITEM AND HEADING          LOCATION IN PROSPECTUS
---------------------------------------          ----------------------
1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.... Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages
      of Prospectus............................. Inside Front and Outside Back Cover Pages; Additional
                                                 Information

3.   Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges.............. Prospectus Summary; Risk Factors; Selected
                                                 Consolidated Financial Data

4.   Use of Proceeds............................ Use of Proceeds

5.   Determination of Offering Price............ The Offering; Underwriting

6.   Dilution................................... Dilution

7.   Selling Shareholders....................... Cover Page; Selling Shareholders

8.   Plan of Distribution....................... Underwriting; Plan of Distribution

9.   Description of Capital Stock to be Regis-
      tered..................................... Description of Capital Stock

10.  Interests of Named Experts and Counsel..... Experts

11.  Information with Respect to the Regis-
      trant..................................... Outside Front Cover; Prospectus Summary; Risk
                                                 Factors; Pro-Forma Consolidated Financial Statements;
                                                 Selected Consolidated Financial Data; Management's
                                                 Discussions and Analysis of Financial Condition and
                                                 Results of Operations; The Company; Business;
                                                 Management; Principal Shareholders; Certain
                                                 Relationships and Related Transactions; Description of
                                                 Capital Stock; Underwriting; Consolidated Financial
                                                 Statements

12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................... Item 17, Undertakings

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE +
+UNLAWFUL PRIOR TO REGISTRATION.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 31, 1996

PROSPECTUS

                             [LOGO] FLANDERS/(R)/
                             FLANDERS CORPORATION

                       1,600,000 SHARES OF COMMON STOCK

  Flanders Corporation (the "Company") hereby offers 1,600,000 shares of Common Stock (the "Offering"), par value $.001 per share (the "Shares"). The Company's Common Stock is quoted on the Nasdaq National Market System under the symbol "FLDR." On December 20, 1996, the last reported sale price of the Common Stock was $9 7/8 per share. See "Price Range of Common Stock."

  An additional 1,333,889 shares are being registered for resale on behalf of certain selling shareholders of the Company (the "Selling Shareholders"). Such shares may be offered for sale by or on behalf of the Selling Shareholders from time to time in or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, on any stock exchange or automated quotation system on which the Company's Common Stock may be listed in the future or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. See "Underwriting" and "Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders when, and if such shares are offered for sale.

  Of the 1,333,889 shares being registered for resale on behalf of the Selling Shareholders, 888,889 are subject to a right of rescission if a registration statement with respect to such shares is not declared effective on or before January 15, 1997. If such Selling Shareholders exercise their right of rescission, the number of shares registered pursuant to this Registration Statement will be reduced by the number of shares repurchased by the Company pursuant to the exercise of such right.

                                  -----------
                  THE SECURITIES  OFFERED HEREBY  INVOLVE A
                    HIGH  DEGREE  OF  RISK  AND IMMEDIATE
                       SUBSTANTIAL DILUTION.  SEE "RISK
                         FACTORS" LOCATED  ON PAGE 8,
                               AND "DILUTION."

                                  -----------
            THESE   SECURITIES   HAVE   NOT   BEEN   APPROVED   OR
             DISAPPROVED   BY   THE   SECURITIES   AND   EXCHANGE
              COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR
              HAS THE SECURITIES  AND EXCHANGE COMMISSION OR ANY
               STATES  SECURITIES  COMMISSION PASSED  UPON  THE
                ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A  CRIMINAL
                                   OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             UNDERWRITING
                             PRICE TO PUBLIC DISCOUNTS(1) PROCEEDS TO COMPANY(2)
--------------------------------------------------------------------------------
Per Share...................       $             $                 $
--------------------------------------------------------------------------------
Total(3)....................      $             $                 $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Does not include additional compensation payable to Gilford Securities Incorporated, the Representative of the several Underwriters (the "Representative") in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.
(2) Before deducting estimated expenses of $800,000 payable by the Company, including the Underwriter's non-accountable expense allowance.
(3) The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable for a period of 45 days after the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock upon the same terms and conditions set forth above, solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will
    be increased to $   , $    and $   , respectively. See "Underwriting."

                                  -----------
  The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Shares offered hereby will be made against payment, at the offices of Gilford Securities Incorporated, New York, New York, on or about
     , 1996.

                        GILFORD SECURITIES INCORPORATED

                  The date of this Prospectus is      , 1996.

                                   [ARTWORK]

  Six inch green square with text centered reading "Leading the Way," surrounded by the following photographs:

  Upper left hand corner, photograph of person checking for filter leaks in a cleanroom; center left, picture of standard HEPA filters produced by the Company; bottom left photograph of the Company's charcoal filter products; bottom right, Flanders' logo; center right, picture of person working in an isolation barrier; upper left, picture of person testing the Company's filter media as it comes off the production line.

  After completion of this Offering, the Company intends to furnish each year to its stockholders an annual report containing financial statements audited by its certified public accountants. The Company may, from time to time, also furnish to its stockholders interim reports, as determined by management.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. This Prospectus includes forward-looking statements that are subject to risks and uncertainties and actual results may differ materially. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Except where the context requires otherwise, Flanders Corporation, its predecessor, Elite Acquisitions, Inc., ("Elite"), together with its consolidated subsidiaries, including Flanders Filters, Inc. ("FFI"), AirSeal Filter Housings, Inc. ("AirSeal"), Charcoal Service Corporation ("CSC") and Precisionaire, Inc. ("Precisionaire") are referred to as the "Company." Except as otherwise specified, information in this Prospectus (i) assumes no exercise of the Underwriters' Over-Allotment Option and (ii) does not give effect to the exercise of the Representative's Warrants.

                                  THE COMPANY

  The Company designs, manufactures and markets a broad range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air ("HEPA") filters and charcoal filters for semiconductor manufacturing facilities, to residential furnace filters. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company's customers include Abbot Pharmaceuticals, E.I. Dupont, Home Depot, Inc., Lucent Technologies, Inc., Merck & Co., Inc., Motorola, Inc., Upjohn Co., Walmart Stores, Inc., Westinghouse Electric Corp., and several large computer chip manufacturers.

  Although, the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company implemented a strategy of growth by acquisition in December 1995. In 1996, the Company expanded its product line through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants, AirSeal, which specializes in filter housings and customized industrial HVAC equipment and Precisionaire which specializes in the manufacture and sale of filter products ranging from mid-range ASHRAE grade filters through residential furnace filters. The acquisitions of AirSeal, CSC and Precisionaire are sometimes collectively referred to herein as the "Acquisitions."

  Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market will be approximately $1.15 billion in 1995 and will reach $1.2 billion in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to present day requirements for air quality and production efficiency. Because of these requirements, air filtration products are essential to many industries, including those associated with semiconductor manufacturing, commercial and residential HVAC systems, ultra-pure materials manufacturing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. Increasingly, companies are devoting resources to air filtration products to enhance efficiency and productivity.

  Management believes the domestic market for retail and wholesale off-the-shelf air filters and related products will exceed $500 million in 1996. Management believes the world market for its products currently is more than five times the total domestic market, and that as public awareness of the benefits of living and working in clean environments become more generally known and mandated by governments, this market will increase. The world air filtration market is extremely fragmented, with over 100 companies ranging in size from large companies with over $300 million in revenues per year, to privately held niche manufacturing firms on which no revenue data is available.

  The Company's growth strategy is to: (i) increase the Company's market share by selling a broad line of products to the Company's current customers; (ii) introduce new products based on applying existing high-technology concepts to commercial and residential products; and (iii) increase operating efficiencies.

  Elite, the predecessor of the Company, was incorporated on July 2, 1986 in the State of Nevada. Effective December 29, 1995, Elite acquired FFI, in a stock for stock exchange. Prior to the acquisition of FFI, Elite was a "public shell" company, with no significant operations or assets. The acquisition of FFI was accounted for as a reverse acquisition. Under a reverse acquisition, FFI is treated for accounting purposes as having acquired Elite and the historical financial statements of FFI become the historical financial statements of Elite. Therefore, all references to the historical activities of the Company refer to the historical activities of FFI.

  Effective January 29, 1996, Elite changed its domicile to North Carolina through a reincorporation merger with and into the Company, which was a newly formed North Carolina corporation and wholly owned subsidiary of Elite. As part of the reincorporation merger, Elite changed its name to Flanders Corporation. The reincorporation merger did not result in any material change in the Company's business, management, assets, liabilities or net worth.

  The Company's headquarters are located at 531 Flanders Filters Road, Washington, North Carolina 27889, (919) 946-8081.

                                  THE OFFERING

Common Stock Offered by the Company............... 1,600,000 shares
Common Stock Registered on behalf of the Selling
 Shareholders..................................... 1,333,889 shares
Common Stock Outstanding after the Offering....... 17,551,548 shares(1)
Common Stock Outstanding before the Offering...... 15,951,548 shares
Use of Proceeds................................... Repayment of debt. See "Use of Proceeds." The Company
                                                   will not receive any
                                                   proceeds from the sale of
                                                   shares by the Selling
                                                   Shareholders, when, as and
                                                   if such shares are offered
                                                   for sale.
Risk Factors...................................... Prospective purchasers of the Shares should carefully
                                                   consider the matters set
                                                   forth herein under "Risk
                                                   Factors."
Nasdaq Symbol..................................... FLDR

--------
(1) The foregoing excludes (i) 240,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any, (ii) 7,623,320 shares of Common Stock issuable upon exercise of outstanding stock options, (iii) 2,500,000 shares of Common Stock reserved for future issuance under the Company's Long Term Incentive Plan and Director Option Plan, (iv) 1,077,778 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes and convertible debentures, (v) 25,000 shares of Common Stock issuable upon exercise of outstanding warrants and (vi) Representative's Warrants to purchase 160,000 Shares of Common Stock. The exercise of any of the above described options or warrants may result in additional dilution. See "Management--Long-Term Incentive Plan," "Management--Director Option Plan," "Description of Capital Stock" and "Underwriting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary consolidated financial data for each of the fiscal years below, has been derived from the audited financial statements of the Company for the periods indicated. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Financial Statements." Interim period financial information has not been audited. All financial information has been adjusted to reflect the reverse acquisition of FFI. Under a reverse acquisition, FFI is treated for accounting purposes as having acquired the Company and the historical financial statements of FFI become the historical financial statements of the Company. See "Business--Acquisition History." The summary Pro-Forma Data presented here was derived from, and should be read in conjunction with, the Unaudited Pro-Forma Financial Data included elsewhere in this Prospectus. The Unaudited Pro-Forma Statement of Operations Data give effect to the Acquisitions as if the Acquisitions had occurred on January 1, 1995 and the Unaudited Pro-Forma Balance Sheet Data give effect to the Acquisitions as if the same had occurred on December 31, 1995. See "Selected Consolidated Financial Data."

STATEMENT OF OPERATIONS DATA

  For the years ended December 27, 1991, December 31, 1992, December 31, 1993, December 30, 1994 and December 31, 1995 and the nine months ended September 30, 1995 and 1996 and pro-forma for the year ended December 31, 1995 and the nine months ended September 30, 1996.

                                                                                             PRO-     PRO-
                                                                    09/30/95    09/30/96   FORMA(1) FORMA(1)
                           1991    1992    1993    1994     1995   (UNAUDITED) (UNAUDITED) 12/31/95 09/30/96
                          ------- ------- ------- -------  ------- ----------- ----------- -------- --------
Net sales...............  $18,257 $20,757 $20,569 $26,072  $38,494   $28,250     $40,695   $107,984 $95,860
Cost of goods sold......   12,577  14,682  14,065  18,845   28,953    20,944      30,327     81,045  71,893
Gross profit............    5,680   6,075   6,504   7,227    9,541     7,305      10,368     26,939  23,967
Operating expenses......    4,946   5,411   6,695   7,239    7,263     5,221       6,988     20,438  16,791
Operating income........      911     915     356     622    2,419     2,084       3,380      6,642   7,176
Earnings before income
 taxes..................      572     451      25     171    1,830     1,560       3,586      4,501   6,736
Income taxes............      238     207      15     176      684       615       1,373      1,782   2,440
Income (loss) from
 continuing operations..      334     244      10      (5)   1,146       945       2,213      2,719   4,296
Cumulative effect of
 accounting changes.....      --      --      307     --       --        --          --         --      --
Extraordinary items.....      238      89     --      --       --        --          --         --      --
                          ------- ------- ------- -------  -------   -------     -------   -------- -------
Net earnings (loss).....  $   572 $   333 $   317 $    (5) $ 1,146   $   945     $ 2,213   $  2,719 $ 4,296
                          ======= ======= ======= =======  =======   =======     =======   ======== =======
Earnings per common and
 common equivalent and
 shares from continuing
 operations.............  $  0.03 $  0.03 $   --  $   --   $  0.12   $  0.10     $  0.13   $   0.21 $  0.23
                          ======= ======= ======= =======  =======   =======     =======   ======== =======
Earnings per common and
 common equivalent
 share..................  $  0.06 $  0.03 $  0.03 $   --   $  0.12   $  0.10     $  0.13   $   0.21 $  0.23
                          ======= ======= ======= =======  =======   =======     =======   ======== =======
Weighted average common
 and common equivalent
 shares outstanding.....    9,654   9,654   9,654   9,693    9,832     9,693      16,975     13,203  18,587
                          ======= ======= ======= =======  =======   =======     =======   ======== =======

--------
1. The unaudited Pro-Forma Statement of Operations includes the Acquisitions as if they had occurred at the beginning of the period and are presented for informational purposes only. They do not purport to represent what the results of operations would have been for the applicable period had the Acquisitions, in fact occurred at the beginning of the period, or to project the results of operations for any future period.

BALANCE SHEET DATA

  As of December 27, 1991, December 31, 1992, December 31, 1993, December 30, 1994, December 31, 1995, September 30, 1996 and September 30, 1996.

                                                                                     PRO-FORMA
                                                              9/30/96   PRO-FORMA   AS ADJUSTED
                          1991   1992   1993   1994   1995  (UNAUDITED) 9/30/96(1) 09/30/96(1)(2)
                         ------ ------ ------ ------ ------ ----------- ---------- --------------
Working Capital......... $1,187 $  788 $  675 $  349 $4,030   $21,963    $25,869      $25,869
Total Assets............ 10,259 11,026 12,213 14,414 18,529    85,487     89,393       89,393
Long-Term
 Obligations(3).........  2,657  2,258  1,803  1,892  1,761    39,134     43,134       21,134
Total Shareholders
 Equity.................  3,264  3,612  3,967  3,953  8,208    21,801     22,107       44,107

--------
(1) Gives pro-forma effect to the October Offering. See Note 6 to the Company's Unaudited Consolidated Condensed Interim Financial Statements.

(2) As adjusted to reflect the receipt and initial application of the estimated net proceeds from the sale of 1,600,000 shares of Common Stock offered hereby at an assumed offering price of $10.00 per share. Also assumes that $8,000,005 of cash received in the September Offering and the October Offering, subject to rescission rights in favor of certain investors after January 15, 1997 if a Registration Statement under the Securities Act of 1933 is not declared effective as of January 15, 1997 will be available to the Company upon completion of the Offering. If such a Registration Statement is not declared effective, and the investors exercise their rights of rescission, pro-forma as adjusted working capital would be $18,269,000, pro-forma as adjusted total assets would be $81,793,000 and pro-forma as adjusted total shareholders' equity would be $36,507,000. The Company has set aside the funds to satisfy the rescission rights from the proceeds received from the investors with such rights in the September/October Offerings, consisting of a total of $8,000,005. Such cash has been classified on the Company's balance sheet as "restricted cash."
(3) Consists of long-term-debt, including current portion, convertible debt and committed capital.

                                 RISK FACTORS

  Investment in the Shares offered hereby involves a high degree of risk including, but not limited to, the risk factors described below. Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and the Offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the Shares.

NEED FOR ADDITIONAL FINANCING FOR FUTURE ACQUISITIONS

  The Company believes that the revenues from current operations along with the proceeds from this Offering will provide the Company with sufficient capital to fund continuing operations for the foreseeable future. However, to continue its growth through acquisition, substantial additional debt or equity financing may be needed. There can be no assurance that the Company will be able to obtain additional debt or equity capital to meet its future requirements on satisfactory terms, if at all. Failure to obtain sufficient capital could materially adversely affect the Company's acquisition strategy. See "Management's Discussion and Analysis of Financial Condition" and "Results of Operations-Liquidity and Capital Resources."

INTEGRATION OF ACQUIRED COMPANIES

  FFI, CSC, AirSeal and Precisionaire have been separate companies and were managed separately prior to their acquisition by the Company. Consequently, these companies have operated under different management philosophies, management teams and marketing strategies. Integration of these companies may significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to accommodate integration of these companies. Failure to successfully integrate these companies could materially adversely affect the Company's business and results of operation. Additionally, an essential component of the Company's acquisition strategy is improving the operating efficiency, output and capacity of each acquired company and the facilities they operate. This process may include the repair or replacement of outdated and inefficient equipment in order to improve operations and output. There can be no assurance that the Company can improve the efficiency of the acquired companies in a cost effective manner. Failure to do so, could materially adversely affect the Company's business and results of operations.

NEED FOR TECHNICAL EMPLOYEES

  The Company's future operating results depend in part upon its ability to retain and attract qualified engineering, manufacturing, technical, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect the Company's business and results of operations. The Company's expansion may also significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. See "Management."

MANAGEMENT OF GROWTH

  The Company's revenues increased by approximately 26% from 1993 to 1994, and by approximately 47% from 1994 to 1995. With the Acquisitions, the Company's pro-forma average monthly revenues through September 30, 1996 have more than doubled compared to monthly revenues of the Company in 1995 without the acquisitions. There can be no assurance that the Company will continue to expand at this rate, or at all. If the Company does continue to grow, the additional growth will place burdens on management to manage such growth while maintaining the Company's profitability. Additional growth may require the Company to recruit and train additional management personnel in the areas of corporate management, sales, accounting, marketing, research and development and operations. There can be no assurance that the Company will be able to do so.

TECHNOLOGICAL CHANGE; IMPORTANCE OF TIMELY PRODUCT INTRODUCTION

  The high-performance filtration industry is subject to technological change and new product introductions and enhancements. Through September 30, 1996, approximately 24% of the Company's revenues on a pro-forma basis resulted from sales of high-performance filtration products. The Company's ability to remain competitive in this market will depend in part upon its ability to anticipate such technological changes, develop new and enhanced filtration systems and introduce these systems at competitive prices in a timely and cost-efficient manner. There can be no assurance that the Company will successfully anticipate future technological changes or that technologies or systems developed by others will not render the Company's technology obsolete. In addition, new product introductions or enhancements by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Increased competitive pressure could also lead to intensified price-based competition resulting in lower prices and profit margins, which could materially adversely affect the Company's business and results of operations. See "Business."

ACQUIRING AND MAINTAINING EQUIPMENT

  The Company uses technologically advanced equipment, for which manufacturers may have limited production capability or service experience, which could result in delays in the acquisition and installation of such equipment or extended periods of down-time in the event of malfunction or equipment failure. Any such extended period of down-time for any critical equipment could have a material adverse impact on the Company, its financial condition and operations.

FLUCTUATION OF QUARTERLY OPERATING RESULTS

  Historically, the Company's business has been seasonal, with a substantial percentage of its sales occurring during the first quarter and fourth quarter of each year. The recent Acquisitions by the Company appear to be counter cyclical, with a greater percentage of their sales occurring in the summer months. The Company believes period-to-period comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition" and "Results of Operations."

POTENTIAL ENVIRONMENTAL RISKS

  The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on the Company.

  Additionally, FFI is currently subject to certain environmental claims by the State of North Carolina. The Company estimates that any liability resulting from any alleged contamination will not exceed $200,000, based upon an environmental survey conducted by Aquaterra, Inc.; however, there can be no assurance that the liability will not exceed the projected amount. Robert Amerson, Steven Clark and Thomas Allan (directors, officers and shareholders of the Company) have contractually agreed to indemnify the Company up to approximately $975,000 with respect to the claims by the State of North Carolina, however, there can be no assurance that the amount of this indemnification will be sufficient to cover the aggregate of liabilities asserted by the State of North Carolina. To the extent the Company incurs costs or becomes subject to any liability with respect to such claims, it must tender such claim to Messrs. Allan, Amerson and Clark to receive such indemnified amounts.

PRODUCT LIABILITY; DEVELOPMENT OF NEW PRODUCTS

  The Company is subject to possible liability for damages arising from filter failure and failure of a new product to perform as specified. Any such liability could damage the Company's reputation and/or have a material adverse effect on the Company's business and/or financial condition. The Company also plans to develop new products as part of its strategy to increase the size and customer base of the air filtration market. There can be no assurance that the Company will be successful in developing the new products or that any product developed will be commercially viable. See "Business--Strategies."

ACQUISITION STRATEGY

  The Company's acquisition strategy exposes the Company to the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although the Company generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable. The Company has no current plans regarding any material acquisitions.

COMPETITION

  The Company currently faces significant competition in its business activities, and this competition may increase as new competitors enter the market. Several of these competitors may have longer operating histories and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new entrant companies. See "Business --Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's financial performance will depend in significant part upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has entered into employment agreements with each of Robert Amerson, its President, Steven K. Clark, its Vice President and Chief Financial Officer and Gustavo Hernandez, its Vice-President of Operations. The loss of any key person could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company maintains $2,000,000 worth of "key man" life insurance on Robert Amerson and Steven Clark. See "Management."

CONTROL BY MANAGEMENT

  Immediately following the completion of the Offering, the Directors and executive officers of the Company will continue to own approximately 44% of the outstanding Common Stock of the Company. Such shareholders may effectively control the business and affairs of the Company. Furthermore, Robert Amerson and Steven Clark have options to purchase 80% of the shares of Common Stock of the Company owned by A. Russell Allan, III and Thomas T. Allan (representing approximately 43% of the Company's outstanding shares). Additionally, management currently owns options, which if exercised, will result in management owning an aggregate of approximately 62.74% of the outstanding Common Stock of the Company. See "Principal Shareholders."

NO DIVIDENDS

  The Company has not declared or paid, and does not plan to declare or pay, any cash or other dividends in the foreseeable future. It is anticipated that any earnings will be retained to finance the Company's operations and growth. Additionally, the Company is prohibited from paying dividends without the prior written consent of NationsBank, N.A., under its revolving credit line. See "Dividend Policy."

VOLATILITY OF STOCK PRICE

  The Company has only recently listed its Common Stock on the Nasdaq National Market System. The market price of the Company's Common Stock is therefore expected to be volatile for the foreseeable future. The Company believes factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Company's stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, has experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

EXERCISE OF OPTIONS; POSSIBLE ISSUANCE OF ADDITIONAL SHARES

  The exercise price of the Company's outstanding options may be less than the market price of the Company's Common Stock at the time such options are exercised. Accordingly, for the life of such options, the holders are given the opportunity to profit from a rise in the market price of such underlying stock without assuming the risk of ownership. So long as such options remain unexercised, the terms under which the Company could obtain additional equity financing may be adversely affected. Moreover, the holders of such options may be expected to exercise them at a time when the Company could in all likelihood be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such options. If the options are exercised, the interests of the Company's shareholders may be diluted proportionately.

  The Board of Directors has the power to issue Common Stock and/or Preferred Stock without shareholder approval, up to the number of authorized shares set forth in the Company's Articles of Incorporation. To date, the Company has granted options to employees, officers and directors of the Company representing 6,723,320 shares in the aggregate, all of which were exercisable as of December 3, 1996. See "Management." In addition, holders of the Company's Series A Convertible Debentures can convert such debentures into an aggregate of 277,778 shares of Common Stock at a conversion rate of $9.00 per share. Furthermore, the holders of the Company's 10% Convertible Notes can convert such notes into Common Stock on a per share basis at the lesser of 82% of the average bid and ask price for the immediately preceding seven (7) trading days or $9.00. As of November 27, 1996, such holders would receive approximately 490,000 shares of Common Stock, based on a conversion rate of 82% of the average bid and sale price of the Company's common stock for the preceding seven trading days ($8.16 per share). In connection with the Series A Convertible Subordinated Debentures, certain unrelated investors acquired warrants to purchase 25,000 shares of common stock at an exercise price of $9.63 per share. The Company has issued outstanding options and warrants to purchase 900,000 shares in aggregate to various underwriters and consultants. The issuance of additional shares by the Company in the future may result in a reduction of the book value or market price, if any, of the then outstanding Common Stock. Issuance of additional shares of Common Stock may reduce the proportionate ownership and voting power of existing shareholders.

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND STATE LAW

  The Company's Articles of Incorporation and Bylaws may discourage certain types of transactions that involve an actual or threatened change in control of the Company, unless approved by the Board of Directors of the Company. Additionally, the Company is subject to the Control Shares Acquisition Act of the State of North Carolina, which provides that any person who acquires "control shares" of a publicly held North Carolina corporation will not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation vote to grant such rights. This could deprive shareholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide. See "Anti-Takeover Effects of the Company's Articles and Bylaws."

  The Company's Board of Directors also has the authority to issue 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred

Stock. Furthermore, certain provisions of the Company's charter documents may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock."

DILUTION

  The assumed public offering price for the Shares offered hereby is substantially higher than the book value per share of the Shares. As a result, purchasers of the Shares will incur immediate and substantial dilution of $8.22 per share or 82.2%. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 17,551,548 shares of Common Stock outstanding (assuming no exercise of the Underwriters' Over-Allotment Option). Of these shares, 3,267,668 shares (including the 2,933,889 shares sold in this Offering) will be freely tradable without restriction under the Securities Act.

  As of December 20, 1996, there were stock options and warrants outstanding to purchase an aggregate of 7,648,320 shares of Common Stock at a weighted average exercise price of $3.46 per share, all of which are currently exercisable. In addition, the Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative's Warrant to purchase up to 160,000 shares of Common Stock at an exercise price equal to 120% of the public offering price set forth herein.

  Holders of the Company's Series A Convertible Debentures can convert such debentures into an aggregate of 277,778 shares of Common Stock at a conversion rate of $9.00 per share. Additionally, the holders of the Company's 10% Convertible Notes can convert such notes into Common Stock at the lesser of 82% of the average bid and ask price for the immediately preceding seven (7) trading days or $9.00. As of November 27, 1996, such holders would receive approximately 490,000 shares of Common Stock.

  Holders of approximately 4,567,484 shares of Common Stock, 1,333,889 of which are being registered herein, and holders of approximately 7,425,000 options or warrants to purchase Common Stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. The holders of such rights have not waived in writing their right to have shares included in this Registration Statement and such holders, therefore continue to retain such rights subject to the Underwriters right to limit the number of shares to be included herein. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on Form S-3, if such Form is available to the Company, subject to certain conditions and limitations.

  The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur could have an adverse affect on the prevailing market price of the Common Stock.

DEPENDENCE ON MANUFACTURER'S REPRESENTATIVES

  The majority of the Company's sales are to manufacturer's representatives and regional filtration distributors who offer their customers a complete line of air filtration products. Many of the Company's representatives and distributors have indicated a willingness to offer the Company's products exclusively now that the Company offers a broader range of products, however, the Company does not have any written agreements with such distributors that require exclusivity for the Company's entire product line. These representatives and distributors may decide to work exclusively with some other company for various reasons, thus, the current distribution channels would be unavailable. A lack of adequate distribution channels would adversely affect the Company's financial condition and operations. See "Business--Strategies."

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

  This Prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others (i) results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses); (ii) the Company's business strategy for expanding its market share of the air filtration industry; (iii) the Company's strategy to increase the size and customer base of the air filtration market; and (iv) the Company's ability to distinguish itself from its current and future competitors.

  These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the filtration market; (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) anticipated working capital or other cash requirements; (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market;
(v) product obsolescence due to the development of new technologies, and (vi) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events contemplated by the forward-looking statements contained in this Prospectus will in fact occur.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,600,000 shares of Common Stock offered hereby, at an assumed public offering price of $10 per share, are estimated to be approximately $14,000,000 (approximately $16,200,000 if the Underwriters' Over-Allotment Option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale, if any, of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders."

  The Company intends to use all of the net proceeds of this Offering to repay a portion of the principal and accrued interest on certain outstanding indebtedness to NationsBank, comprised of a revolving line of credit and a term loan. As of November 30, 1996 the outstanding principal amounts under the revolving line of credit and the term loan were approximately $15,000,000 and $5,000,000, respectively. The revolving line of credit bears interest based at the NationsBank prime rate plus 1.0% (9.25% per annum as of November 30, 1996) and matures in September, 1998. The term loan bears interest at the NationsBank prime rate plus 1.5% (9.75% per annum as of November 30, 1996) and matures in September, 1998. Of the revolving loan and the term loan, $9,006,000 and $6,500,000, respectively, were initially used to finance the acquisition of Precisionaire. If the Over-Allotment Option is exercised in full, the additional net proceeds so received will be used to repay any remaining amount of indebtedness to NationsBank.

  Pending their uses as set forth above, the net proceeds of this Offering will be invested in government securities or in short-term, investment-grade, interest-bearing securities.

  None of the net proceeds from the Offering will be available for working capital, however, the Company believes that it has sufficient funds available for working capital from operations and cash on hand to continue the operations of the Company for the forseeable future.

                                   DILUTION

  As of September 30, 1996, after giving pro-forma effect to the October Offering, the Company had a pro-forma net tangible book value of $9,641,685 or $0.60 per share of Common Stock, not including $8,000,005 subject to potential rescission rights if certain shares are not registered in a Registration Statement under the Securities Act of 1933 by January 15, 1997. Pro-forma net tangible book value per share of Common Stock represents the Company's pro-forma net worth less intangible assets, divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the Shares to be sold by the Company in the Offering (at an assumed price of $10.00 per share and the initial application of the net proceeds therefrom), the Company's adjusted pro-forma net tangible book value at September 30, 1996, assuming that this Registration Statement is declared effective before January 1997, and including the $8,000,005 subject to potential rescission, would have been $31,641,685 or $1.78 per share. This represents an immediate increase in pro-forma net tangible book value to existing shareholders of $1.18 per share and an immediate dilution of $8.22, or 82.2% to new investors. "Dilution" means the difference between the purchase price and the net tangible book value per share after giving effect to the Offering. The following table illustrates the dilution in pro-forma net tangible book value per share of Common Stock to new investors:

   Assumed Offering Price.........................................        $10.00
     Pro-forma net tangible book value before the Offering........  $0.60
     Increase in net tangible book value attributable to net
      proceeds of the Offering....................................  $0.75
     Increase in net tangible book value attributable to
      $8,000,005 no longer subject to potential right of
      rescission..................................................  $0.43
   Adjusted pro-forma net tangible book value after the Offering..        $ 1.78
                                                                          ------
   Dilution to new investors......................................        $ 8.22
                                                                          ======

  The foregoing excludes (i) 7,623,320 shares of Common Stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $3.43 per share (ii) 2,500,000 shares of Common Stock reserved for future issuance under the Company's Long Term Incentive Plan and Director Option Plan, (iii) 277,778 shares of Common Stock reserved for issuance upon conversion of certain convertible debentures at a conversion rate of $9.00 per share, (iv) 800,000 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes at a conversion price equal to the lower of (A) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or
(B) $9.00 (provided, however, that the conversion price shall not be less than $5.00), and (v) 25,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $9.63. The foregoing gives effect to the October Offering. The exercise of any of the above described options or warrants may result in additional dilution. See "Management--Long-Term Incentive Plan," "Management--Director Option Plan," "Description of Capital Stock" and "Underwriting and Plan of Distribution."

  The following table sets forth, at September 30, 1996, the differences in the total consideration paid and the average price per share paid between the existing stockholders and the new investors with respect to the shares of Common Stock to be issued by the Company:

                                   TOTAL SHARES    TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
   Existing Stockholders....... 15,938,348   90.9% $29,128,000   64.5%  $ 1.83
   New Investors...............  1,600,000    9.1% $16,000,000   35.5%  $10.00
                                ----------  -----  -----------  -----
     Total..................... 17,538,348  100.0% $45,128,000  100.0%
                                ==========  =====  ===========  =====

  If the Underwriter exercises its Over-Allotment Option in full, the Shares of Common Stock purchased by new investors would be 1,840,000; Percent of total shares purchased by new investors would be 10.3%; Total consideration paid by new investors would be $18,400,000; Percent of total consideration paid by new investors would be 38.7%; and average price per share paid by new investors would be $10.00.

                              MARKET INFORMATION

  The Company's Common Stock is listed on the Nasdaq National Market System under the symbol FLDR.

                          PRICE RANGE OF COMMON STOCK

  The following table sets forth, for the periods indicated, the high and low sale prices of the Common Stock as reported by the Nasdaq National Market System and the Nasdaq Small-Cap Market System. Such quotations do not include retail mark-ups, mark-downs, or other fees or commissions. The Company was listed on the Nasdaq National Market System on November 11, 1996. Prior to that time, the Company's Common Stock was traded on the Nasdaq Small-Cap Market System from April 8, 1996 to November 8, 1996. From February 27, 1996 through April 7, 1996, the Company was listed on the OTC Bulletin Board. Prior to February 27, 1996, there was no public market in the Company's Common Stock.

                                                                    HIGH   LOW
                                                                   ------ -----
   FISCAL YEAR 1996
   First Quarter ended March 31, 1996............................. $ 2.50 $5.00
   Second Quarter ended June 30, 1996.............................  10.00  5.00
   Third Quarter ended September 30, 1996.........................  10.50  9.00
   Fourth Quarter (through December 20, 1996).....................  10.25  8.38
                                                                   ------ -----

  On December 20, 1996, the closing price for the stock was $9 7/8. As of December 2 , 1996 there were approximately 400 holders of record of the Company's Common Stock; the Company estimates there are in excess of 590 beneficial owners of the Company's Common Stock.

                                DIVIDEND POLICY

  The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant. Under the terms of the revolving credit line with NationsBank, the Company cannot pay dividends without the prior written consent of NationsBank, N.A.

                                CAPITALIZATION

  The following table sets forth (i) the historical consolidated capitalization of the Company, (ii) the historical consolidated capitalization of the Company as adjusted to give effect, as of September 30, 1996, to the October Offering and (iii) the historical consolidated capitalization of the Company as adjusted to give effect, as of September 30, 1996, to the October Offering and the sale of 1,600,000 shares of Common Stock offered by the Company hereby (after deduction of underwriting discounts and commissions and estimated offering expenses). The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Financial Statements" included elsewhere in this Prospectus.

                      IN THOUSANDS EXCEPT PER SHARE DATA

                                                  AS OF SEPTEMBER 30, 1996
                                             ----------------------------------
                                                       PRO-       PRO-FORMA
                                             ACTUAL  FORMA(1) AS ADJUSTED(1)(2)
                                             ------- -------- -----------------
Current portion of long-term obligations,
 including notes payable.................... $ 2,279 $ 2,279       $ 2,279
Long-term debt, less current portion........  27,752  27,752        13,752
Convertible debt............................   6,500   6,500         6,500
Committed capital...........................   4,000   8,000           --
Stockholders' equity:
  Preferred stock, authorized 10,000,000
   shares of $0.001 par value,
   0 shares issued and outstanding..........     --      --            --
  Common Stock, authorized 50,000,000 shares
   of $0.001 par value, 15,459,905 shares
   issued and outstanding actual; 15,938,348
   shares issued and outstanding pro-
   forma(1)(3); 17,537,348 shares issued and
   outstanding pro-forma as
   adjusted(1)(2)(3)........................      15      16            18
  Additional paid-in capital................  14,794  15,099        37,097
  Retained earnings.........................   6,992   6,992         6,992
                                             ------- -------       -------
    Total stockholders' equity..............  21,801  22,107        44,107
                                             ------- -------       -------
      Total capitalization.................. $62,332 $66,638       $66,638
                                             ======= =======       =======

--------
(1) Gives pro-forma effect to the October Offering. See Note 6 to the Company's Unaudited Consolidated Condensed Interim Financial Statements.
(2) As adjusted to reflect the receipt and initial application of the estimated net proceeds from the sale of 1,600,000 shares of Common Stock offered hereby at an assumed offering price of $10.00 per share. Also assumes that $8,000,005 of cash received in the September Offering and the October Offering, subject to rescission rights in favor of certain investors after January 15, 1997 if a Registration Statement under the Securities Act of 1933 is not declared effective, as of January 15, 1997 will be available to the Company upon completion of the Offering. If such a Registration Statement is not declared effective and the investors exercise their rights of rescission, pro forma as adjusted working capital would be $18,269,000, pro forma as adjusted total assets would be $81,793,000 and pro forma as adjusted total shareholders' equity would be $36,507,000.
(3) The foregoing excludes (i) 7,623,320 shares of Common Stock issuable upon exercise of outstanding stock options, (ii) 2,500,000 shares of Common Stock reserved for future issuance under the Company's Long Term Incentive Plan and Director Option Plan, (iii) 1,077,778 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes and convertible debentures, and (iv) 25,000 shares of Common Stock issuable upon exercise of outstanding Warrants. The exercise of any of the above described options or warrants may result in additional dilution. See "Management--Long-Term Incentive Plan," "Management--Director Option Plan," "Description of Capital Stock" and "Underwriting and Plan of Distribution."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following Selected Consolidated Financial Data is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. The following selected consolidated financial data of the Company for the fiscal years ended December 27, 1991, December 31, 1992, December 31, 1993, December 30, 1994 and December 31, 1995 have been derived from the audited consolidated financial statements of the Company which were audited by McGladrey & Pullen, LLP, independent auditors. The selected consolidated financial data for the nine months ended September 30, 1995 and September 30, 1996 have been derived from the Company's unaudited Financial Statements, which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of operations for such periods, and is presented on a pro-forma basis to give effect to the Acquisitions. The results of the interim period are not necessarily indicative of the results of a full year.

SELECTED HISTORICAL OPERATIONS DATA

  For the years ended December 27, 1991, December 31, 1992, December 31, 1993, December 30, 1994 and December 31, 1995 and for the nine months ended September 30, 1995 and 1996

                      IN THOUSANDS EXCEPT PER SHARE DATA

                           1991    1992    1993    1994     1995   09/30/95 09/30/96
                          ------- ------- ------- -------  ------- -------- --------
Net sales...............  $18,257 $20,757 $20,569 $26,072  $38,494 $28,250  $40,695
Cost of goods sold......   12,577  14,682  14,065  18,845   28,953  20,944   30,327
Gross profit............    5,680   6,075   6,504   7,227    9,541   7,305   10,368
Operating expenses......    4,946   5,411   6,695   7,239    7,263   5,222    6,988
Operating income........      911     915     356     622    2,419   2,084    3,380
Earnings before income
 taxes..................      572     451      25     171    1,830   1,560    3,586
Income taxes............      238     207      15     176      685     615    1,373
Income (loss) from
 continuing operations..      334     244      10      (5)   1,145     945    2,213
Cumulative effect of
 accounting changes.....      --      --      307     --       --      --       --
Extraordinary items.....      238      89     --      --       --      --       --
                          ------- ------- ------- -------  ------- -------  -------
Net earnings (loss).....  $   572 $   333 $   317 $    (5) $ 1,145 $   945  $ 2,213
                          ======= ======= ======= =======  ======= =======  =======
Earnings per common and
 common equivalent share
 from continuing
 operations.............     0.03    0.03     --      --      0.12    0.10     0.13
                          ======= ======= ======= =======  ======= =======  =======
Earnings per common and
 common equivalent
 share(1)...............  $  0.06 $  0.03 $  0.03 $   --   $  0.12 $  0.10  $  0.13
                          ======= ======= ======= =======  ======= =======  =======
Weighted average common
 and common equivalent
 shares outstanding.....    9,654   9,654   9,654   9,693    9,832   9,693   16,975
                          ======= ======= ======= =======  ======= =======  =======

--------
1. Supplemental Earnings per Share. Assuming the Offering, and the repayment of debt from the proceeds thereof, had occurred on January 1, 1996, net income for the nine months ended September 30, 1996, would have been $2,393,519, or $0.14 per share ($0.14 fully diluted), on 16,862,415
   (17,441,285 fully diluted) shares common and common equivalent shares outstanding. Assuming the Offering, and the repayment of debt from the proceeds thereof, had occurred on January 1, 1995, net income for the year ended December 31, 1995, would have been $1,538,132, or $0.15 per share, on 10,532,535 shares outstanding.

SELECTED HISTORICAL BALANCE SHEET DATA
  As of December 27, 1991, December 31, 1992, December 31, 1993, December 30, 1994, December 31, 1995 and September 30, 1996

                                 1991    1992    1993    1994    1995   9/30/96
                                ------- ------- ------- ------- ------- -------
                                                (000'S OMITTED)
Working capital................ $ 1,187 $   788 $   675 $   349 $ 4,030 $21,963
Total assets...................  10,259  11,026  12,213  14,414  18,529  85,487
Long-term obligations(1).......   2,657   2,258   1,803   1,892   1,761  39,134
Total shareholders equity......   3,264   3,612   3,967   3,953   8,208  21,801

--------
(1) Long-term obligations includes long-term debt, current portion of long-term debt, convertible debt and committed capital.

                   UNAUDITED PRO-FORMA FINANCIAL INFORMATION

  The Unaudited Pro-Forma Consolidated Statement of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 (the "Unaudited Pro-Forma Consolidated Financial Statements") are set forth below.

  The Unaudited Pro-Forma Statements of Operations present the combined results of the Company, Precisionaire, CSC and AirSeal as though the Acquisitions had occurred at January 1, 1995, and include only adjustments directly attributable to the Acquisitions, such as additional depreciation from the write-up of assets attributable to the purchase, additional amortization due to recognition of goodwill from the Acquisitions, decrease in rental expense for certain land and buildings leased by the acquired companies which were acquired as part of the Acquisitions, additional interest expense from financing the Acquisitions, and decrease in compensation expense to non-recurring salaries paid to former shareholders of the acquired companies. The Unaudited Pro-Forma Statements of Operations are presented for informational purposes only and do not purport to represent what the results of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 would have been had the Acquisitions, in fact, occurred at January 1, 1995, or to project the results of operations for any future period.

  The Acquisitions have been accounted for as "purchases" for accounting and reporting purposes.

PRO-FORMA STATEMENTS OF OPERATIONS

  Nine Months Ended September 30, 1996 (in thousands, except per share data)

                                    PRE-ACQUISITION   PRO-FORMA                                    PRO-FORMA
                         HISTORICAL   HISTORICAL     ADJUSTMENTS     PRO-FORMA      HISTORICAL   PRECISIONAIRE   TOTAL
                          COMPANY    CSC & AIRSEAL  CSC & AIRSEAL W/ CSC & AIRSEAL PRECISIONAIRE  ADJUSTMENTS  PRO-FORMA
                         ---------- --------------- ------------- ---------------- ------------- ------------- ---------
Net sales...............  $40,695       $2,203          $--           $42,898         $52,962        $ --       $95,860
Cost of goods sold......   30,327        1,681           --            32,008          39,885          --        71,893
                          -------       ------          ----          -------         -------        -----      -------
 Gross profit...........   10,368          522           --            10,890          13,077          --        23,967
Other Operating
 Revenue................      --           --            --               --              --           --           --
General and
 administrative
 expenses...............    6,988          481           (67)/1/        7,403           9,874         (486)/2/   16,791
                          -------       ------          ----          -------         -------        -----      -------
Operating income........    3,380           41            67            3,487           3,203          486        7,176
Nonoperating income
 (expense):
 Interest income........        3            1           --                 4             --           --             4
 Other income...........      494            7           --               501             418          --           919
 Interest expense.......     (290)          (3)          --              (293)           (212)        (858)/3/   (1,363)
                          -------       ------          ----          -------         -------        -----      -------
                              207            5           --               212             206         (858)        (439)
                          -------       ------          ----          -------         -------        -----      -------
 Income before income
  taxes.................    3,586           46            67            3,699           3,409         (372)       6,736
Income taxes............    1,373           19            25            1,417           1,163         (140)       2,440
                          -------       ------          ----          -------         -------        -----      -------
 Net income.............  $ 2,213       $   27          $ 42          $ 2,282         $ 2,246        $(232)     $ 4,296
                          =======       ======          ====          =======         =======        =====      =======
Earnings per share--
 Primary................  $  0.13                                                                               $  0.24
                          =======                                                                               =======
Earnings per share--
 Fully Diluted..........  $  0.13                                                                               $  0.22
                          =======                                                                               =======
Average shares--
 Primary................   16,396                                                                    1,813/4/    18,209
                          =======                                                                    =====      =======
Average shares--Fully
 Diluted................   16,975                                                                    2,725/4/    19,700
                          =======                                                                    =====      =======

--------
(1) Consists of $21,542 and $22,396 of additional depreciation for the write-up of fixed assets to market value of AirSeal and CSC, respectively; $9,000 and $1,877 of additional amortization of goodwill for AirSeal and CSC, respectively; $33,315 and $43,314 of reduced rents due to property acquired as part of the acquisition of AirSeal and CSC, respectively; and $44,718 of non-recurring compensation paid to a shareholder of AirSeal not actively involved in the business, whose position was contractually removed in the purchase agreement with the intent that no replacement would be hired for the position. Adjustments are for five months and three months of operations prior to the acquisition of AirSeal and CSC, respectively. The Company recognized $1,173,750 and $716,179 of goodwill with respect to the acquisition of AirSeal and CSC, respectively. Goodwill for both transactions is being amortized on a straight-line basis over 40 years.
(2) Consists of $374,840 of additional depreciation due to write-up of fixed assets to market value, $126,947 of additional amortization of write-up of intangible assets to market value and goodwill from the acquisition of Precisionaire, $273,067 of reduced rental expense to reflect the purchase of the Terrell, Texas facility, and $714,415 of reduced compensation expense to reflect the non-recurring salaries of previous Precisionaire shareholders, whose positions were contractually removed in the purchase agreement with the stated intent that no replacements would be hired. The Company recognized $9,534,286 of goodwill with respect to the acquisition of Precisionaire. Goodwill from the acquisition of Precisionaire is being amortized on a straight-line basis over 40 years.
(3) Interest was calculated by assuming that the Acquisitions and the private offerings had been completed, and the NationsBank credit facility had been in place at January 1, 1996. The interest rates used were the weighted average prime rate for NationsBank (8.5%) over the year plus 1.5% and 1.0% for the $6,500,000 term loan and the $25,000,000 revolving credit line, respectively; 10.0% for the 10% Convertible Notes; and 18.0% for the Series A Convertible Subordinated Debentures.
(4) Assuming that the shares issued in the private offerings and the Acquisitions were issued on January 1, 1995, leads to the following increases in weighted average common and common equivalent shares outstanding.

                                                              INCREASE IN
                                                           NUMBER OF SHARES
                                                        -----------------------
                     TRANSACTION                         PRIMARY  FULLY DILUTED
                     -----------                         -------  -------------
Private placement of 500,000 shares completed on Janu-
 ary 24, 1996.........................................     44,000      44,000
Purchase of CSC.......................................        -0-      55,000
Private placement of 1,537,000 shares completed on
 June 3, 1996.........................................    869,000     869,000
Purchase of AirSeal...................................        -0-      91,000
Purchase of Precisionaire.............................        -0-     766,000
Private placement of 900,000 shares completed on Sep-
 tember 30, 1996......................................    900,000     900,000
                                                        ---------   ---------
                                                        1,813,000   2,725,000
                                                        =========   =========

                PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 1995
        (UNAUDITED AND HISTORICAL, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      HISTORICAL
                         --------------------------------------
                           THE                                   PRO-FORMA      PRO-
                         COMPANY   CSC    AIRSEAL PRECISIONAIRE ADJUSTMENTS    FORMA
                         -------  ------  ------- ------------- -----------   --------
Net Sales............... $38,494  $5,077  $2,603     $61,810      $           $107,984
 Cost of goods sold.....  28,953   3,335   1,554      47,203          --        81,045
                         -------  ------  ------     -------      -------     --------
 Gross profit...........   9,541   1,742   1,049      14,607          --        26,939
Other operating
 revenue................     141     --      --          --           --           141
General and
 administrative
 expenses...............   7,263   1,659     813      11,497          794(1)    20,438
                         -------  ------  ------     -------      -------     --------
Operating income........   2,419      83     236       3,110          794        6,642
                         -------  ------  ------     -------      -------     --------
Nonoperating income
 (expense):
 Interest income........     --       29     --          --           --            29
 Other income...........      44      67       3         132          --           246
 Interest (expense).....    (633)     (8)    --         (391)      (1,384)(2)   (2,416)
                         -------  ------  ------     -------      -------     --------
                            (589)     88       3        (259)      (1,384)      (2,141)
                         -------  ------  ------     -------      -------     --------
Income before income
 taxes..................   1,830     171     239       2,851         (590)       4,501
Income tax (benefit)....     684      60      91       1,171         (224)       1,782
                         -------  ------  ------     -------      -------     --------
Net income.............. $ 1,146  $  111  $  148     $ 1,680      $  (366)    $  2,719
                         =======  ======  ======     =======      =======     ========
Earnings per weighted
 average share,
 primary................ $  0.12                                              $   0.20
Earnings per weighted
 average share, fully
 diluted................ $  0.12                                              $   0.18
                         =======                                              ========
Weighted average common
 and common equivalent
 shares outstanding,
 primary................   9,832                                    4,028(3)    13,860
Weighted average common
 and common equivalent
 shares outstanding,
 fully diluted..........   9,832                                    5,064(3)    14,896
                         =======                                  =======     ========

--------
(1) Consists of: $319,713, $66,921 and $75,990 of additional depreciation for the write-up of fixed assets to market value of Precisionaire, AirSeal and CSC, respectively; $238,357, $29,344 and $17,905 of additional amortization of goodwill for Precisionaire, AirSeal and CSC, respectively; $64,193 and $121,495 of reduced rents due to property acquired as part of the acquisition of AirSeal and CSC, respectively; and $1,293,681 and $63,140 of non-recurring compensation paid to shareholders of Precisionaire and AirSeal, respectively whose positions were contractually removed in the respective purchase agreements with the intent that no replacements would be hired. The Company recognized $1,173,759, $716,179 and $9,534,286 of goodwill with respect to the acquisition of AirSeal, CSC and Precisionaire, respectively. Goodwill from the acquisitions is being amortized on a straight-line basis over 40 years.
(2) Interest was calculated by assuming that the Acquisitions and the prior offerings had been completed, and the NationsBank credit facility had been in place at January 1, 1995. The interest rates used were the weighted average prime rate for NationsBank (8.5%) over the year plus 1.5% and 1.0% for the $6,500,000 term loan and revolving credit line, respectively; 10.0% for the 10% Convertible Notes; and 18.0% for the Series A Convertible Subordinated Debentures.
(3) Assuming that the shares issued in the Private Offerings and the Acquisitions were issued on January 1, 1995, leads to the following increases in weighted average common and common equivalent shares outstanding:

                                                                INCREASE IN
TRANSACTION                                                  NUMBER OF SHARES
-----------                                                 -------------------
                                                                        FULLY
                                                             PRIMARY   DILUTED
                                                            --------- ---------
Private placement of 1,100,000 shares completed on
 December 29, 1995........................................  1,091,000 1,091,000
Private placement of 500,000 shares completed on January
 24, 1996.................................................    500,000   500,000
Purchase of CSC...........................................          0   100,000
Private placement of 1,537,000 shares completed on June 3,
 1996.....................................................  1,537,000 1,537,000
Purchase of AirSeal.......................................          0   150,000
Purchase of Precisionaire.................................          0   786,000
Private placement of 900,000 shares completed on September
 30, 1996.................................................    900,000   900,000
                                                            --------- ---------
                                                            4,028,000 5,064,000
                                                            ========= =========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and the notes thereto and the Company's Pro-Forma Financial Statements and the notes thereto, all included elsewhere herein. Unless otherwise stated, the following discussion does not include the financial results or information of Precisionaire for the periods indicated. The information set forth in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" includes forward-looking statements that involve risks and uncertainties. Many factors could cause actual results to differ materially from those contained in the forward-looking statements below. See "Risk Factors--Forward Looking Statements and Associated Risks."

OVERVIEW

  The Company is an air filtration product company engaged in designing, manufacturing and marketing high performance air filtration products and related products, services and equipment. During the last year, the Company has experienced significant growth in its HEPA filter business and from the acquisition of other air filtration companies. Flanders Airpure Products Company, LLC, was organized on February 24, 1994 and it is a sixty-three percent (63%) subsidiary of Flanders Filters, Inc. Flanders Airpure West, Inc. was organized on March 25, 1996 and is a wholly owned subsidiary of Flanders Filters, Inc. Flanders Airpure Products Company, L.L.C. and Flanders Airpure West, Inc. (collectively, "Airpure"), manufacture and market industrial and commercial bags, pleats and industrial grade HEPA filters. As of May 31, 1996, the Company acquired CSC, and on June 15, 1996, acquired AirSeal. As of September 23, 1996, the Company acquired Precisionaire. CSC specializes in the manufacture of high-end charcoal filters and containment environments, and has a service arm. AirSeal produces customized mid-range housings and HVAC equipment. Precisionaire manufactures air filters and related products for commercial and residential air conditioning and heating systems. The results of operations for the acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company's historical results of operations for the periods presented should be evaluated specifically in the context of the Acquisitions. Additionally, neither the historical nor the pro forma results of operations fully reflect the operating efficiencies and improvements that are expected to be achieved by integrating the acquired businesses into the Company's operations. In particular, the Unaudited Pro-Forma Consolidated Statements of Operations do not purport to represent the operations of the Company had the Acquisitions, in fact, occurred at the beginning of the respective periods, or to project the results of operations for any future period. There can be no guarantee that the Company will be able to achieve these gains in efficiency.

  The Company believes the Acquisitions will have a positive impact on its future results of operations and accordingly believes that the Company's historical results should be considered in conjunction with the pro forma financial statements and the notes thereto included elsewhere herein.

RESULTS OF OPERATIONS

Three Months Ended September 30, 1995 Compared to September 30, 1996

  The following table summarizes the Company's results of operations as a percentage of net sales for the three months ended September 30, 1995 and 1996.

                                                         THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      -------------------------
                                                         1995          1996
                                                      -----------  ------------
   Net sales......................................... 9,319 100.0% 14,453 100.0%
   Gross profit...................................... 2,336  25.1   3,901  27.0
   Operating expenses................................ 1,669  17.9   2,440  16.9
   Operating income..................................   667   7.2   1,461  10.1
   Income before income taxes........................   530   5.7   1,420   9.8
   Income taxes......................................   224   2.4     555   3.8
   Net income........................................   306   3.3     865   6.0

  Net sales: Net sales for the three months ended September 30, 1996 increased by $5,134,000, or 55.1%, to $14,453,000, from $9,319,000 for the three months ended September 30, 1995. The increase was due primarily to the acquisition of CSC and AirSeal, which accounted for $2,818,000 of the increase in sales. The remaining increase of $2,316,000 was due to increases in sales to both new and existing customers.

  Gross Profit: Gross profits for the three months ended September 30, 1996 increased by $1,565,000, or 67.0%, to $3,901,000, which represented 27.0% of net sales, compared to $2,336,000, or 25.1% of net sales for the three months ended September 30, 1995. The primary reason for the increase in gross profit margin was the increase in operating efficiency associated with focusing each manufacturing facility on a particular type of product, which reduced direct costs in the following areas: reduced down time due to switching lines between products; eliminated individual lot inventory tracking at the Company's Washington, NC facility by moving all containment environment manufacturing operations to CSC's plant in Bath, NC; and other increases in efficiencies achieved through reduced training and coordination time at each location as a result of reducing the number of certification and training hours by producing fewer types of products at each facility.

  Operating expenses: Operating expenses increased by $771,000, or 46.2%, to $2,440,000, compared to $1,669,000 for the three months ended September 30, 1996 and 1995, respectively. Of this increase, $327,000 was due to the acquisition of CSC and AirSeal. The remaining $444,000 of this increase was due to additional sales, marketing and commission expense associated with the increase in sales, salaries for new positions in financial administration, support and sales, and other operational expenses. Operating expenses decreased as a percentage of net sales, to 16.9%, compared to 17.9% for the quarters ended September 30, 1996 and 1995, respectively. This decrease in operating expenses as a percentage of net sales was due to the spreading of fixed costs over a larger revenue base.

  Income taxes: Income tax expense increased by $331,000, or 147.8%, to $555,000, or 39.1% of net income before income taxes, for the three months ended September 30, 1996, compared to $224,000, or 42.3% of net income before income taxes, for the three months ended September 30, 1995.

  Net income: Net income increased $559,000, or 182.7%, to $865,000, or $.05 per share, from $306,000, or $.03 per share, for the three months ended September 30, 1996 and 1995, respectively.

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO SEPTEMBER 30, 1996

  The following table summarizes the Company's results of operations as a percentage of net sales for the nine months ended September 30, 1995 and 1996.

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
   Net sales........................................ 28,250 100.0% 40,695 100.0%
   Gross profit.....................................  7,305  25.9  10,368  25.5
   Operating expenses...............................  5,222  18.5   6,988  17.2
   Operating income.................................  2,084   7.4   3,380   8.3
   Income before income taxes.......................  1,560   5.5   3,586   8.8
   Income taxes.....................................    615   2.2   1,373   3.4
   Net income.......................................    945   3.3   2,213   5.4

  Net sales: Net sales for the nine months ended September 30, 1996 increased by $12,445,000, or 44.1%, to $40,695,000 compared to $28,250,000 for the nine months ended September 30, 1995. Approximately $4,688,000 of the increase was due to the acquisition of CSC and AirSeal. The remaining increase of $7,757,000 was due to increased sales to new and existing customers.

  Gross Profit: Gross profits for the nine months ended September 30, 1996 increased by $3,063,000, or 41.9%, to $10,368,000, which represented 25.5% of net sales, compared to $7,305,000, which represented 25.9% of net sales for the nine months ended September 30, 1995.

  Operating expenses: Operating expenses increased by $1,766,000, or 33.8%, to $6,988,000 from $5,222,000 for the nine months ended September 30, 1996 and 1995, respectively. Of this increase, $761,000 was due to the acquisition of CSC and AirSeal. The remaining $1,005,000 of this increase was due to additional sales, marketing and commission expense associated with the increase in sales, salaries for new positions in financial administration, support and sales, and other operational expenses. Operating expenses decreased as a percentage of net sales, to 17.2%, compared to 18.5% for the nine months ended September 30, 1996 and 1995, respectively. This decrease in operating expenses as a percentage of net sales is due to the spreading of fixed costs over a larger revenue base.

  Income taxes: For the nine months ended September 30, 1996, the Company's tax expense increased $758,000, or 123.3%, to $1,373,000, or 38.3% of income before income taxes, compared to $615,000, or 39.4% of income before income taxes for the nine months ended September 30, 1995.

  Net income: Net income for the nine months ended September 30, 1996 increased $1,268,000, or 134.2%, to $2,213,000, or $.13 per share, from
$945,000, or $.10 per share, for the nine months ended September 30, 1995.

YEAR ENDED DECEMBER 30, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  The following table summarizes the Company's results of operations as a percentage of net sales for the years ended December 31, 1994 and December 30, 1995.

                                                      YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 31, 1994   DECEMBER 30, 1995
                                          ------------------- ------------------
   Net sales............................. $  26,072    100.0% $  38,494   100.0%
   Gross profit..........................     7,227     27.7      9,541    24.8
   Operating expenses....................     7,239     27.8      7,263    18.8
   Operating income......................       622      2.4      2,419     6.3
   Income before income taxes............       171      0.7      1,830     4.8
   Income taxes..........................       176      0.7        684     1.8
   Net income............................        (5)     --       1,146     3.0

  Net Sales: Net sales for 1995 increased by $12,422,000, or 47.6% to $38,494,000 compared to $26,072,000 in 1994. This increase was due primarily to increased overall demand for the Company's products, several large contracts for end users, building facilities for semiconductor manufacturing, and approximately $4,500,000 of increased net sales from Airpure, a subsidiary established in 1994.

  Other Operating Revenue. Other operating revenue decreased $492,000, or 77.7%, to $142,000, compared to $634,000 in 1994. During 1994, the Company dissolved Foremost Freight, Inc., a nonprofitable subsidiary, and absorbed its remaining assets and liabilities, resulting in the elimination of $553,000 of freight revenue.

  Gross Profit: Gross profit for 1995 represented 24.8% of net sales, compared to 27.7% of net sales in 1994. The primary reasons for the decrease in gross profit margin percentage were: (i) the consolidation of operations of Airpure, whose products had been priced at lower margins (an average of 18.8%) in order to achieve entry into the mid-level ASHRAE products market, accounting for 1.1% of the 2.9% decrease in gross profit margin percentage; (ii) a temporary price increase in an essential component of the filtration media because a resource scarcity increased these costs to approximately $370,000 over budget for the year. The Company does not anticipate that shortages in these materials will result in any significant increased costs in the foreseeable future because the Company has increased the number of suppliers from which it purchases such materials, and the number of suppliers in the industry have also increased. Other normal fluctuations in materials prices and product mix accounted for the rest of the change in gross margin percentage.

  Operating Expenses: Operating expenses during 1995 increased 0.3% to $7,263,000, representing 18.8% of net sales, compared to $7,239,000 in 1994, which represented 27.8% of net sales. The Company is seeking to hold increases in operating expenses, except for new plants and acquisitions, to less than 20% of the rate of increase of revenues. Operating expenses included $375,000 and $150,000 in 1995 and 1994, respectively, of costs from settlement of lawsuits in December 1995 with two insurance companies, indemnified by certain officers and shareholders of the Company. See "Business--Legal Proceedings." Because these officers are deemed affiliates, this indemnification was deemed to be a capital contribution to offset expenses incurred by the Company, rather than as a decrease in expense, and was recorded as a debit to accrued liabilities and a credit to paid-in capital. There was no effect upon the cash flows from operations for recording this indemnification. If the settlement had been indemnified by non-affiliates operating expenses during 1995 would have declined 5.2%, to $6,888,000, or 17.9% of net sales, from $7,089,000, or
27.2% of net sales, during 1994, income tax expense would have increased approximately $146,000 and $58,000, respectively, and total stockholders' equity would have decreased approximately $204,000 and $58,000, respectively.

  Net Income (Loss): Net income for 1995 was $1,146,000, or $0.12 per share, compared to a net loss of $5,000, or $0.00 per share, for 1994. Net income decreased by $229,000 (after consideration of a tax benefit of $146,000) and $92,000 (after consideration of a tax benefit of $58,000) during 1995 and 1994, respectively, by the indemnified lawsuit settlement. Without these indemnified settlement expenses, net income would have been $1,375,000, or $0.14 per share, for 1995, compared to $87,000, or $0.01 per share, for 1994.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 30, 1994

  The following table summarizes the Company's results of operations as a percentage of net sales for the years ended December 31, 1993 and December 30, 1994

                                                    YEAR ENDED
                                        --------------------------------------
                                        DECEMBER 31, 1993  DECEMBER 30, 1994
                                        ------------------ -------------------
   Net sales........................... $  20,569   100.0% $  26,072    100.0%
   Gross profit........................     6,504    31.6      7,227     27.7
   Operating expenses..................     6,695    32.6      7,239     27.8
   Operating income....................       356     1.7        622      2.4
   Income before income taxes..........        25     0.1        171      0.7
   Income taxes........................        15     0.1        176      0.7
   Cumulative effect of accounting
    changes............................       307     1.5
   Net income..........................       317     1.5         (5)     --

  Net Sales: Net sales for 1994 increased by $5,503,000, or 26.8% to $26,072,000 compared to $20,569,000 in 1993. This increase was due primarily to increased overall demand for the Company's products, several large contracts for end users, building facilities for semiconductor manufacturing, and approximately $1,500,000 of net sales from Airpure, a newly established subsidiary.

  Gross Profit: Gross profit for 1994 represented 27.7% of net sales, compared to 31.6% of net sales in 1993. The primary reason for the decrease in gross profit margin percentage was the consolidation of start-up operations of Airpure, whose gross profit represented 12.8% of net sales, and normal fluctuations in materials prices and product mix.

  Operating Expenses: Operating expenses for the Company increased 8.1%, to $7,239,000 in 1994, compared to $6,695,000 in 1993. This 8.1% increase was primarily due to the addition of Airpure's operations in 1994, and $150,000 accrued for the resolution of the two lawsuits by insurance carriers against the Company. See "Business--Legal Proceedings."

  Net Income (Loss): The Company experienced a net loss of $5,000 in 1994, compared to net income of $317,000 in 1993. The loss in 1994 was the result of a larger than normal income tax expense due to an audit settlement with the Internal Revenue Service of $76,000. The $317,000 of net income in 1993 would have been net income of $10,000 except for a $307,000 one-time cumulative effect of accounting change related to the Company changing its method of accounting for income taxes.

PRO-FORMA COMBINED RESULTS OF OPERATIONS

  The Company's pro-forma combined results of operations reflect the acquisitions of Precisionaire, CSC and AirSeal as if each had occurred at the beginning of each period presented. The pro-forma results of operations for the nine months ended September 30, 1996 include the results of operations of the Company, Precisionaire, CSC and AirSeal for such period. Adjustments to the pro-forma combined results of operations include changes in depreciation and amortization to reflect the new cost basis for assets acquired; changes to selling and administrative expenses to remove non-recurring salaries and benefits to previous owners; and changes in interest expense to reflect debt incurred in financing the Acquisitions. No adjustments have been made to reflect synergies or operating efficiencies. The pro-forma results of operations are not necessarily indicative of the actual results which would have been reported had the Company owned Precisionaire, CSC and AirSeal in the periods presented.

PRO-FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO PRO-FORMA NINE MONTHS ENDED SEPTEMBER 30, 1995

  The following table summarizes the Company's pro forma results of operations both in dollars and as a percentage of net sales for the nine month periods ended September 30, 1995 and 1996.

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                   ----------------------------
                                                       1995           1996
                                                   -------------  -------------
   Net sales...................................... $81,938 100.0% $95,860 100.0%
   Gross profit...................................  20,550  25.1   23,967  25.0
   Operating expenses.............................  14,909  18.2   16,791  17.5
   Operating income...............................   5,641   6.9    7,176   7.5
   Income before income taxes.....................   4,159   5.1    6,736   7.0
   Income taxes...................................   1,554   1.9    2,440   2.5
   Net income.....................................   2,605   3.2    4,296   4.5

  Net sales: Pro forma net sales for the nine months ended September 30, 1996 increased $13,922,000, or 17.0%, to $95,860,000, compared to $81,938,000 for the nine months ended September 30, 1995. The increase was due primarily to each of the subsidiaries increasing its sales through enhanced marketing and increased production. The following table illustrates the increases in net sales from each subsidiary.

                                        NET SALES FOR NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                        ----------------------------------------
                                                                   % INCREASE
                                          1995         1996           1996
                                        -----------  -----------  --------------
   Precisionaire....................... $    47,743  $    52,962         10.9%
   Flanders Filters....................      24,348       30,692         26.1%
   Airpure & Airpure West..............       4,236        7,291         72.1%
   CSC.................................       3,916        4,216          7.7%
   AirSeal.............................       2,028        2,654         30.9%
    Consolidation of intercompany
     activity..........................        (333)      (1,955)
                                        -----------  -----------     --------
     Total net sales................... $    81,938  $    95,860         17.0%
                                        ===========  ===========     ========

  Gross profit: Pro forma gross profits represented 25.0% and 25.1% of pro forma net sales for the periods ended September 30, 1996 and September 30, 1995, respectively.

  Operating expenses: Pro forma operating expenses increased by $1,882,000, or 12.6%, to $16,791,000 for the nine months ended September 30, 1996, from $14,909,000 for the nine months ended September 30, 1995. Pro forma operating expenses decreased as a percentage of pro forma net sales, to 17.5% from 18.2% for the periods ended September 30, 1996 and 1995, respectively. This decrease in operating expenses as a percentage of net sales is due to the spreading of fixed costs over a larger revenue base.

  Income taxes: For the nine months ended September 30, 1996 and 1995, the Company's pro forma provision for income taxes represented approximately 36.2% and 37.4%, respectively, of net income before income taxes.

  Net income: Pro forma net income increased $1,691,000, or 64.9%, to $4,296,000, for the nine months ended September 30, 1996, from $2,605,000 for the nine months ended September 30, 1995.

PRO-FORMA YEAR ENDED DECEMBER 31, 1995 COMPARED TO PRO-FORMA YEAR ENDED DECEMBER 30, 1994

  The following table summarizes the Company's unaudited pro-forma results of operations as a percentage of net sales for the years ended December 30, 1994 and December 31, 1995.

                                                         YEAR ENDED
                                              ---------------------------------
                                                                  DECEMBER 31,
                                              DECEMBER 30, 1994       1995
                                              ------------------ --------------
   Net sales................................. $  87,210   100.0% $107,984 100.0%
   Gross profit..............................    22,014    25.2    26,939  24.9
   Operating expenses........................    19,764    22.7    20,438  18.9
   Operating income..........................     2,884     3.3     6,642   6.2
   Income before income taxes................     1,082     1.2     4,501   4.2
   Income taxes..............................       554     0.6     1,782   1.7
   Net income................................       528     0.6     2,719   2.5

  Net Sales: Pro-forma net sales for 1995 increased 23.8%, to $107,984,000, compared to $87,210,000 in 1994. This increase was primarily due to the success of all of the Company's subsidiaries in capturing additional market share and increasing production.

  Gross Profit: Pro-forma gross profit for 1995 represented 24.9% of pro-forma net sales, compared to 25.2% in 1994. The primary reason for the decrease in pro-forma gross profit margin percentage was a decrease in gross profit margin percentage of FFI and its Airpure subsidiary, to 24.8% for 1995, compared to 27.7% for 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year Ended December 31, 1995 Compared to Year Ended December 30, 1994."

  Operating Expenses: Pro-forma operating expenses during 1995 increased 3.4%, to $20,438,000 from $19,764,000 in 1994, and decreased as a percentage of sales to 18.9% in 1995, compared to 22.7% in 1994.

  Net Income: Pro-forma net income for 1995 was $2,719,000 compared to $528,000 for 1994.

PRO-FORMA YEAR ENDED DECEMBER 30, 1994 COMPARED TO PRO-FORMA YEAR ENDED DECEMBER 31, 1993

  The following table summarizes the Company's unaudited pro-forma results of operations as a percentage of net sales for the years ended December 31, 1993 and December 30, 1994.

                                                     YEAR ENDED
                                         -------------------------------------
                                         DECEMBER 31, 1993  DECEMBER 30, 1994
                                         ------------------ ------------------
   Net sales............................ $  77,910   100.0% $  87,210   100.0%
   Gross profit.........................    20,140    25.9     22,014    25.2
   Operating expenses...................    17,859    22.9     19,764    22.7
   Operating income.....................     2,828     3.6      2,884     3.3
   Income before income taxes...........     1,244     1.6      1,528     1.2
   Income taxes.........................       464     0.6        554     0.6
   Cumulative effect of accounting
    change..............................       307     0.4        --      --
   Net income...........................     1,087     1.4        528     0.6

  Net Sales: Pro-forma net sales for 1994 increased 11.9%, to $87,210,000 in 1994, compared to $77,910,000 in 1993. This increase was primarily due to increased overall demand for the Company's products.

  Gross Profit: Pro-forma gross profit for 1994 represented 25.2% of pro-forma net sales, compared to 25.9% in 1993. The decrease in pro-forma gross profit percentage was due to a decrease in margins for FFI, which was due to troubleshooting and personnel training costs associated with the start of operations for Airpure in 1994.

  Operating expenses: Pro-forma operating expenses during 1994 increased 10.7%, to $19,764,000 in 1994, compared to $17,859,000 in 1993. This increase is primarily due to the start up of the Airpure operations.

  Net Income (Loss): Pro-forma net income for 1994 was $528,000 compared to $1,087,000 for 1993, a decrease of 51.4%. The decrease in net income was the result of an audit settlement with the Internal Revenue Service of $76,000 as well as an increase in deferred tax liability of $33,000 related to the Company's changing its method of accounting for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  Working capital was $21,963,000 at September 30, 1996, compared to $4,030,000 at December 31, 1995. This includes cash and cash equivalents of $2,603,000 and $2,974,000 at September 30, 1996 and December 31, 1995,
respectively. Working capital at September 30, 1996 does not include the unused portion of the Company's revolving credit line or the proceeds from the October Offering. Trade receivables increased $14,206,000, or 196.1%, to $21,450,000 at September 30, 1996 from $7,244,000 at December 31, 1995. The increase in receivables is primarily attributable to the Acquisitions, which accounted for $10,411,000 of the increase. The remaining $3,795,000 of the increase is primarily due to increases associated with the increased volume in net sales and timing differences in shipments and payments received. The majority of sales of the Company are on terms ranging from 30 to 90 days, and the average days outstanding for payment of the Company's invoices is from 65 to 90 days.

  Operations consumed $67,000 of cash during the nine months ended September 30, 1996, compared to generating $1,211,000 for the nine months ended September 30, 1995. The difference in cash flows was caused by an increase in cash and working capital requirements associated with increased sales, which is primarily composed of the increases in payables, receivables and inventories at September 30, 1996. Investing activities during the nine months ended September 30, 1996 consumed $33,729,000 of cash, consisting primarily of the cash payments made for the Acquisitions. Financing activities during the nine months ended September 30, 1996 resulted in $33,426,000 of cash, from the private placement of the Company's common stock, incurrence of long-term debt, and the issuance of convertible debentures.

  Effective September 23, 1996, the Company acquired all of the outstanding capital stock of Precisionaire pursuant to a stock purchase agreement dated July 1, 1996. The purchase price was $25,123,425 and 786,885 shares of the Company's common stock, subject to a post-closing purchase price adjustment, and was paid by the delivery of both $25,123,425 in cash to the Precisionaire sellers and 786,885 shares of the Company's common stock to an escrow agent to be held in escrow and released to the Precisionaire sellers over a three year period if certain gross revenue targets are met by Precisionaire. Contemporaneously therewith, Precisionaire entered into an agreement to acquire from POT Realty (owned by the former shareholders of Precisionaire) a manufacturing facility, warehouse and related real property, located in Terrell, Texas, whereby Precisionaire would assume $2,191,575 of debt with respect to such building. This transaction was completed as of October 31, 1996. The Company's balance sheet at September 30, 1996 contains accruals in long-term debt and fixed assets to reflect this assumed purchase. For financial statement purposes, the acquisition of Precisionaire is being accounted for as having occurred on September 30, 1996, such that the Company's balance sheet at September 30, 1996 includes the assets of Precisionaire.

  To finance the acquisition of Precisionaire, the Company arranged a credit facility with NationsBank, N.A. consisting of (i) a working capital revolving credit facility in the maximum principal amount of $25,000,000 which bears interest at the prime rate as established by NationsBank, N.A., plus one percent (1%) per annum and is due and payable in full on September 30, 1998 and (ii) a term loan facility in the maximum principal amount of $6,500,000 which bears interest at the prime rate as established by NationsBank, N.A., plus one and one-half percent (1.50%) per annum and is due and payable in full on September 30, 1998. All of the Company's assets secure both the revolving credit facility and the term loan facility. The Company is required to repay the outstanding balance of the term loan upon the consummation of a public offering. At September 30, 1996, the Company had used approximately $14,783,000 of the revolving credit facility, $9,006,000 of which was used for the acquisition of Precisionaire, and $6,500,000 of the term loan facility. See "Use of Proceeds".

  As of September 30, 1996, the Company raised, (i) through a private offering of its Common Stock at $9.00 per share, $7,699,005, for 855,445 shares of stock, (ii) $2,500,000 through a private offering of Series A Subordinated Convertible Debentures to certain unrelated investors; such debentures are due and payable on the earlier of the release of $4,000,005 of restricted cash to the Company, which release shall occur upon the effectiveness of a registration statement of the Company on or before January 15, 1997 with respect to certain shares of Common Stock held by certain Selling Shareholders set forth herein (provided, however, that if such a registration statement is not declared effective by January 15, 1997, such Selling Shareholders may seek rescission of their investment in the Company, and upon the exercise of such rescission right, such funds would be used to repurchase from such Selling Shareholders the shares of stock held by them as to which the rescission right is exercisable), or September 17, 1999, and are convertible into an aggregate of 277,778 shares of the Company's Common Stock, based upon a conversion price of $9.00 per share, and (iii) $4,000,000 from the sale of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors (collectively called the "September Offering"). The 10% Convertible Notes are convertible at any time commencing forty-one (41) days after issuance into shares of the Company's Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven
(7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of the Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. Net proceeds to the Company for the September Offering after commissions and expenses of $982,400 were $13,216,605. Of the $7,699,005 raised through the September Offering, $4,000,005 is subject to certain rights of rescission in favor of an investor if a Registration Statement under the Securities Act of 1933 registering such shares for re-sale is not declared effective as of January 15, 1997. In connection with the 10% Convertible Notes, certain unrelated offshore investors acquired, on the date of the conversion of the notes into common stock, the right to receive warrants equal to ten percent (10%) of the number of common shares issued at any such conversion, at an exercise price equal to the conversion rate.

  Subsequent to the end of the quarter, in October 1996, the Company raised an additional $4,306,000 from a private placement of 478,444 shares of stock at $9.00 per share to accredited investors. Net proceeds from the Offering, after commissions of $400,000, were $3,906,000. Of the $4,306,000 raised in October, 1996, $4,000,000 is subject to certain rights of rescission in favor of an investor if a Registration Statement under the Securities Act of 1933 registering such shares for re-sale is not declared effective as of January 15, 1997. Combined with the September Offering, total net proceeds from September and October were $17,122,605.

  Expansion of the Company will require substantial continuing capital investment for the manufacture of filtration products. Although the Company has been able to arrange debt facilities or equity financing to date, there can be no assurance that sufficient debt financing or equity will continue to be available in the future, or that it will be available on terms acceptable to the Company. Substantial additional debt or equity financing may be needed for the Company to achieve its short-term and long-term business objectives. Failure to obtain sufficient capital could materially affect the Company's acquisition strategy. The Company expects that future financing will include equity placements, however, no assurance can be given that the Company will be able to obtain additional financing on reasonable terms, if at all.

  The Company's business and operations have not been materially affected by inflation during the periods for which financial information is presented.

OUTLOOK

  This Outlook contains many forward-looking statements. See "Risk Factors-- Forward-Looking Statements and Associated Risks." Important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the air filtration market; (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) anticipated working capital or other cash requirements; (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market; (v) product obsolescence due to the development of new technologies, and (vi) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, there can be no assurance that the events contemplated by the forward-looking statements contained in this Registration Statement will in fact occur.

  The Company believes its future results of operations could be affected by a variety of factors, including the successful integration of CSC, AirSeal and Precisionaire into the Company, whether management can successfully manage the Company's growth, the ability of the Company to keep up with technological changes, the success of the Company's efforts to automate its stock product lines, increased pricing pressure from the Company's competition, changing government regulations governing indoor air quality, rate of growth in worldwide semiconductor manufacturing, and any adverse changes in general economic conditions in locations where the Company does business.

  The Acquisitions give the Company a broader product line of air filtration products. As part of the integration of the Acquisitions, the Company has adopted a strategy of increasing its market share by providing its existing manufacturers' representatives with the Company's complete product line.

  The Company intends to continue to seek increased market share through strategic acquisitions of synergistic businesses. The Company seeks to identify potential acquisition targets with (i) dominant positions in local or regional markets, (ii) excess or under-utilized capacity, (iii) an ability to add new product lines to the Company's business and (iv) significant asset value to enable the Company to obtain debt financing or non-diluted equity financing for such acquisition. The Company is continuously evaluating acquisition opportunities in light of the above criteria. Once a potential target is identified, the Company commences an in-depth due diligence evaluation of the target's operations, markets, profitability and examines all potential liabilities including environmental liabilities and any contingent liabilities. The Company has no specific plans or agreements with respect to future acquisitions. Substantial equity or debt financing may be needed for the Company to continue to grow through the acquisition of other businesses. Failure to obtain sufficient equity or debt financing could adversely affect the Company's growth strategies.

  The Company has begun a program to increase its gross margins by automating portions of its production lines at FFI, Precisionaire and Airpure using technology developed at Precisionaire and FFI. Currently, approximately ten percent of the Company's product lines incorporate the new automated equipment designs. The Company will continue to implement the additional automation for these production lines one at a time, to minimize down time. The Company estimates the total cost for this automation equipment will be $1,000,000 to $2,000,000.

  The Company intends to continue building capacity for production of air filtration products, and has announced plans to expand upon or build facilities on the West Coast, the Mid-West, and the Asia/Pacific Basin. These new or expanded facilities, as well as the automation of existing production lines, are part of the Company's growth strategies, and will require substantial continuing investment in capital equipment during 1997. Although the Company has been able to arrange equity financing or debt facilities to date, there can be no assurance that additional equity or debt financing will continue to be available in the future, nor that it will be available on terms acceptable to the Company.

NEW ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. Generally, SFAS No. 121 requires that long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The provisions of SFAS No. 121 were adopted by the Company.

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a new, fair value based method of measuring stock-based compensation, but does not require an entity to adopt the new method for preparing its basic financial statements. For entities not adopting the new method for preparing basic financial statements, SFAS No. 123 requires disclosure in the footnotes of pro forma net earnings and earnings per share information as if the fair value based method had been adopted. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 31, 1995. The Company will comply with the disclosure requirements of SFAS No. 123 in its financial statements for its year ending December 31, 1996.

                                   BUSINESS

OVERVIEW

  The Company designs, manufactures and markets a broad range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air ("HEPA") filters and charcoal filters for semiconductor plants, to residential furnace filters. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential air conditioning and heating systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company's major customers include Abbot Pharmaceuticals, E.I. Dupont, Home Depot, Inc., Lucent Technologies, Inc., Merck & Co., Inc., Upjohn Co., Walmart Stores, Inc., Westinghouse Electric Corp., and several large semiconductor and computer chip manufacturers.

  Although, the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company implemented a strategy of growth by acquisition in December, 1995. Flanders Airpure Products Company, LLC, was organized on February 24, 1994 and it is a sixty-three percent (63%) subsidiary of Flanders Filters, Inc. Flanders Airpure West, Inc. was organized on March 25, 1996 and is a wholly owned subsidiary of Flanders Filters, Inc. Airpure manufactures and markets industrial and commercial bags, pleats and industrial grade HEPA filters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." In 1996, the Company expanded its product line through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants, AirSeal, which specializes in filter housings and customized industrial HVAC equipment and Precisionaire which specializes in the manufacture and sale of filter products ranging from mid-range ASHRAE grade filters through residential furnace filters. The acquisitions of AirSeal, CSC and Precisionaire are sometimes collectively referred to herein as the "Acquisitions."

INDUSTRY BACKGROUND

  Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market will be approximately $1.15 billion in 1995 and will reach $1.2 billion in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to present day requirements for air quality and production efficiency. Because of these requirements, air filtration products are essential to many industries, including those associated with semiconductor manufacturing, commercial and residential heating, ventilation and air conditioning ("HVAC") systems, ultra-pure materials manufacturing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. Increasingly, companies are devoting resources to air filtration products to enhance efficiency and productivity.

  Management believes the domestic market for retail and wholesale off-the-shelf air filters and related products will exceed $500 million in 1996. Management believes the world market for its products currently is more than five times the total domestic market, and that as public awareness of the benefits of living and working in clean environments become more generally known and mandated by governments, this market will increase dramatically. The world air filtration market is extremely fragmented, with over 100 companies ranging in size from large companies like AAF International, with over $300 million in revenues per year, to privately held niche manufacturing firms on which no revenue data is available.

  Air filtration products have the following uses:

    Industrial. Air filtration products are used in standard industrial settings to provide cleaner work environments; for example, air filtration systems are used by auto makers to remove "oil mist" contaminants from the air in their plants, and industrial paint booth users utilize air filtration to remove paint particulates from the air.

    Semiconductor Manufacturing. The Company believes air filtration products are necessary to meet the increasingly stringent manufacturing environment requirements of semiconductor manufacturers. Laminar flow grade final filters are an essential component of a semiconductor manufacturers' cleanrooms.

  The Company believes a typical state-of-the-art semiconductor product line with 75,000 square feet of laminar flow grade filters, would be worth approximately $2.0 million.

    Pharmaceutical and Biotechnology. Most pharmaceuticals are not manufactured in cleanrooms, but recent regulation changes for the industry which increase the standards for purity and production quality of pharmaceuticals have led to increased demand for pharmaceutical cleanrooms.

    Nuclear Power and Materials Processing. Filtration systems are necessary to radioactive containment procedures for all nuclear facilities.

    Commercial and Residential HVAC Systems. Replacement filters are an essential requirement for the efficient operation of commercial and residential HVAC systems.

RECENT TRENDS

  Recent trends in industry, as well as changes in laws and governmental regulations, all lead to the increasing awareness of the benefits of the use of air filtration products. Some of these trends and changes are:

    Indoor Air Quality (IAQ) and Health. The Company believes there is an increase in public concern regarding the effects of indoor air quality ("IAQ") on employee productivity, as well as an increase in interest in standards for detecting and solving IAQ problems. For example, the American Society of Heating, Refrigerating and Air-Conditioning Engineers, Inc. ("ASHRAE") recently submitted for comment ASHRAE Standard 62-1989 which deals with ventilation for acceptable indoor air quality.

    Hazardous Working Environments. Several studies recognize that air quality in working facilities has an impact upon human health. OSHA regulations, in particular, have made IAQ a consideration in a wide variety of industries, ranging from those industries using spray-paint booths to those using automobile assembly lines.

    Sick Building Syndrome. Sick Building Syndrome ("SBS"), which is characterized by lethargy, frequent headaches, eye irritation and fatigue, has recently been shown to be a valid concern, and is a major design consideration in new and renovated commercial and industrial buildings. The identification of "sick" buildings, and the solutions to SBS, involve complex issues which need to be examined on a case-by-case basis by qualified engineers; solutions typically include improving the HVAC and filtration systems of the "sick" buildings.

    Hazardous Emission Regulation and Liability. Electrical utilities became subject to emissions regulations under Title I of the Clean Air Act Amendments of 1990. In addition, OSHA's Hazardous Communication Standard, the Toxic Release Inventory and community "right to know" regulations regarding liability for claims made by employees or neighboring communities have made many industries, in particular the chemical and semiconductor industries, more aware of clean air regulations. As a result, these industries have taken voluntary steps, including the utilization of air filtration systems, to reduce emissions of potentially hazardous substances.

STRATEGIES

  The Company's growth strategy is to: (i) increase the Company's market share by selling a full line of products to the Company's current customers; (ii) introduce new products based on applying existing high-technology concepts to commercial and residential products; and (iii) increase operating efficiencies.

  Increase Market Share

    Sell Broad Range of Products to Existing Customers. Currently, the Company sells its products through a direct sales force and manufacturers' representatives. Historically, the manufacturer's representatives have only sold certain of the Company's products. Those representatives can now offer the Company's broad range of air filtration products. Management believes that many of the Company's representatives and distributors will elect to offer the Company's products exclusively now that the Company offers such a broad range of products; however, the Company currently has no such exclusive agreements.

    Establish Foreign Presence. The Company intends to manufacture and continue to market its products in foreign markets. In April 1996, the Company established a sales office, through a wholly owned subsidiary, in Singapore. The Company intends to begin manufacturing ASHRAE-grade filters in the region by the end of the second quarter of 1997, and has already begun sales of the Company's products which are shipped from its domestic manufacturing sites.

    Strategic Acquisitions. The Company will continue to increase its market share through strategic acquisitions of synergistic businesses. The Company seeks to identify potential acquisition targets with (i) dominant positions in local or regional markets, (ii) excess or underutilized capacity, (iii) an ability to add new product lines to the Company's business, and (iv) significant asset value to enable the Company to obtain debt financing or non-dilutive equity financing for the acquisition. The Company is continuously evaluating acquisition opportunities in light of the above criteria. Once a potential target is identified, the Company commences an in-depth due diligence evaluation of the target's operations, markets, profitability and examines all potential liabilities including environmental liabilities and any contingent liabilities. At the present time, the Company has no specific plans or agreements with respect to future acquisitions.

    Expand Domestic Rep Network. The Company plans to expand its network of domestic manufacturers' representatives by taking advantage of its established contacts with specialty contractors and manufacturers' representatives throughout the mid-West, Southwest and Eastern regions of the United States. Using its contacts for high end products and its new facility in Santa Rosa, California, the Company intends to expand into West Coast markets for mid-range and low-end products.

    Continued Emphasis on Quality and Performance. The Company's continued emphasis on product quality has allowed it to grow in several high-technology industries in recent years. See "Business--Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Expand Market with New Products. The Company intends to develop products for new markets by applying existing technology developed for high-technology niche markets to new applications. For each new application, the Company will first develop a line of products to meet the needs of the specific application, and through trade shows, technical publications, mass marketing, distributor education and other appropriate methods, will create demand for the application in the new target market.

    Eliminate Redundancy. The Company is planning to increase the focus of its individual subsidiaries, so that each subsidiary only produces a single category of product. The Company expects to reduce costs by eliminating redundant part and lot tracking between its FFI and CSC facilities. These containment environments will now be produced exclusively at CSC's site in Bath, North Carolina.

    Centralize Overhead Functions. The Company plans to centralize and eliminate duplication of efforts between the subsidiaries in the following areas: purchasing, marketing, accounting, personnel management, risk management and policies and other benefit plan administration, production planning and shipping coordination.

    Cross-Apply Technology and Expertise. The Company plans to evaluate the manufacturing technologies used by its various subsidiaries and to cross-apply such technologies to create greater efficiencies in each manufacturing line. The Company has already identified cost saving procedures used by FFI which, when implemented, will enhance the efficiency at Precisionaire.

MARKETING

  The Company sells its products through manufacturer's representatives, distributors and a direct sales force. Sales to the semiconductor, biotechnology and general industrial markets are typically made through manufacturer's representatives. The direct sales force sells primarily to wholesale distributors, large retail chains, original equipment manufacturers, end users and government organizations.

  Each of the Company's subsidiaries has historically used manufacturers' representatives for their respective product lines. Each representative typically represents a group of end users with similar filtration needs, in a relatively small geographical region. For example, FFI typically has at least one "exclusive" representative with respect to its HEPA products in each major urban center in the U.S., whose customers are the high-technology firms who use FFI's products, or the specialty HVAC contractors who serve these end users. These representatives have historically also sold mid-range ASHRAE filters, standard-grade filters and related products and housings from other manufacturers to fill out their product offerings. Now that the Company offers all of these products, management believes that many of these distributors will elect to offer the Company's line of products exclusively, and discontinue offering other competitors' products; however, the Company currently has no such exclusive agreements.

  The Company is currently focused on expanding its business with each of these representatives to include all of the Company's products. The Company believes it will be successful with the majority of its current representatives for the following reasons:

    Product Quality. The Company manufacturers high performance air filtration products. It currently offers filters of 99.999997% efficiency on particles 0.1 microns or larger, which the Company believes is the highest efficiency rating available anywhere. Flanders has provided 8 pharmaceutical isolators which are currently in use for production of cytotoxic and mutagenic drugs.

    Name Recognition. The Company believes that each of its product lines has high name recognition in its target markets. The Company's representatives have indicated that they believe their sales will be increased with additional products associated with the Company.

    Single Source Supplier. The Company provides a broad spectrum of air filtration products. The ability to work with a single source for filters will enable representatives to operate more efficiently, only needing to be trained on one filtration system, maintain contacts with a single organization and order from a central source.

    Product Promotion and Innovation. The Company plans to introduce the public to new applications it is developing for filtration products. Representatives will be able to take advantage of the additional name recognition and public knowledge associated with the marketing of the new products, and see this as a competitive advantage to selling the Company's products.

  The Company is also seeking to consolidate its share of its direct customers' business in the same fashion. For example, CSC has historically sold high-end radiation containment filtration systems for radioactive containment and exhaust purposes to U.S. Department of Energy nuclear facilities. These facilities also use standard and industrial-grade filters for air intake systems and control areas. The Company believes each of its subsidiaries will be able to sell its direct customers additional products from the other subsidiaries, for many of the same reasons given above: perception of product quality, name recognition, and public knowledge of product innovations and technical superiority.

PRODUCTS

  The Company's principal products are high-end, mid-range and standard-grade air filtration products and related equipment and hardware. These principal products are divided into product lines and each product line is marketed separately through a combination of direct sales and a network of regional distributors and specialized technical representatives and contractors

 "High-End" Products.

  The Company manufactures and sells "high-end" air filtration products for use in applications requiring High Efficiency Particulate Air ("HEPA") filters, or absolute control of other contaminants or toxic gases, typically with at least 99.97% efficiency. Set forth below is a description of some of the Company's high-end products.

    HEPA Filters. The Company manufactures a full line of commercial-grade and specialty HEPA filters, in a variety of styles, including bag filters, fluid seal filters and clamp-down ceiling filters. These filters are used to remove extremely small particles from air and other gases for a variety of applications ranging from removing radioactive particles in the event of a nuclear containment breach to removing oil mist from the air of automobile plants to meet OSHA requirements, to removing cigarette smoke from the air of smoking areas at airport terminals before it is mixed with the general airport air.

    Laminar Flow Grade Filters. The Company manufactures an extensive line of high-performance air filters designed to meet the additional requirements of cleanrooms. Efficiencies for various laminar flow filter types range from 99.99% to 99.999997% for particle removal. The performance of these product lines forms the basis for the Company's reputation among high-end users. The Company produces its own fiber-glass based filter media so that it can maintain quality control over the production of the media. Besides allowing more immediate and effective product quality control, the Company has developed unique processes which enable them to manufacture "completely separatorless" filters, while competing filters use aluminum, tape, glue or strings to separate adjacent pleats of the media which obstruct air flow and contribute to off-gassing and particle generation. Laminar flow grade filters are essential for the production of semiconductors, pharmaceuticals and many other high-technology products.

    HEGA Products. High-Efficiency Gas Adsorbers ("HEGAs") collect gaseous contaminants through "adsorption," or collecting contaminants in a condensed form on a surface. HEGA filters are used to control or eliminate gaseous contaminants, odors, bacteria and, toxic chemicals. HEGA products typically contain one of several forms of activated charcoal, selected to match the types of contaminant which need to be filtered for the particular application. HEGA filters, in combination with ASHRAE-grade and HEPA filters, are critical to many applications, including the production and disposal of chemical and biological warfare agents, the removal of radioactive gases from the exhaust of nuclear facilities and the removal of volatile organic compounds generated by many industries including hospital operating rooms.

    Containment Environments. The Company manufactures isolated containment environments for a variety of applications which combine HEPA and HEGA filtration with specialized housings and self-contained fan-filter units. These systems are customized to meet the requirements of the end user, and have been used in applications including isolating contagion in critical care wards. These containment environments are potentially adaptable, especially in combination with gas-phase filtration technologies, to many other industries, including the pharmaceutical and semiconductors industries.

 "Mid-Range" Filtration Products.

  The Company also manufactures and sells products intended for "mid-range" applications. These filters are also known as ASHRAE filters, because they fall under specifications and are categorized by efficiency ratings established by the American Society of Heating, Refrigeration and Air-conditioning Engineers. These applications are generally characterized by requiring filtration of at least 20% efficiency.

  The Company's mid-range industrial grade products include Pureform(R) Separatorless Filters, Separator-Type filters with corrugated aluminum separators, high-temperature HEPA filters, and 95% DOP high-efficiency filters, in a variety of styles, including nipple-connected, square gasketed with gel-seal and round with or without faceguards. Other major ASHRAE-rated products include Precision Pak(TM) extended surface area "bag" type filters, Rigi-Pleat(TM) deep-pleated filters, Multi-Fold(TM) Collapsible medium and high-efficiency air filter cartridges, and Multi-Cap and Multi-Flo collapsible air filter cartridges for replacement of competitors' filters.

 "Standard-Grade" Products.

  The Company manufactures and sells standard-grade products for use in conventional commercial and residential HVAC systems. These products are typically sold off-the-shelf to HVAC distributors, retail outlets, industrial wholesalers and specialty contractors. These filters are characterized by their low cost, and typically have efficiency ratings below 30%, with average arrestance ranging from 50% to 95%. The Company's product lines in this category include a full range of filters and media for standard residential and commercial furnace and air conditioning applications.

  The Company's standard-grade filters are sold under more than 20 different brand names, including Precisionaire Industrial Grade, Tri-Bond, E-Z Flow, Dustgard, Kwik Kut, Smilie, Permaire, Kwik Kleen, Pre-Foam Kleen, Kwik Kleen Synthetic, Pre-Pleat and Micro-Particle Pleated Home Air Filters.

 Other Products and Services.

  In addition to filters, the Company also sells related products, including filter housings, lay-in grid cleanroom ceilings, fans and blowers, isolation dampers, adhesives, caulk, filter media, and sealants. The Company also has a limited number of service clients, where the Company will replace or recharge media and perform related maintenance services.

MANUFACTURING

  The Company designs and manufactures air filters, housings, containment environments and related equipment. Its products are manufactured at seven facilities in the U.S., which range in size from 40,000 square feet to over 200,000 square feet. CSC, located in Bath, North Carolina, manufactures high-end containment environments, housings, custom filter assemblies and other custom filtration products and systems which require extensive custom design, production and lot tracking, such as enclosures for the production and containment of potentially dangerous biologically engineered microorganisms. Precisionaire has three separate manufacturing facilities, in Bartow, Florida, Terrell, Texas and Auburn, Pennsylvania, which produce medium efficiency and standard-grade filters in standard sizes, which are shipped in bulk to retailers, distributors and other customers. FFI's facility in Washington, NC, produces high-end HEPA products. Management believes that FFI's ability to manufacture its own filter media provides it with a significant competitive advantage, allowing more direct control over quality and composition than is generally available with outside suppliers. The Company's Selma, N.C. and Santa Rosa, Ca., facilities manufacture ASHRAE grade filters.

  The Company's manufacturing operations are subject to periodic inspection by regulatory authorities. Because of the nature of some of the Company's products, these agencies include, in some cases, the Department of Energy, the Food and Drug Administration and other agencies responsible for overseeing sensitive technologies. One of the considerations in deciding which types of products each facility will manufacture is the segregation of highly-regulated products to a minimal number of facilities, to reduce the overhead associated with regulatory monitoring and compliance.

  Each of the Company's manufacturing facilities utilize testing and design strategies appropriate to the products manufactured. These range from standard statistical process quality controls for standard-grade residential replacement filters to individual testing and certification with patented proprietary particle scanning technologies for each laminar-grade HEPA filter. The Company believes that its ability to comprehensively test and certify its filters provides it with a competitive advantage.

SOURCE AND AVAILABILITY OF RAW MATERIALS

  The Company's principal raw materials are cardboard, fiberglass fibers, extruded glass, sheet metal, extruded aluminum and wood. These raw materials are readily available in sufficient quantities from many suppliers.

COMPETITION

  The air-filtration market is fragmented and highly competitive. There are many companies which compete in the Company's market areas. The Company believes that the principal competitive factors in the air-filtration business include, product performance, price, product knowledge, reputation, customized design, timely delivery and product maintenance. The Company believes it competes favorably in all of these categories. The Company's competitors include successful companies with resources, capital requirements, financial strength, and market share which may be greater than the Company's. Major competitors include AAF International, Farr Company, HEPA Corporation, Purolator Products Air Filtration Company, Donaldson Corporation, and Clark Corporation.

PATENTS, TRADEMARKS AND LICENSES

  The Company currently holds eight patents relating to filtration technology, including patents relating to HEPA filters and fabrication methods, filter leak testing methods, and laminar flow cleanrooms. The Company has a patent pending on its isolation workstation technology.

  The Company has applied for federal trademark protection for the following marks: Precisionaire(R), E-Z flow(R), Smilie(R), Airvelope(TM), Channel-Ceil(R), Channel-Hood(TM), Pureform(TM), Econocell(TM) and Pureseal(R). Although management believes that the patents and trademarks associated with the Company's various product lines and subsidiaries are valuable to the Company, it does not consider any of them to be essential to its business.

  The Company currently licenses some of its manufacturing products to specialty HVAC and ASHRAE filter manufacturers who produce products under their own name and with their own identifying labels.

BACKLOG

  The Company had approximately $19,259,000 in firm backlog, on a pro-forma basis, at September 30, 1996, compared to $16,537,000 at December 31, 1995, and $14,564,000 at December 30, 1994. Firm backlog includes orders received and not begun and the unfinished and unbilled portion of contracts in progress. Orders are typically not cancelable without penalty, except for certain stable filter supply contracts to nuclear facilities operated by the United States government. All backlog at September 30, 1996 is expected to be shipped by the end of the first quarter of 1997.

EMPLOYEES

  The Company employed 1,389 full-time employees on September 30, 1996: 1,234 in manufacturing, 37 in development and technical staff, 39 in sales and marketing, and the remaining 79 in support staff and administration. The Company's employees are not represented by a labor union. The Company believes that its relationship with its employees is satisfactory. Manufacturer's representatives are not employees of the Company.

FACILITIES

  The following table lists the principal facilities owned or leased by the Company.

                                                  APPROXIMATE
                                                     FLOOR
 PRINCIPAL FACILITY          LOCATION                SPACE        MONTHLY EXPENSE     LEASE/TYPE
 ------------------   ----------------------- ------------------- --------------- -------------------
 Headquarters and     Washington,             220,000 square feet       N/A       N/A--owned
 manufacturing        North Carolina
 facility
 Manufacturing,       Bath, North Carolina    44,282 square feet        N/A       N/A--owned
 service and office
 facility
 Plant and office     Selma, North Carolina   55,000 square feet    $10,936.50    Monthly Lease
 facility(1)
 Manufacturing        Bartow, Florida         175,000 square feet   $36,495.00    10 year, expires in
 plant(2),(3)                                                                     2006
 Lakeland facility--  Lakeland, Florida       30,000 square feet    $ 5,962.50    3 year, expires
 manufacturing plant                                                              February 15, 1997
 Manufacturing plant  Terrell, Texas          146,256 square feet       N/A       N/A--owned
 Manufacturing        Auburn, Pennsylvania    91,000 square feet    $17,104.00    10 year, expires in
 plant(2),(3)                                                                     2006
 Office Space         St. Petersburg, Florida 12,000 square feet    $ 7,650.50    5 year, expires in
                                                                                  2001
 Office Space         Terrell, Texas          13,200 square feet    $ 1,000.00    5 year, expires
                                                                                  April 1, 2000
 R&D; Cafeteria(3)    St. Petersburg, Florida 6,000 square feet     $ 1,471.25    5 year, expires in
                                                                                  2001
 Warehouse            South Holland, Illinois 33,226 square feet    $ 8,307.00    4 year, expires on
                                                                                  March 31, 1998
 Manufacturing plant  Sonoma, California      40,000 square feet    $ 6,675.00    1 year, expires
                                                                                  April 30, 1997
 Manufacturing plant  Stafford, Texas         8,000 square feet     $ 1,600.00    1 year, expires
                                                                                  January 8, 1997
 Office space         Stafford, Texas         18,000 square feet           N/A    N/A--owned

--------
(1) The Selma facility is leased from a related party pursuant to a month-to-month lease. See "Certain Relationships and Related Transactions."
(2) Upon satisfaction of certain conditions, the landlord at this location has the right to cause the Company to purchase such property and the Company has the right to purchase this property for five (5) years thereafter.
(3) These facilities are leased from a related party pursuant to leases. See "Certain Relationships and Related Transactions."

RESEARCH AND DEVELOPMENT

  The Company's research and development is focused in the following areas:

  . Automated equipment design, to increase the efficiency and profitability of production lines used for mass production of off-the-shelf filters;

  . Alternative filtration media types, including evaluation of new synthetic media products, which might either increase efficiency or decrease media costs;

  . Improved media production techniques, particularly at FFI's plant in Washington, NC, where the Company produces its Dimple-Pleat media, and other media for high-end HEPA products; during the past ten years, the Company has increased the efficiency of its filters through advances in media formulation and production techniques from 99.97% to 99.9999997%.

  . Application development, where new methods and products are developed from existing technologies. See "Business Strategies--Expand Market with New Products."

  Research and development costs, including the Acquisitions on a pro forma basis, for the nine months ending September 30, 1996, and fiscal years 1995, 1994 and 1993 were 700,000, $1,000,000, $650,000 and $550,000, respectively.
Research and development costs for the Company for the nine months ended September 30, 1996 and fiscal 1995, 1994 and 1993 were $180,000, $120,000,
$158,000 and $159,000, respectively. Research and development costs were expended and included in general and administration expenses during the period incurred.

GOVERNMENT REGULATION

  The Company's operations are subject to certain federal, state and local requirements relating to environmental, waste management, health and safety regulations. The Company believes its business is operated in compliance with all applicable government, environmental, waste management, health and safety regulations and that its products meet standards from applicable government agencies. However, there can be no assurance that future regulations will not require the Company to modify its products to meet revised particulate or other requirements.

ACQUISITION HISTORY

  In September 1996, the Company acquired all of the outstanding stock of Precisionaire pursuant to a stock purchase agreement dated July 1, 1996. The purchase price was $25,123,425, subject to a post-closing purchase price adjustment, and up to 786,885 shares of Company Common Stock, if certain performance criteria are met. The acquisition of Precisionaire by the Company has been accounted for by the Company as a purchase. Precisionaire manufactures and sells filter products for use in conventional, commercial and residential HVAC systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  In June 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of AirSeal, a mid-range custom filter housing manufacturer based in Stafford, Texas, as well as the land and building where AirSeal's plant and offices are located. The Company gave consideration of $2,150,000 and up to 150,000 shares of the Company's common stock if certain performance criteria are met. The Company accounted for this acquisition as a purchase.

  In May 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of CSC, a charcoal filter manufacturer based in North Carolina specializing in activated charcoal filters and containment environments, as well as the land and buildings where CSC's manufacturing plant and offices are located. The acquisition was effective as of March 1, 1996. The purchase price for CSC was $4,435,690, and up to 100,000 shares of the Company's common stock if certain performance criteria are met, subject to a post-closing purchase price adjustment, and was paid by delivery of $4,435,690 in cash. The acquisition by the Company of CSC has been accounted for by the Company as a purchase.

  Elite, the predecessor of the Company, was incorporated on July 2, 1986 in the State of Nevada. FFI was started in 1950 by A.R. Allan, Jr. in Riverhead, New York, and moved its entire plant and office from New York to Washington, North Carolina in 1968. In December 1995 Elite acquired FFI, in a stock-for-stock exchange, and FFI became a subsidiary of Elite. Prior to the acquisition of FFI, Elite was a "public shell" company with no significant operations or assets. The acquisition of FFI was accounted for as a reverse acquisition, meaning that for purposes of financial statements, the historical results of FFI become the historical results of Elite. In January of 1996, Elite incorporated a newly formed subsidiary under the laws of North Carolina, Flanders Corporation, and entered into a Merger Agreement therewith. As a result of this reincorporation merger, Elite was merged into its wholly owned subsidiary, Flanders Corporation, and changed its name to Flanders Corporation and its domicile to North Carolina.

LEGAL PROCEEDINGS

  The Company is currently under investigation by the State of North Carolina for possible environmental contamination at a portion of its main facility. The Company estimates that any liability resulting from any alleged contamination will not exceed $200,000, based upon an environmental survey conducted by Aquaterra, Inc.; however, there can be no assurance that the liability will not exceed the projected amount. The Company has received a limited indemnification from Robert Amerson, Steven Clark and Thomas Allan (directors, officers and shareholders of the Company) of approximately $975,000 with respect to the claims by the State of North Carolina, however, there can be no assurance that the amount of this indemnification will be sufficient to cover the aggregate of liabilities asserted by the State of North Carolina.

  Additionally, from time to time, the Company is also a party to various legal proceedings incidental to its business. None of these proceedings are material to the conduct of the Company's business, operations or financial condition.

                                  MANAGEMENT

  The Company's directors and executive officers are as follows:

     NAME                AGE                             TITLE
     ----                ---                             -----
Thomas T. Allan.........  58 Chairman of the Board
Robert R. Amerson.......  46 President, Chief Executive Officer and Director
Gustavo Hernandez.......  61 Vice President of Operations, Director
Steven K. Clark.........  43 Vice President of Finance/Chief Financial Officer and Director
William M. Claytor......  54 Director
William H. Clark........  53 Director

  Thomas T. Allan. Mr. Allan currently serves as the Company's Chairman of the board, a position he has held for over ten years, and he has served on the Board of Directors for over twenty years. Mr. Allan first joined Flanders in 1964. He holds a Bachelor of Arts degree in Journalism from the University of Pennsylvania.

  Robert R. Amerson. Mr. Amerson has been President and a Director of Flanders since 1988. He joined the Company in 1987 as Chief Financial Officer. Mr. Amerson has a Bachelor of Science degree in Business Administration from Atlantic Christian College.

  Gustavo Hernandez. Mr. Hernandez has been President of Precisionaire since 1979, and became a Director and Vice-President of the Company contemporaneous with the Company's acquisition of Precisionaire in September 1996. Mr. Hernandez joined Precisionaire in 1969 as Vice President of Finance. Mr. Hernandez has a Bachelor of Arts degree in Accounting from the University of Southern Florida.

  Steven K. Clark. Mr. Clark was named a Director, Vice President and Chief Financial Officer of the Company in December 1995. Mr. Clark acted as a consultant to the Company from November 15, 1995 through December 15, 1995. From July 1992 through October 1995, he was the Chief Financial Officer of Daw Technologies, Inc., a specialty cleanroom contractor and customer of the Company. Mr. Clark is a Certified Public Accountant and has Bachelor of Arts degrees in Accounting and Political Science and a Master of Business Administration degree, all from the University of Utah.

  William M. Claytor. Mr. Claytor has been an outside Director of Flanders for the last five years. He is a partner in the law firm of Baucom, Claytor, Benton, Morgan, Wood & White, P.A., and has held such position since 1975. Mr. Claytor graduated from Memphis State University School of Law in 1969 and from the University of Missouri in 1963.

  William H. Clark. Mr. Clark has been an outside Director of Flanders since June, 1996. He is and has been since 1977, the President and Owner of Bill Clark Construction Co., Inc., a construction company located in Greenville, North Carolina specializing in residential development. He is currently a member of the Business Advisory Council of the East Carolina University School of Business. Mr. Clark has a BA degree and a Masters of Business Administration degree, both from East Carolina University.

OTHER KEY EMPLOYEES

  In addition to the executive officers named above, the Company considers the following to be key employees:

  O. Weldon Scott, Jr. Mr. Scott is President of FFI. Mr. Scott has been with the Company since 1973. He has worked in many positions at all levels of the Company, including Director of Filter Manufacturing, Service Technician and Foreman of Testing.

  Knox Oakley. Mr. Oakley has been the Vice President of Corporate Marketing and Sales of FFI since June 1994. From 1989 through June 1994, Mr. Oakley was Director of North American Sales for American Air Filter (now AAF
International). Mr. Oakley received his Bachelor of Science degree in Biology from the Citadel.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, which was established in December of 1995, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal audit and control functions, and monitors transactions between the Company and its employees, officers and directors. The Compensation Committee administers the Company's equity incentive plans and designates compensation levels for officers and directors of the Company.

  The members of the Audit Committee are Mr. W.H. Clark and Mr. Claytor. The members of the Compensation Committee are Messrs. Claytor and Allan. Both Mr. Claytor and Mr. W.H. Clark are non-employee directors. Mr. Allan is the Chairman of the Board; his compensation is fixed at $71,000 per year, and he is not eligible for bonuses.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Amerson and
S. K. Clark effective as of December 15, 1995 ("Employment Agreements"). Mr. Amerson's employment agreement currently provides for an annual base salary of $250,000. Mr. Clark's employment agreement currently provides for an annual base salary of $250,000. The Employment Agreements each have an initial five
(5) year term. The Employment Agreements also provide that the executive shall be entitled to the following termination payments: (i) 100% of his current base salary if the employment is terminated as a result of his death or disability, (ii) up to 200% of his current base salary, if the employment is terminated by the Company for any reason other than death, disability or for Cause (as defined in his Employment Agreement), or (iii) up to 250% of the executive's gross income during the year preceding his termination if the Employment Agreement is terminated by the executive for Good Reason (as defined in the Employment Agreement) or by the Company for any reason other than death, disability or Cause and the termination occurs within two years after a Change of Control (as defined in the Employment Agreement) of the Company has occurred.

  The Company has also entered into an employment agreement with Mr. Hernandez effective September 23, 1996. This agreement currently provides for a base salary of $250,000 and has an initial five (5) year term. The employment agreement also provides that the executive shall be entitled to the following termination payments: (i) 100% of his current base salary if the employment is terminated as a result of his death or disability, and (ii) up to 200% of his current base salary, if the employment is terminated by the Company for any reason other than death, Disability or for Cause (as defined in his employment agreement).

COMPENSATION OF DIRECTORS

  Directors who are Company employees receive no additional or special remuneration for serving as directors. The Company's non-employee Directors are paid $500 plus out-of-pocket expenses for each meeting of the Board of Directors and receive options to purchase shares of Common Stock of the Company pursuant to the Director Option Plan described below. In addition, in 1995, Mr. Claytor received an option to purchase 50,000 shares of common stock and Mr. Allan received an option to purchase 150,000 shares of common stock, both exercisable at $1 per share.

DIRECTOR OPTION PLAN

  The 1996 Director Option Plan provides for the grant of stock options to existing and future outside directors of the Company. Each outside director who is serving as a director on January 1 of each calendar year, commencing January 1, 1997, will automatically be granted an option to acquire up to 5,000 shares of common stock at an exercise price per share not less than the fair market value per share of common stock on such date, assuming such outside director had been serving for at least six months prior to the date of grant.

  Payment of the exercise price for options granted under the Director Option Plan may be made in cash, in shares of the Company's common stock, or in a combination of cash and common stock. Options under the Director Option Plan are fully exercisable upon six months of the anniversary of receipt. Options granted under the Director Option Plan are not transferrable, except under limited circumstances. If the outside director optionee ceases to be an outside director other than by reason of death, disability or cause, all unexercised options terminate three months thereafter.

  The Company has reserved 500,000 shares of its common stock for issuance under the Director Option Plan. The Director Option Plan terminates in 2006.

LONG-TERM INCENTIVE PLAN

  In 1996, the Company adopted the Long Term Incentive Plan ("LTI Plan") to assist the Company in securing and retaining key employees and consultants. The LTI Plan authorizes grants of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted stock performance shares and dividend equivalents to officers and key employees of the Company and outside consultants to the Company. There are 2,000,000 shares of Common Stock reserved for award under the LTI Plan.

  The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the total number and type of award granted in any year, the number and selection of employees or consultants to receive awards, the number and type of awards granted to each grantee and the other terms and provisions of the awards, subject to the limitations set forth in the LTI Plan.

    Stock Option Grants. The Compensation Committee has the authority to select individuals who are to receive options under the LTI Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the Common Stock on the date of grant with respect to incentive stock options), the vesting provisions and the option term. Unless otherwise provided by the Compensation Committee, any option granted under the LTI Plan expires the earlier of 10 years from the date of grant or, three months after the optionee's termination of service, other than termination for cause, with the Company or three years after the optionee's death or disability. As of December 3, 1996 the Company has granted options to purchase 236,520 shares of Common Stock under the LTI Plan.

    Stock Appreciation Rights. The Compensation Committee may grant SARs separately or in tandem with a stock option award. A SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted (the "base price"). Under the LTI Plan, the Company may pay such amount in cash, in Common Stock or a combination of both. Unless otherwise provided by the Compensation Committee at the time of grant, the provisions of the LTI Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of a SAR. A SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability. A SAR granted separately will have such terms as the Compensation Committee may determine, subject to the provisions of the LTI Plan. As of December 3, 1996, no SARs have been granted under the LTI Plan.

    Restricted Stock Awards. The Compensation Committee is authorized under the LTI Plan to issue shares of restricted Common Stock to eligible participants on such terms and conditions and subject to such restrictions, if any, as the Compensation Committee may determine. As of December 3, 1996, no restricted stock awards have been granted under the LTI Plan.

    Performance Shares. The Compensation Committee is authorized under the LTI Plan to grant performance share units to selected employees. Typically each performance share unit will be deemed to be the equivalent of one share of Common Stock. As of December 2, 1996, no performance shares have been awarded under the LTI Plan.

    Dividend Equivalents. The Compensation Committee may also grant dividend equivalent rights in conjunction with the grant of options of SARs. Dividend equivalent rights entitle the holder to receive an additional amount of Common Stock upon the exercise of the underlying option or SAR. As of December 3, 1996, no dividend equivalents have been awarded under the LTI Plan.

401(k) PLAN

  Due to the Acquisitions, the Company currently has four defined contribution 401(k) salary reduction plans intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), one for each of FFI, CSC, Airpure and Precisionaire (collectively, the "401(k) Plans"). The Company is in the process of combining all of the plans into a single plan. See "Business--Strategies--Increase Operating Efficiency."

  Employees of Flanders and Airpure are immediately eligible to enroll in their 401(k) Plans upon employment. Employees of CSC and Precisionaire are eligible after one year of service. Eligible employees may enroll in the appropriate 401(k) Plan as of any January 1 or July 1 of each year. For each of the 401(k) Plans, a participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage of his or her total compensation which varies between the 401(k) Plans between 15% and 20%. Flanders, Airpure and CSC may make matching contributions to the appropriate 401(k) Plans at the discretion of their Boards of Directors. Precisionaire contributes 25 cents for each dollar contributed, up to the first 4% of compensation deferred. Participant contributions and earnings are 100% vested, while Company matching contributions vest in increments over a six-year period (for FFI, Airpure and CSC) or a seven-year period (for Precisionaire). Participants may alter their contribution amounts as of any enrollment date. Participants may change or transfer their investments at any time. Contributions may be withdrawn only after the participant reaches the age of 59 1/2 or in the event of retirement, death disability, termination of service or financial hardship, with possible penalties for certain early withdrawals. The Company pays all expenses associated with administration of the 401(k) Plans.

EXECUTIVE COMPENSATION

 Board Compensation Committee Report on Executive Compensation

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The role of the Compensation Committee is to review and approve salaries and other compensation of the executive officer of the Company, to administer the Executive Officer Bonus Plan (the "Bonus Plan"), and administer the stock option plans and to review and approve stock option grants to all employees, including the executive officers of the Company. Several of the mechanisms discussed below were not in place during 1995, but have been or are being established as the Company further defines its executive compensation policies and goals. For instance, the non-qualified stock option plan discussed below was not in place during 1995, but has since been established, and will be an important part of future compensation decisions.

 General Compensation Philosophy

  The Company's compensation philosophy is that total cash compensation should vary with the performance of the Company and any long-term incentive should be closely aligned with the interest of the stockholders.

  Total cash compensation for the executive officers consists of the following components:

  .Base salary
  .An executive officer bonus that is related to growth in sales and operating earnings of the Company.

  Long-term incentive is realized through the granting of stock options to executives and key employees through a non-qualified stock option plan, which was adopted by the Board and approved by a majority of the Company's shareholders in January of 1996. The Company has no other long-term incentive plans for its officers and employees.

 Base Salary and Executive Officer Bonus Target

  Current base salaries for the executive officers of the Company were determined by arms' length negotiations with the Board of Directors, and are set forth in the various employment contracts between the Company and the executive officers--see "Employment Agreements."

 Stock Options

  Stock options are granted to aid in the retention of executive and key employees and to align the interests of executive and key employees with those of the stockholders. The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the employees ability to impact future corporate results. An employee's ability to impact future corporate results depends on the level and amount of job responsibility of the individual. Therefore, the level of stock options granted is proportional to the Compensation Committee's evaluation of each employee's job responsibility. For example, Mr. Amerson, as the Chief Executive Officer, has the highest level of responsibility and would typically be awarded the highest level of stock options.

  Stock options are granted at a price not less than the fair market value on the date granted. They are granted to key employees, including the executive officers, at the direction of the Compensation Committee at levels believed to be appropriate for the amount and level of responsibility of each key employee.

  The members of the Compensation Committee are Messrs. Claytor and Allan. Mr. Claytor is a non-employee director. Mr. Allan is the Chairman of the Board; his compensation is fixed at $71,000 per year, and he is not eligible for bonuses.

 Summary Compensation Table.

  The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary, bonus and other compensation exceed $100,000.

                                               ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                        ---------------------------------- ----------------------------
                                                                                  AWARDS        PAYOUTS
                                                                           -------------------- -------
                                                                 OTHER     RESTRICTED
                                                                ANNUAL       STOCK    OPTION/S   LTIP
                                                                COMPEN-     AWARD(S)    SARS    PAYOUTS
NAME AND PRINCIPAL POSITION(1)  YEAR    SALARY ($) BONUS ($) SATION ($)(2)    ($)        (#)      ($)
------------------------------  ----    ---------- --------- ------------- ---------- --------- -------
Thomas T. Allan.........        1995     $ 71,000    $ --      $137,077      $ --       150,000  $ --
 Chairman of the Board          1994       71,000      --       124,500        --           --     --
                                1993       71,000      --       167,875        --           --     --
Robert R. Amerson.......        1995(3)   128,846      --       137,077        --     1,150,000    --
 President                      1994      100,000      --       124,500        --           --     --
                                1993      100,000      --       167,875        --           --     --
Steven K. Clark.........        1995(4)    15,000      --           --         --     1,150,000    --
 Chief Financial Officer        1994          --       --           --         --           --     --
                                1993          --       --           --         --           --     --

--------
(1) Gustavo Hernandez, a Vice President of the Company and a Director, is the Chief Executive Officer of Precisionaire. He commenced his employment with the Company in September 1996. Mr. Hernandez will receive an annual salary of $250,000, plus a possible bonus, commencing in September 1996, under his Employment Agreement. See "Management--Employment Agreements." During 1995 and 1994, Mr. Hernandez was paid $218,049 and $188,714, respectively, by Precisionaire.
(2) Represents compensation paid by the Company to Flanders Equity Corporation, a company owned principally by Messrs. Allan and Amerson. See "Management--Employment Agreements," "Certain Relationships and Related Party Transactions."
(3) Mr. Amerson's annual salary is $250,000, plus a possible bonus each year, under his Employment Agreement. See "Management--Employment Agreements." In 1996, Mr. Amerson has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.
(4) Mr. Clark commenced his employment with the Company as of December 15, 1995. Mr. Clark's annual salary is $250,000, plus a possible bonus, under his Employment Agreement. See "Employment Agreements." In 1996, Mr. Clark has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.

 Options/SARs Granted in Last Fiscal Year.

  The following table sets forth the aggregate number and value of stock options and SAR's granted by the Company for services rendered during 1995 to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary, bonus and other compensation exceed $100,000.

                                                                           POTENTIAL REALIZABLE
                                                                                VALUE AT
                                                                             ASSUMED/ANNUAL
                                       % OF TOTAL                            RATES OF STOCK
                                      OPTIONS/SARS                         PRICE/APPRECIATION
                                       GRANTED TO  EXERCISE OR              FOR OPTION TERM
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION --------------------
   NAME                  GRANTED (#)  FISCAL YEAR    ($/SH)       DATE    5% ($)(1) 10% ($)(1)
   ----                  ------------ ------------ ----------- ---------- --------- ----------
Thomas T. Allan.........    150,000         6%        $1.00    11/15/2000 $ 42,000   $ 91,500
Robert R. Amerson(2)....  1,150,000        47%        $1.00    11/15/2000  322,000    701,500
Steven K. Clark(3)......  1,150,000        47%        $1.00    11/15/2000  322,000    701,500

--------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciate on the Common Stock over the term of the options. These numbers do not take into account plan provisions providing for termination of the option following termination of employment or non-transferability.
(2) Mr. Amerson's current salary is $250,000, plus any bonuses awarded under his Employment Agreement. See "Management--Employment Agreements." In 1996 Mr. Amerson has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.
(3) Mr. Clark commenced his employment with the Company as of December 15, 1995. Mr. Clark's current salary is $250,000, plus any bonuses awarded under his Employment Agreement. See "Management--Employment Agreements." In 1996, Mr. Clark has also received stock options to purchase 1,000,000 shares at $2.50 each and 1,000,000 shares at $7.50 each.

 Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values.

  The following table sets forth the aggregate number and value of stock options and SAR's exercised during the last year by the Company's Chief Executive Officer and by each of the Company's other executive officers whose annual salary, bonus and other compensation exceed $100,000.

                                                                                VALUE OF
                                                               NUMBER OF      UNEXERCISED
                                                              UNEXERCISED     IN-THE-MONEY
                                                            OPTIONS/SARS AT  OPTIONS/SAR'S
                                                             FISCAL YEAR-      AT FISCAL
                                                                END (#)       YEAR-END(S)
                         SHARES ACQUIRED                     EXERCISABLE/     EXERCISABLE/
  NAME                   ON EXERCISE (#) VALUE REALIZED ($)  UNEXERCISABLE  UNEXERCISABLE(1)
  ----                   --------------- ------------------ --------------- ----------------
Thomas T. Allan.........       --               $--            150,000/--    $  225,000/--
Robert R. Amerson.......       --                --          1,150,000/--     1,725,000/--
Steven K. Clark.........       --                --          1,150,000/--     1,725,000/--

--------
(1) The Company did not have a public market for its stock prior to its listing on the OTC Bulletin Board in February 1996.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth all individuals known to beneficially own 5% or more of the Company's Common Stock, and all officers and directors of the registrant, with the amount and percentage of stock beneficially owned, as of December 3, 1996.

    NAME AND ADDRESS     SHARES BENEFICIALLY OWNED      SHARES BENEFICIALLY OWNED
  OF BENEFICIAL OWNER        PRIOR TO OFFERING               AFTER OFFERING
  -------------------    ------------------------------ ------------------------------
                            NUMBER        PERCENT(1)       NUMBER        PERCENT(7)
                         --------------- -------------- --------------- --------------
A. Russell Allan,              1,027,544         6.44%        1,027,544         5.85%
 III(2).................
 531 Flanders Filters
 Road
 Washington, NC 27889
Thomas T. Allan(2)(4)...       6,041,250        37.52%        6,041,250        34.13%
 531 Flanders Filters
 Road
 Washington, NC 27889
Robert R.                      8,160,759        42.72%        8,160,759        39.42%
 Amerson(2)(3)..........
 531 Flanders Filters
 Road
 Washington, NC 27889
Steven K. Clark(2)(3)...       5,364,014        28.08%        5,364,014        25.91%
 531 Flanders Filters
 Road
 Washington, NC 27889
William M. Claytor(5)...         164,172         1.03%          164,172          .93%
 531 Flanders Filters
 Road
 Washington, NC 27889
Gustavo Hernandez(6)....          71,613          .45%           71,613          .41%
 2399 26th Avenue North
 St. Petersburg, FL
 33734
William H. Clark........               0         0.00%                0         0.00%
 531 Flanders Filters
 Road
 Washington, NC 27889
Officers and Directors        15,088,808        67.21%       15,088,808        62.74%
 as a
 Group(2)(3)(4)(5)(6)...

--------
(1) Applicable percentage of ownership is based on 15,951,548 shares of Common Stock outstanding as of December 3, 1996, together with applicable options for such stockholders exercisable within 60 days. Shares of common stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Includes shares subject to an option in favor of Messrs. Amerson and Clark (3,321,021 shares and 2,214,014 shares, respectively), from Thomas T. Allan and A. Russell Allan, III (4,713,000 shares and 822,035 shares, respectively).
(3) Includes 1,150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share, 1,000,000 shares which are subject to an option to purchase such shares from the Company at $2.50 per share; and 1,000,000 shares which are subject to an option to purchase such shares from the Company at $7.50 per share.
(4) Includes 150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
(5) Includes 50,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
(6) Includes 71,613 shares which are held in escrow as part of a post-closing purchase price adjustment to the acquisition of Precisionaire. These shares will be released from escrow only if Precisionaire meets certain performance criteria during the next three years.
(7) Assumes all shares offered by the Company are sold.

                             SELLING SHAREHOLDERS

  Of the shares registered hereunder, 1,333,889 are for the account of the Selling Shareholders identified below. None of the Selling Shareholders had any position, office or other material relationship with the Company or any of its predecessors or affiliates during the three years prior to the issuance of the Shares. Such Shares are being registered pursuant to certain registration rights held by the Selling Shareholders. The following table summarizes the Selling Shareholders' security ownership prior to this offering, and after giving effect to this offering:

                           SHARES BENEFICIALLY
                               OWNED PRIOR                               SHARES OWNED
                               TO OFFERING                           AFTER THIS OFFERING
                           -----------------------                   -----------------------
                                                    NUMBER OF SHARES
                                                    BEING REGISTERED
 NAME OF SECURITY HOLDER    NUMBER     PERCENT(2)      FOR RESALE     NUMBER     PERCENT(2)
 -----------------------   ----------- -----------  ---------------- ----------- -----------
 General Electric Pension
  Trust(1)...............      444,445        2.79%     444,445                0         0.0%
 The President and Fel-
  lows of Harvard Col-
  lege(1)................      444,444        2.79%     444,444                0         0.0%
 The Travelers Indemnity
  Company(1).............      222,222        1.39%     222,222                0         0.0%
 SunAmerica Small Company
  Growth Fund............      600,000        3.76%     100,000          500,000        2.85%
 Bert R. Cohen...........       26,000         .16%      14,000           12,000         .07%
 Ronald A. Weinstein.....       23,500         .15%       5,500           18,000         .10%
 Kenneth D. Tuchman(1)...       11,000         .07%      11,000                0         0.0%
 Stuart M. Sloan(1)......       14,000         .09%      14,000                0         0.0%
 G&N Associates,
  Ltd.(1)................       11,000         .07%      11,000                0         0.0%
 Victor O. Alhadeff......       23,500         .15%       5,500           18,000         .10%
 LZ Investment,
  L.L.C.(1)..............       27,778         .17%      27,778                0         0.0%
 Ellen M. Dougan(1)......        6,000         .04%       6,000                0         0.0%
 The Galena Group(1).....       11,000         .07%      11,000                0         0.0%
 J. Lynn Dougan(1).......       17,000         .11%      17,000                0         0.0%

--------
(1) Assumes all shares held by such Selling Shareholder will be offered and sold.
(2) Percentage of ownership is based on 15,951,548 shares of Common Stock outstanding on December 3, 1996 and 17,551,548 shares of Common Stock outstanding after completion of this Offering.

  The 1,333,889 shares registered hereunder on behalf of the Selling Shareholders are to be offered and sold solely through the selling efforts of the individual Selling Shareholders or their own brokers or dealers and the Company has no arrangement, agreement or understanding with any such broker or dealer with respect thereto.

  The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions).

  The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Shares by the Selling Shareholders. Sales of the Shares by the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

  At the time a particular offer of Shares is made, except as herein contemplated, by or on behalf of a Selling Shareholder, to the extent required, a Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

  Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling-off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation. Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Shareholders.

  The sale of such shares by the Selling Shareholders will be subject to state securities laws of states in which a transaction is sought to be effected and cannot be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

  The Company has agreed to pay all expenses in connection with the registration of the Shares with the Securities and Exchange Commission for the Selling Shareholders under this Registration Statement, including but not limited to, legal and accounting fees, printing and certain other costs associated with this offering.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Thomas T. Allan, Robert R. Amerson and Steven K. Clark entered into an Indemnity Agreement with Flanders whereby Messrs. Allan, Amerson and Clark agreed to collectively deposit up to $1,500,000 into an escrow fund to indemnify the Company for the payment of any claims, judgments, and expenses arising from the potential environmental claims made by the State of North Carolina, and $525,000 due for the settlement of the lawsuits against the Company by Hartford Casualty Insurance Co. and St. Paul Fire and Marine Insurance Co. The Company has waived the escrow fund requirement. The indemnification is limited to $1,500,000 and in no event will any of the individuals named be required to contribute more than $500,000 each. With respect to the environmental claim, the Company has retained Aquaterra, Inc. to conduct Phase I and Phase II environmental surveys, and to provide the Company with an estimate of the dollar amount required to remediate the affected property. Based upon Aquaterra, Inc.'s evaluation, the Company, estimates that any liability resulting from any alleged contamination will not exceed $200,000, including the cost of the Phase I and Phase II environmental surveys. Messrs. Allan, Amerson and Clark have assumed all liability to Aquaterra, Inc. with respect to the Phase I and Phase II environmental reports undertaken to date. With respect to the lawsuits against the Company by Hartford Casualty Insurance Company and St. Paul Fire & Marine Insurance Company, Messrs. Allan, Amerson and Clark have collectively paid $262,500 of the $525,000 for the settlement of the lawsuits, and they will pay the remaining $262,500 in January, 1997.

  In connection with the issuance of Series A Convertible Debentures, Messrs. Clark and Amerson have irrevocably granted and issued to certain unrelated investors the right and option to sell to Messrs. Clark and Amerson from time to time such debentures at a purchase price of 105% of the face value of such debentures plus any accrued interest thereon. This, in effect, is a personal guaranty by Messrs. Amerson and Clark of repayment of the Debentures.

  ABB Partnership, as landlord, and Airpure, as tenant, entered into a month-to-month Lease Agreement, dated July 31, 1995. ABB Partnership is controlled by Robert Amerson, president of the Company. The month-to-month lease was entered into on terms believed by the Company to be fair and reasonable and generally reflective of market conditions.

  The Company paid Flanders Equity Corporation, a management company owned by Robert Amerson and Thomas Allan, officers and directors of the Company, management fees of $532,000, $420,000, and $524,008 for 1995, 1994 and 1993,
respectively. The Company's liabilities at December 31, 1995, December 30, 1994 and December 31, 1993 include management fees payable to Flanders Equity Corporation of $50,000, $0, $150,000, respectively. This arrangement was terminated in 1995, and no management fee expenses have been, or will be, incurred in 1996 with regard to Flanders Equity Corporation.

  The Company, as tenant, has entered into lease agreements with respect to certain facilities located in Auburn, Pennsylvania, Bartow, Florida and St. Petersburg, Florida, with the following persons or entities, as landlord: POT Realty, LHB Realty and Gustavo and Ana Hernandez. Mr. Hernandez, Vice President of Operations and a Director of the Company, is a principal of POT Realty and LHB Realty. These leases were entered into as part of the Precisionaire acquisition on terms believed by the Company to be fair and reasonable and generally reflective of market conditions.

                         DESCRIPTION OF CAPITAL STOCK

  The following statements are subject to the detailed provisions of the Company's Articles of Incorporation and Bylaws, and are qualified in their entirety by reference thereto.

AUTHORIZED SHARES

  Under the Company's Articles of Incorporation ("Articles of Incorporation" or "Articles"), the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of December 3, 1996, there are 15,951,548 shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share on all matters voted upon by shareholders and have no preemptive or other rights to subscribe for additional securities of the Company. The shares of Common Stock when issued, are fully paid and non-assessable, and no shareholder will be personally liable for any obligations of the Company solely by reason of being a shareholder of the Company.

  Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject only to any preferential distributions to holders of Preferred Stock, if applicable.

PREFERRED STOCK

  The Company's Articles of Incorporation authorize the Board, without any vote or action by the holders of Common Stock, to issue Preferred Stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of Preferred Stock. Depending upon the terms of Preferred Stock established by the Board, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Common Stock, would dilute the voting power of the outstanding Common Stock. The potential issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.

SERIES A CONVERTIBLE SUBORDINATED DEBENTURES

  In September 1996, the Company sold $2,500,000 principal amount of Series A Subordinated Convertible Debentures to certain unrelated investors. Such debentures are due and payable on the earlier of the release of $4,000,005 of restricted cash to the Company, which release shall occur upon the effectiveness of a registration statement of the Company on or before January 15, 1997 with respect to certain shares of Common Stock held by certain Selling Stockholders set forth herein (provided, however, that if such a registration statement is not declared effective by January 15, 1997, such Selling Shareholders may seek rescission of their investment in the Company, and upon the exercise of such rescission right, such funds would be used to repurchase from such Selling Shareholders the shares of stock held by them as to which the rescission right is exercisable), or September 17, 1999, and are convertible into an aggregate of 277,778 shares of the Company's Common Stock, based upon a conversion price of $9.00 per share. As of December 3, 1996, no debentures have been converted.

OTHER WARRANTS

  In connection with the Series A Convertible Subordinated Debentures, certain unrelated investors acquired warrants to purchase 25,000 shares of common stock at an exercise price of $9.63 per share.

10% CONVERTIBLE NOTES

  In September 1996, the Company sold $4,000,000 principal amount of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors. The 10% Convertible Notes are due and payable on September 20, 1999 and are convertible at any time commencing forty-one (41) days after issuance into shares of the Company's Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. As of December 3, 1996, no notes have been converted.

  In connection with the 10% Convertible Notes, certain unrelated offshore investors were given a contractual right to receive, on the date of the conversion of the Notes into common stock, warrants to purchase such number of shares of common stock equal to ten percent (10%) of the number of common shares issued upon any such conversion. The exercise price of the warrants is equal to the amount per share at which the 10% Convertible Notes were converted into Common Stock.

STOCK OPTIONS

  The Company has reserved (i) 2,000,000 shares of Common Stock under its LTI Plan, and (ii) 500,000 shares of Common Stock under its 1996 Director Option Plan, for issuance in respect of stock options granted under such plans. As of December 3, 1996, there were 223,320 outstanding options under the above-mentioned plans. See "Management--Executive Compensation."

  The Company has reserved a total of 6,500,000 shares of Common Stock for issuance upon the exercise of stock options granted to various officers and directors. The Company has reserved 3,150,000 of the 6,500,000 shares for Robert R. Amerson's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; 1,000,000 shares at an exercise price of $7.50. The Company has reserved 3,150,000 of the 6,500,000 shares for Steven K. Clark's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; 1,000,000 shares at an exercise price of $7.50. The Company has reserved 150,000 of the 6,500,000 shares for Thomas T. Allan's exercise of 150,000 stock options at an exercise price of $1.00. The Company has reserved 50,000 of the 6,500,000 shares for William M. Claytor's exercise of 50,000 stock options at an exercise price of $1.00.

REGISTRATION RIGHTS

  Holders of approximately 4,567,484 shares of Common Stock, and holders of approximately 7,425,000 options or warrants to purchase Common Stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on form S-3, if such form is available to the Company, subject to certain conditions and limitations.

TRANSFER AGENT AND REGISTRAR

  OTC Stock Transfer, Inc. is the transfer agent and registrar for the Common Stock.

          ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES AND BYLAWS

  The Company's Articles of Incorporation and Bylaws may discourage certain types of transactions that may involve an actual or threatened change of control of the Company and they encourage any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors. Management of the Company believes that generally the interests of the Company's shareholders would be served best if any change in control results from negotiations with its Board of Directors on the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

  The provisions described herein are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all its outstanding shares of capital stock at an adequate price or that is otherwise unfair to its shareholders or an unsolicited proposal for the restructuring or sale of all or part of the Company. Management of the Company believes that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive shareholders of opportunities to realize temporary takeover premiums for their shares or other advantages that large accumulations of stock would provide.

  The description below is a summary only and is qualified in its entirety by reference to the Company's Articles and Bylaws filed as exhibits to the Company's S-1 Registration Statement of which this Prospectus is a part.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

  The Company's Bylaws provide that the number of directors shall not be less than four nor more than nine. The exact number of directors is set in accordance with the Bylaws by resolution from time to time by a majority of the entire Board. Interim vacancies on the Board, or vacancies created by an increase in the number of directors, may be filled by vote of a majority of the directors then in office.

SHAREHOLDER ACTION

  The Bylaws of the Company also provide that special meetings of shareholders may only be called by the Board of Directors or by any person or committee expressly so authorized by the Board of Directors and by the holders of at least ten percent (10%) of all shares entitled to vote at the proposed special meeting.

  The provisions limiting the ability of minority shareholders to call a special meeting may have the effect of delaying consideration of a shareholder proposal until the next annual meeting of the shareholders unless a special meeting is called for such purpose.

  Any call for a special meeting must specify the matters to be acted upon at the meeting. Shareholders are not permitted to submit additional matters or proposals for consideration of any special meeting.

SHAREHOLDER PROPOSALS

  The Company's Bylaws establish an advance notice procedure for nominations (other than by or at the direction of the Board) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of shareholders of the Company. Subject to any other applicable requirements, only such nominations may be considered and such business may be conducted at an annual meeting as has been brought before the meeting by or at the direction of the Board or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the same.

PREFERRED STOCK AND ADDITIONAL COMMON STOCK

  Under the Company's Articles, the Board has authority to provide by resolution for issuance of shares of one or more series of Preferred Stock. The Board is authorized to fix by resolution the terms and conditions of each series. See "Description of Capital Stock--Preferred Stock."

  The Company believes that the availability of Preferred Stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without the expense and delay of shareholder action, unless shareholder action is required by applicable law or the rules of any stock exchange or organization on which any class of stock of the Company may then be quoted or listed.

  These provisions give the Board of Directors the power to approve the issuance of a series of Preferred Stock with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board of Directors of the Company will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its shareholders, customers, employees or other constituencies.

CONTROL SHARE ACQUISITION STATUTE

  The Control Share Acquisition Act provides that any person or entity that acquires control shares of a publicly held North Carolina corporation shall not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation votes to grant such voting rights. The Control Share Acquisition Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation for the Control Share Acquisition Act, would bring its voting power within any of the following three ranges: (i) one-fifth (1/5) of all voting power, (ii) one-third (1/3) of all voting power, or (iii) a majority of all voting power. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares; however, an acquisition pursuant to an agreement to which the corporation is a party (which would require affirmative action on the part of the Board of Directors) and which is conducted pursuant to the merger provisions of North Carolina law, which generally requires shareholder approval, is not considered a "control share acquisition" and is therefore exempt from the provisions of the Control Share Acquisition Act.

  Under the Control Share Acquisition Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by a majority of disinterested shareholders of each class of capital stock outstanding prior to the acquisition. The shareholders of the corporation must consider the status of those voting rights at the next annual or special meeting of shareholders. The acquiror may accelerate the decision and require the corporation to hold a special meeting of shareholders for the purpose of considering the status of those rights if the acquiror (i) files an "acquiring person statement" with the corporation, and (ii) agrees to pay all expenses of the meeting. Unless otherwise provided in the articles of incorporation or bylaws of a corporation, shareholders have the right to have their shares redeemed by the corporation at fair market value if the control shares are accorded full voting rights and the acquiror has obtained a majority or more control shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 17,551,548 shares of Common Stock outstanding (assuming no exercise of the Underwriters' Over-Allotment Option). Of these shares, 3,267,668 shares (including the 2,933,889 shares sold in this Offering) will be freely tradeable without restriction under the Securities Act.

  As of December 20, 1996, there were stock options and warrants outstanding to purchase an aggregate of 7,648,320 shares of Common Stock at a weighted average exercise price of $3.46 per share, all of which are currently exercisable. In addition, the Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative's Warrant to purchase up to 160,000 shares of Common Stock at an exercise price equal to 120% of the public offering price set forth herein.

  Holders of the Company's Series A Convertible Debentures can convert such debentures into an aggregate of 277,778 shares of Common Stock at a conversion rate of $9.00 per share. Additionally, the holders of the Company's 10% Convertible Notes can convert such notes into Common Stock at the lesser of 82% of the average bid and ask price for the immediately preceding seven (7) trading days or $9.00. As of November 27, 1996, such holders would receive approximately 490,000 shares of Common Stock.

  Holders of approximately 4,567,484 shares of Common Stock, 1,333,889 of which are being registered herein, and holders of approximately 7,425,000 options or warrants to purchase Common Stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. The holders of such rights have not waived in writing their right to have shares included in this Registration Statement, and such holders therefore continue to retain such rights, subject to the Underwriters right to limit the number of shares to be included herein. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on form S-3, if such form is available to the Company, subject to certain conditions and limitations.

  The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur could have an adverse affect on the prevailing market price of the Common Stock.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), for whom Gilford Securities Incorporated is acting as the Representative, have agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares set forth opposite their names:

 UNDERWRITER                                                    NUMBER OF SHARES
 -----------                                                    ----------------
Gilford Securities Incorporated................................
                                                                   ---------
                                                                   ---------
  Total........................................................    1,600,000
                                                                   =========

  The Underwriters are committed to purchase 1,600,000 Shares offered hereby, if any of the Shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

  The Company has been advised by the Representative that the Underwriters initially propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and may allot to certain dealers who are members of the National Association of Securities Dealers,
Inc. ("NASD") concessions not in excess of $    per Share, of which amount a
sum not in excess of $    per Share may in turn be reallowed by such dealers
to other dealers. After the commencement of the offering, the public offering price, concessions and reallowances may be changed. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the securities offered by the Company hereby.

  The Company has granted to the Underwriters an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 240,000 Shares on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The company has agreed to pay to the Representative a non-accountable expense allowance equal to $200,000, of which $25,000 has been paid to date.

  All officers and directors of the Company have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, transfer, assign, or otherwise or dispose of any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of common Stock for a period of ninety days from the effective date of the Registration Statement (the "Lock-Up Period"), without the prior written consent of the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities. In addition, the Company has agreed not to sell or offer for sale any of its securities for a period of twelve months commencing on the date of this Prospectus, without the prior written consent of the Representative.

  In connection with the Offering, the Company has agreed to issue and sell to the Representative and/or its designees, at the closing of the proposed underwriting, for nominal consideration, five year Representative's Warrants (the "Representative's Warrants") to purchase 160,000 shares of Common Stock. The Representative's Warrants are exercisable at any time during a period of four years commencing one year from the effective date of the Registration
Statement at a price of $    [120% of the initial public offering price
per share of Common Stock] per share of Common Stock and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date of the Registration Statement, except to officers of the Representative. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the number of shares of Common Stock and exercise price under certain circumstances. The Representative's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Representative's Warrants.

  The Underwriting Agreement provides that the Representative has a right of first refusal for a period of three years from the date of this Prospectus with respect to any sale of securities by the Company or any present or future subsidiaries.

  The Company has agreed that for five years from the effective date of the Registration Statement, the Underwriter may designate one person to attend all meetings of the Company's Board of Directors. The Company has agreed to reimburse the Representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors. The Company has also agreed to reimburse the Representative for approximately $8,000 in due diligence expenses incurred in connection with this offering.

  The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreements which are filed as exhibits to the Registration Statement. See "Additional Information."

  In connection with this Offering, certain Underwriters and selling group members or their affiliates may engage in "passive" market making transactions of the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A of the Securities Exchange Act of 1934, as amended. Rule 10b-6A allows certain qualified brokers and dealers to engage in passive market making for the Nasdaq National Market securities during the two (2) day "cooling off" period before a distribution of securities. In general, market makers, including both prospective underwriters and selling group members, registered in the security during the two (2) calendar months prior to the filing of a registration statement with respect to the offering of securities are eligible to engage in passive market making. Market makers who intend to engage in passive market making must account for at least thirty percent of the average daily trading volume in the security during the prior two (2) month period. Passive market makers may not enter a bid or effect a purchase at a price which is higher than the highest bid otherwise displayed on the Nasdaq National Market of a market maker who is not a participant in the distribution. A passive market maker must close its market in the security if the amount of securities it has purchased minus the amount of securities it has sold exceeds thirty percent (30%) of its average daily trading volume in the security.

                                    EXPERTS

  The consolidated financial statements and schedules of the Company and the financial statements of CSC for the periods indicated, included in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, for the periods indicated, in their reports which appear elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The Financial Statements and schedules of Precisionaire included in this Prospectus and Registration Statement have been audited by Arthur Andersen & Co., LLP, independent auditors, for the periods indicated, in their reports which appear elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The law firm of Snell & Wilmer L.L.P., Salt Lake City, Utah, has acted as counsel to the Company in connection with this offering and will render an opinion as to the legality of the shares of Common Stock being offered hereby. Orrick, Herrington & Sutcliffe, LLP, New York, New York, has acted as counsel to the Underwriters in connection with the offering.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company's Common Stock is traded on the Nasdaq National Market System. Reports, proxy statements, information statements, and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act of 1933, as amended, relating to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information pertaining to the Shares hereby offered and to the Company, reference is made to the Registration Statement, including exhibits filed as part thereof, copies of which may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Financial Statements of Flanders Corporation
  Unaudited Consolidated Condensed Interim Financial Statements............  F-2
  Audited Consolidated Financial Report.................................... F-10
Financial Statements of Precisionaire, Inc.
  Unaudited Consolidated Condensed Interim Financial Statements............ F-29
  Audited Consolidated Financial Report.................................... F-35
Financial Statements of Charcoal Service Corporation
  Audited Consolidated Financial Report.................................... F-47

                     FLANDERS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED CONDENSED BALANCE SHEET(1)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                                                     ------------- ------------
                                                      (UNAUDITED)
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................  $ 2,603,039  $ 2,973,797
  Restricted cash (See Note 4)......................    4,000,005          --
  Short-term investments............................      835,519          --
  Receivables:
   Trade, less allowance for doubtful accounts of
    $466,903 at September 30, 1996; $148,000 at
    December 31, 1995...............................   21,449,645    7,243,557
   Other............................................    1,237,603      321,356
  Inventories (See Note 2)..........................   10,432,883    2,321,367
  Deferred taxes....................................    1,028,285      137,961
  Other current assets..............................      739,495       46,586
                                                      -----------  -----------
    Total current assets............................   42,326,474   13,044,624
                                                      -----------  -----------
Other assets........................................      925,685      183,542
Intangible assets...................................   12,465,344          --
Property and equipment, net of accumulated
 depreciation and amortization of $6,212,398 at
 September 30, 1996; $5,590,677 at December 31,
 1995...............................................   29,769,357    5,301,063
                                                      -----------  -----------
                                                      $85,486,860  $18,529,229
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable.....................................  $ 1,397,318  $ 3,890,425
  Current maturities of long-term debt..............      881,627      454,181
  Accounts payable..................................   12,824,179    3,984,140
  Accrued expenses..................................    5,260,832      685,482
                                                      -----------  -----------
    Total current liabilities.......................   20,363,956    9,014,228
                                                      -----------  -----------
Long-term debt, less current maturities.............   27,752,260    1,306,584
Convertible debt....................................    6,500,000          --
Deferred income taxes...............................    5,069,610          --
Commitments and contingencies.......................          --           --
Committed Capital (See Note 4, Capital
 Transactions)......................................    4,000,005          --
Stockholders' equity
  Preferred stock, $.001 par value, 10,000,000
   shares authorized; none issued...................          --           --
  Common stock, $.001 par value; 50,000,000 shares
   authorized; issued and outstanding: 15,459,905 at
   September 30, 1996; 11,434,000 at December 31,
   1995.............................................       15,460       11,434
  Additional paid-in capital........................   14,793,837    3,418,671
  Retained earnings.................................    6,991,732    4,778,312
                                                      -----------  -----------
    Total stockholders' equity......................   21,801,029    8,208,417
                                                      -----------  -----------
                                                      $85,486,860  $18,529,229
                                                      ===========  ===========

--------
(1) The Company's Unaudited Consolidated Condensed Balance Sheet at September 30, 1996 includes the balance sheet of Precisionaire, Inc., ("Precisionaire") a company acquired on September 23, 1996. See Note 3.

                     FLANDERS CORPORATION AND SUBSIDIARIES

          UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS(1)

                               THREE MONTHS ENDED        NINE MONTHS ENDED
                                 SEPTEMBER 30,             SEPTEMBER 30,
                             -----------------------  ------------------------
                                1996         1995        1996         1995
                             -----------  ----------  -----------  -----------
Net sales..................  $14,453,452  $9,319,475  $40,694,712  $28,249,910
Cost of goods sold.........   10,552,846   6,982,977   30,326,600   20,944,489
                             -----------  ----------  -----------  -----------
    Gross Profit...........    3,900,606   2,336,498   10,368,112    7,305,421
                             -----------  ----------  -----------  -----------
Operating expenses.........    2,440,006   1,669,356    6,988,474    5,221,606
                             -----------  ----------  -----------  -----------
    Operating income.......    1,460,600     667,142    3,379,638    2,083,815
                             -----------  ----------  -----------  -----------
Nonoperating income
 (expense):
  Other income (expense)...      104,764      (7,826)     497,139      (66,021)
  Interest expense.........     (144,913)   (129,240)    (290,481)    (457,522)
                             -----------  ----------  -----------  -----------
                                 (40,149)   (137,066)     206,658     (523,543)
                             -----------  ----------  -----------  -----------
    Income before income
     taxes.................    1,420,451     530,076    3,586,296    1,560,272
Income taxes...............      555,000     224,157    1,372,876      615,631
                             -----------  ----------  -----------  -----------
    Net income.............  $   865,451  $  305,919  $ 2,213,420  $   944,641
                             ===========  ==========  ===========  ===========
Earnings per weighted
 average common and common
 equivalent share
 outstanding:
  Primary..................  $      0.05  $     0.03  $      0.13  $      0.10
                             ===========  ==========  ===========  ===========
  Fully diluted............  $      0.05  $     0.03  $      0.13  $      0.10
                             ===========  ==========  ===========  ===========
Weighted average common and
 common equivalent shares
 outstanding:
  Primary..................   18,685,393   9,693,478   16,396,481    9,693,478
                             ===========  ==========  ===========  ===========
  Fully diluted............   19,205,086   9,693,478   16,975,351    9,693,478
                             ===========  ==========  ===========  ===========

--------
(1) The Company's Unaudited Consolidated Condensed Statements of Operations do not include the statements of operations of Precisionaire for the periods indicated. See Note 3.

                      FLANDERS CORPORATION AND SUBSIDIARY

           CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      ADDITIONAL
                                            COMMON     PAID-IN      RETAINED
                                            STOCK      CAPITAL      EARNINGS
                                           --------  ------------  -----------
Balance, January 1, 1995.................. $  9,643  $    310,741  $ 3,632,992
  Issuance of 378,411 shares of common
   stock..................................      378       165,543          --
  Issuance of 1,100,000 shares of common
   stock related to December 11, 1995
   Private Placement......................    1,100     2,429,004          --
  Reverse acquisition of Elite
   Acquisitions, Inc......................      334           --          (334)
  Purchase and retirement of 21,197 shares
   of common stock........................      (21)      (11,617)         --
  Indemnification of claim by
   Stockholders...........................      --        525,000          --
  Net income..............................      --            --     1,145,654
                                           --------  ------------  -----------
Balance, December 31, 1995................   11,434     3,418,671    4,778,312
  Issuance of 2,892,760 shares of common
   stock related to the Private
   Offerings..............................    2,893    15,135,604          --
  Less Committed Capital (See Note 4).....      --     (4,000,005)         --
  Issuance of 1,036,886 shares of common
   stock related to the Acquisitions......    1,037        (1,037)
  Issuance of 96,280 shares of common
   stock upon exercise of warrants........       96       240,604
  Net income..............................                           2,213,420
                                           --------  ------------  -----------
Balance, September 30, 1996 (unaudited)... $ 15,460  $ 14,793,837  $ 6,991,732
                                           --------  ------------  -----------

--------
(1) The Company's Consolidated Condensed Statements of Stockholders' Equity do not include the operations of Precisionaire for the periods indicated. See
    Note 3.

                      FLANDERS CORPORATION AND SUBSIDIARY

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                         FOR THE THREE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30,                SEPTEMBER 30,
                         ---------------------------- ---------------------------
                             1996           1995          1996          1995
                         -------------  ------------- -------------  ------------
    NET CASH PROVIDED
     (USED) BY OPERATING
     ACTIVITIES......... $   2,081,343  $  1,130,193  $     (67,386) $ 1,211,091
CASH FLOWS FROM
 INVESTING ACTIVITIES
  Acquisitions, net of
   cash received........   (25,653,305)          --     (32,361,260)         --
  Purchase of
   equipment............      (648,909)      (83,378)    (1,368,188)    (783,059)
                         -------------  ------------  -------------  -----------
    NET CASH (USED) BY
     INVESTING
     ACTIVITIES.........   (26,302,214)      (83,378)   (33,729,448)    (783,059)
CASH FLOWS FROM
 FINANCING ACTIVITIES
  Net change in
   revolving credit
   agreements...........    10,353,065    (1,749,991)     8,913,413     (591,611)
  Proceeds from issuance
   of convertible debt..     6,220,000           --       6,220,000          --
  Net change in long-
   term borrowings......     6,548,227        27,890      6,574,171      (19,954)
  Proceeds from issuance
   of common stock......     3,296,600        61,433     11,718,492       61,433
  Purchase of common
   stock for
   retirement...........           --        (23,367)           --       (23,938)
                         -------------  ------------  -------------  -----------
    NET CASH PROVIDED
     (USED) BY FINANCING
     ACTIVITIES.........    26,417,892    (1,684,035)    33,426,076     (574,070)
                         -------------  ------------  -------------  -----------
    NET INCREASE
     (DECREASE) IN
     CASH...............     2,197,021      (637,220)      (370,758)    (146,038)
CASH AT BEGINNING OF
 PERIOD.................       406,018      (256,356)     2,973,797     (747,538)
                         -------------  ------------  -------------  -----------
    CASH AT END OF
     PERIOD (See
     Note 4)............ $   2,603,039  $   (893,576) $   2,603,039  $  (893,576)
                         =============  ============  =============  ===========
CASH PAID FOR TAXES..... $     135,000  $      1,000  $     889,033  $     1,000
                         -------------  ------------  -------------  -----------

--------
(1) The Company's Unaudited Consolidated Condensed Statements of Cash Flows do not include the statements of cash flows of Precisionaire for the periods indicated. See Notes 3 and 4.

NOTE 1. NATURE OF BUSINESS AND INTERIM FINANCIAL STATEMENTS

  Nature of business: Flanders Corporation (the "Company") manufactures and markets a full range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air ("HEPA") filters and charcoal filters for semiconductor manufacturing facilities, to residential furnace filters. The Company's air filtration products are utilized by many industries, including commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductors, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials.

  Although the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company began a strategy of growth by acquisition in December 1995. So far this year, the Company has expanded its product line through the purchase of three other companies: Charcoal Service Corporation ("CSC"), Air Seal Filter Housings, Inc. ("Airseal") and Precisionaire, Inc. ("Precisionaire"). These acquisitions are collectively referred to herein as the "Acquisitions."

  Interim financial statements: The interim financial statements presented herein are unaudited and have been prepared in accordance with the instructions to Form 10-Q. These statements should be read in conjunction with financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995. The accompanying financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company's financial position, results of operations, and cash flows. The results of operations and cash flows for the three months and nine months ended September 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996.

  Goodwill: The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is being amortized on a straight line basis over 40 years. Amortization of goodwill charged to operations during the nine months ended September 30, 1996 and 1995 was $14,200 and $0, respectively. At each balance sheet date, the Company evaluates goodwill for impairment by comparing expectations of non-discounted future cash flows excluding interest costs, and operating income with the carrying value of goodwill for each subsidiary having a material goodwill balance. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at September 30, 1996.

  Earnings per Common Share: The computation of earnings per common share and common share equivalent is done according to the treasury method, which is based upon the weighted average number of common shares outstanding during the period. Earnings per common and common equivalent share include the effect of the stock options and warrants mentioned in Note 5 as if the options and warrants had been exercised at the date the options and warrants were granted. The number of common shares outstanding was increased by the number of shares issuable under the stock options and warrants and this theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased with the applicable portion of the proceeds from the exercise of the options and warrants. The 1,036,886 shares of common stock issued with respect to the Acquisitions which may be released from escrow pending evaluation of certain financial targets have been treated for the purposes of the earnings per share calculations as contingently issuable, and have been included in fully diluted earnings per share.

  Primary earnings per common and common equivalent share for the three and nine month periods ended September 30, 1996 and 1995 were calculated as follows:

                                        THREE MONTHS ENDED   NINE MONTHS ENDED
                                          SEPTEMBER 30,        SEPTEMBER 30,
                                       -------------------- --------------------
                                          1996      1995       1996      1995
                                       ---------- --------- ---------- ---------
Net income............................ $  865,451 $ 305,919 $2,213,420 $ 944,641
Weighted average shares outstanding... 13,719,072 9,693,478 12,645,471 9,693,478
  Add: exercise of weighted average
   warrants and options reduced by the
   number of shares purchased with
   proceeds...........................  4,966,321       --   3,751,010       --
                                       ---------- --------- ---------- ---------
Adjusted weighted average shares
 outstanding.......................... 18,685,393 9,693,478 16,396,481 9,693,478
                                       ========== ========= ========== =========
Net income per common share........... $     0.05 $    0.03 $     0.13 $    0.10
                                       ========== ========= ========== =========

  Earnings per share--continued. Fully diluted earnings per common and common equivalent share for the three and nine month periods ended September 30, 1996 and 1995 were calculated as follows:

                                        THREE MONTHS ENDED   NINE MONTHS ENDED
                                          SEPTEMBER 30,        SEPTEMBER 30,
                                       -------------------- --------------------
                                          1996      1995       1996      1995
                                       ---------- --------- ---------- ---------
Net income............................ $  865,451 $ 305,919 $2,213,420 $ 944,641
Weighted average shares outstanding... 14,037,496 9,693,478 12,777,619 9,693,478
  Add: exercise of weighted average
   warrants and options reduced by the
   number of shares purchased with
   proceeds...........................  5,167,590       --   4,197,732       --
                                       ---------- --------- ---------- ---------
Adjusted weighted average shares
 outstanding.......................... 19,205,086 9,693,478 16,975,351 9,693,478
                                       ========== ========= ========== =========
Net income per common share........... $     0.05 $    0.03 $     0.13 $    0.10
                                       ========== ========= ========== =========

NOTE 2. INVENTORIES

  Inventories consist of the following at September 30, 1996 and December 31, 1995:

                                                           9/30/96    12/31/95
                                                         ----------- ----------
Finished goods.......................................... $ 3,994,301 $  198,607
Work in progress........................................   1,468,806    879,987
Raw materials...........................................   5,029,776  1,302,773
                                                         ----------- ----------
                                                          10,492,883  2,381,367
Less allowance for obsolete raw materials...............      60,000     60,000
                                                         ----------- ----------
                                                         $10,432,883 $2,321,367
                                                         =========== ==========

NOTE 3. ACQUISITIONS

  Effective September 23, 1996, the Company acquired all of the outstanding capital stock of Precisionaire pursuant to a stock purchase agreement dated July 1, 1996. The purchase price was $25,123,425 and 786,885 shares of the Company's common stock, subject to a post-closing purchase price adjustment, and was paid by the delivery of both $25,123,425 in cash to the Precisionaire sellers and 786,885 shares of the Company's common stock to an escrow agent to be held in escrow and released to the Precisionaire sellers over a three year period if certain gross revenue targets are met by Precisionaire. Shares released from escrow will be valued at the market price on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. Contemporaneously therewith, Precisionaire entered into an agreement to acquire from POT Realty (owned by the former shareholders of Precisionaire) a manufacturing facility, warehouse and related real property, located in Terrell, Texas, whereby Precisionaire would assume $2,191,575 of debt with respect to such building. This transaction was completed as of October 31, 1996. The Company's balance sheet at September 30, 1996 contains accruals in long-term debt and fixed assets to reflect this purchase. For financial statement purposes, the acquisition of Precisionaire is being accounted for as having occurred on September 30, 1996, such that the Company's balance sheet at September 30, 1996 includes the assets of Precisionaire, and the Company's future financial statements will include the operations of Precisionaire from September 30, 1996.

  Precisionaire manufactures air filters and related products for commercial and residential air conditioning and heating systems. Precisionaire's headquarters are located in St. Petersburg, Florida. Precisionaire's manufacturing operations are conducted from four main facilities with a total of 442,000 square feet of manufacturing space, located in Bartow, Florida, Lakeland, Florida, Terrell, Texas and Auburn, Pennsylvania. Precisionaire also maintains 33,000 square feet of warehouse space in South Holland, Illinois.

  In connection with the acquisition of Precisionaire, the Company recorded $9,534,286 of goodwill, which represents the excess of purchase price (including tax attributes) plus expenses over fair value of assets acquired, which is being amortized over 40 years.

  Summarized below are the unaudited pro forma results of operations of the Company as though Precisionaire, CSC and Air Seal had been acquired at the beginning of the nine month periods ended September 30, 1996 and 1995.

                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                -------------------------------
                                                     1996            1995
                                                --------------- ---------------
Revenues....................................... $    95,860,032 $    81,937,667
                                                =============== ===============
Net income..................................... $     4,305,827 $     2,605,196
                                                =============== ===============
Net income per common share, primary........... $          0.23 $          0.20
                                                =============== ===============
Net income per common share, fully diluted..... $          0.22 $          0.20
                                                =============== ===============

NOTE 4. CAPITAL TRANSACTIONS

  Private offering. As of September 30, 1996, the Company raised, through a private offering of its Common Stock at $9.00 per share, $7,699,005, for 855,445 shares of stock, $2,500,000 through a private offering of Series A Subordinated Convertible Debentures to certain unrelated investors, which are convertible into an aggregate of 277,778 shares of the Company's common stock, based upon a conversion price of $9.00 per share, and $4,000,000 from the sale of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors (collectively called the "September Offering"). The 10% convertible notes are convertible at any time commencing forty-one (41) days after issuance into shares of the Company's Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% convertible notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of the Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. Net proceeds to the Company after commissions and expenses of $982,400 were $13,216,605. Of the $7,699,005 raised through the September Offering, $4,000,005 is subject to certain rights of rescission in favor of an investor if a Registration Statement under the Securities Act of 1933 registering such shares for re-sale is not declared effective as of January 15, 1997. In connection with the 10% Convertible Notes, certain unrelated offshore investors were given a contractual right to receive, on the date of the conversion of the Notes into common stock, the right to receive warrants to purchase common stock equal to ten percent (10%) of the number of common shares issued upon any such conversion. The warrants can be converted into Common Stock of the Company at an amount per share equal to the amount per share at which the 10% Convertible Notes were converted into Common Stock. See Note 6--Subsequent Events.

  Restricted cash and committed capital. Of the $7,699,005 raised through the September Offering, $4,000,005, from the sale of 444,445 shares of common stock, is held in escrow and subject to certain rights of rescission in favor of an investor if a Registration Statement under the Securities Act of 1933 registering such shares for re-sale is not declared effective as of January 15, 1997. This amount is reflected on the balance sheet at September 30, 1996 as "Restricted cash" and "Committed capital." The $4,000,005 will be reclassified as "Cash" and "Additional paid-in capital" on the date such registration statement is declared effective.

NOTE 5. STOCK OPTIONS AND WARRANTS

  The following table summarizes the activity related to the Company's stock options and warrants for the nine months ended September 30, 1996 and the year ended December 31, 1995. Grants of stock options and warrants to employees are accounted for following APB Opinion No. 25 and related Interpretations. Accordingly, since the exercise price of options granted was at or below the market price of the Company's stock on the date granted, no compensation cost has been recognized for grants of 5,136,520 options to employees during the nine months ended September 30, 1996. The Company also issued 97,712 warrants during the nine months ended September 30, 1996 to finders and broker-dealers as part of the Private Offerings with a deemed fair value fair value, calculated according to FASB 123, of $39,884.

                                                    EXERCISE            WEIGHTED
                                                    PER SHARE           AVERAGE
                                     STOCK   ----------------------- EXERCISE PRICE
                          WARRANTS  OPTIONS   WARRANTS     OPTIONS     PER SHARE
                          -------- --------- ----------- ----------- --------------
Outstanding at January
 1, 1995................      --         --
  Granted...............   61,280  2,500,000    $2.50       $1.00        $1.04
  Exercised.............      --         --
  Canceled or expired...      --         --
                           ------  ---------
Outstanding at December
 31, 1995...............   61,280  2,500,000    $2.50       $1.00        $1.04
  Granted...............   97,712  5,136,520 $2.50-$5.00 $2.50-$9.50     $4.61
  Exercised.............   96,280        --     $2.50                    $2.50
  Canceled or expired...      --         --                              $ --
                           ------  ---------
Outstanding at September
 30, 1996...............   62,712  7,636,520 $2.50-$5.00 $1.00-$9.50     $3.45
                           ======  =========
Exercisable at September
 30, 1996...............   62,712  5,519,520 $2.50-$5.00 $1.00-$3.50     $1.94
                           ======  =========

  The warrants expire at various periods through September 1998. The options expire at various times through June 2001.

NOTE 6. SUBSEQUENT EVENTS

  As part of the acquisition of Precisionaire by the Company, on September 23, 1996, Precisionaire entered into a purchase and sales agreement with POT Realty, a Florida general partnership, in which Precisionaire agreed to purchase certain real property, buildings and related improvements located in Terrell, Texas (the "Property"). The total purchase price for the Property was $3,315,000, $1,123,423.65 of which was paid by the Company to the shareholders of Precisionaire as part of the Closing of the Precisionaire stock purchase. The remainder of the purchase price was paid by Precisionaire assuming certain debt encumbering the land and buildings. This transaction was completed as of October 31, 1996. The Company's balance sheet at September 30, 1996 contains accruals in long-term debt and fixed assets to reflect this purchase.

  In October 1996, the Company raised an additional $4,306,000 from a private placement of 478,444 shares of stock at $9.00 per share to certain unaffiliated accredited investors. Net proceeds from the Offering, after commissions of $400,000, were $3,906,000. Of the $4,306,000 raised through the private offering, $4,000,000 is subject to certain rights of rescission in favor of an investor if a Registration Statement under the Securities Act of 1933 registering such shares for re-sale is not declared effective as of January 9, 1997. Combined with the September Offering, total gross proceeds from September and October were $18,505,005. Net proceeds from September and October were $17,122,605. See also Note 4, Capital Transactions.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
 Flanders Corporation
 Washington, North Carolina

  We have audited the accompanying consolidated balance sheets of Flanders Corporation and Subsidiary as of December 31, 1995 and December 30, 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flanders Corporation and Subsidiary as of December 31, 1995 and December 30, 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993.

                                          McGladrey & Pullen, LLP

New Bern, North Carolina
February 8, 1996, except for Note 20,
as to which the date is December 2, 1996.

                      FLANDERS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND DECEMBER 30, 1994

                                 1995        1994
                              ----------- -----------
           ASSETS
Current Assets
  Cash and cash equivalents
   (Note 15)................  $ 2,973,797 $   156,692
  Receivables:
   Trade, less allowance for
    doubtful accounts 1995
    $148,000; 1994 $40,000
    (Notes 5 and 6).........    7,243,557   5,711,231
   Other....................      321,356      23,930
  Inventories (Notes 2, 5
   and 6)...................    2,321,367   3,067,314
  Deferred taxes (Note 10)..      137,961     224,000
  Other current assets......       46,586     124,349
                              ----------- -----------
    Total current assets....   13,044,624   9,307,516
                              ----------- -----------
Other Assets (Note 3).......      183,542     133,970
                              ----------- -----------
Property and equipment, net,
 (Notes 4, 5 and 6).........    5,301,063   4,972,576
                              ----------- -----------
                              $18,529,229 $14,414,062
                              =========== ===========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current Liabilities
  Notes payable (Notes 5, 15
   and 20)..................  $ 3,890,425 $ 4,122,861
  Current maturities of
   long-term debt (Notes 6
   and 15).....................   454,181     389,724
  Accounts payable (Note
   7).......................    3,984,140   3,769,021
  Accrued expenses (Note
   8).......................      685,482     676,892
                              ----------- -----------
    Total current
     liabilities............    9,014,228   8,958,498
                              ----------- -----------
Long-Term Debt, less current
 maturities (Notes 6 and
 15)........................    1,306,584   1,502,188
                              ----------- -----------
Commitments and
 Contingencies (Notes 11,
 14, 16 and 19)
Stockholders' Equity (Notes
 9, 13, 16 and 20):
  Preferred Stock, $.001 par
   value, authorized
   10,000,000 shares; issued
   none.....................          --          --
  Common Stock, $ .001 par
   value; authorized
   50,000,000 shares; issued
   and outstanding 1995
   11,434,000; 1994
   9,643,000 shares.........       11,434       9,643
  Additional paid-in
   capital..................    3,418,671     310,741
  Retained earnings.........    4,778,312   3,632,992
                              ----------- -----------
                                8,208,417   3,953,376
                              ----------- -----------
                              $18,529,229 $14,414,062
                              =========== ===========

                See Notes to Consolidated Financial Statements.

                      FLANDERS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    YEARS ENDED DECEMBER 31, 1995, DECEMBER 30, 1994, AND DECEMBER 31, 1993

                                             1995         1994         1993
                                          -----------  -----------  -----------
Net Sales...............................  $38,494,261  $26,072,225  $20,568,732
Cost of Goods Sold (Notes 11, 12, 13 and
 14)....................................   28,953,729   18,845,385   14,064,800
                                          -----------  -----------  -----------
    Gross profit........................    9,540,532    7,226,840    6,503,932
                                          -----------  -----------  -----------
Other Operating Revenue:
  Freight revenue.......................          --       552,807      466,992
  Other.................................      141,549       81,372       80,102
                                          -----------  -----------  -----------
                                              141,549      634,179      547,094
                                          -----------  -----------  -----------
Operating Expenses (Notes 11, 12, 13 and
 14):
  General and administrative............    3,729,238    4,258,827    4,095,976
  Selling...............................    2,506,445    2,252,034    1,915,435
  Research and development..............      119,985      157,748      159,108
  Insurance companys' claim.............      375,000      150,000          --
  Management fees.......................      532,000      420,000      524,008
                                          -----------  -----------  -----------
                                            7,262,668    7,238,609    6,694,527
                                          -----------  -----------  -----------
    Operating income....................    2,419,413      622,410      356,499
                                          -----------  -----------  -----------
Nonoperating Income (Expense):
  Other income..........................       43,852       26,371       42,976
  Interest expense......................     (633,029)    (477,822)    (374,342)
                                          -----------  -----------  -----------
                                            (589,177)     (451,451)    (331,366)
                                          -----------  -----------  -----------
    Income before income taxes and
     cumulative effect of change in
     accounting principle...............    1,830,236      170,959       25,133
Income taxes (Note 10)..................      684,582      176,402       14,627
                                          -----------  -----------  -----------
    Income (loss) before cumulative
     effect of change in accounting
     principle..........................    1,145,654       (5,443)      10,506
Cumulative effect on prior years of
 changing to a different method of
 accounting for deferred income taxes
 (Note 10)..............................          --           --       306,800
                                          -----------  -----------  -----------
    Net income (loss)...................  $ 1,145,654  $    (5,443) $   317,306
                                          ===========  ===========  ===========
Earnings per common and common
 equivalent share (Note 17):
  Income (loss) before cumulative effect
   of change in accounting principle....  $      0.12  $       --   $       --
  Cumulative effect on prior years of
   changing to a different method of
   accounting for deferred income.......          --           --          0.03
                                          -----------  -----------  -----------
    Net income..........................  $      0.12  $       --   $      0.03
                                          ===========  ===========  ===========
Weighted average common and common
 equivalent shares outstanding..........    9,831,996    9,693,478    9,654,093
                                          ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                      FLANDERS CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     YEARS ENDED DECEMBER 31, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

                                                       ADDITIONAL
                                              COMMON    PAID-IN     RETAINED
                                              STOCK     CAPITAL     EARNINGS
                                             --------  ----------  -----------
Balance, January 1, 1993.................... $  9,565  $  281,202  $ 3,321,129
  Issuance of 111,630 shares of common
   stock....................................      112      48,047          --
  Purchase and retirement of 21,099 shares
   of common stock..........................      (21)     (9,901)         --
  Net income................................      --          --       317,306
                                             --------  ----------  -----------
Balance, December 31, 1993..................    9,656     319,348    3,638,435
  Issuance of 49,274 shares of common
   stock....................................       49      21,740          --
  Purchase and retirement of 61,630 shares
   of common stock..........................      (62)    (30,347)         --
  Net loss..................................      --          --        (5,443)
                                             --------  ----------  -----------
Balance, December 30, 1994..................    9,643     310,741    3,632,992
  Issuance of 378,411 shares of common
   stock....................................      378     165,543          --
  Issuance of 1,100,000 shares of common
   stock related to December 11, 1995
   Private Placement (Note 9)...............    1,100   2,429,004          --
  Reverse Acquisition of Elite Acquisitions,
   Inc. (Note 18)...........................      334         --          (334)
  Purchase and retirement of 21,197 shares
   of common stock..........................      (21)    (11,617)         --
  Indemnification of claim by Stockholders
   (Note 13)................................      --      525,000          --
  Net income................................      --          --     1,145,654
                                             --------  ----------  -----------
Balance, December 31, 1995.................. $ 11,434  $3,418,671  $ 4,778,312
                                             ========  ==========  ===========



                See Notes to Consolidated Financial Statements.

                      FLANDERS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     YEARS ENDED DECEMBER 31, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

                                            1995         1994         1993
                                         -----------  -----------  -----------
Cash Flows from Operating Activities
  Net income (loss)..................... $ 1,145,654  $    (5,443) $   317,306
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   in) operating activities:
  Depreciation and amortization.........     636,178      631,476      605,147
  Stock compensation....................         --        12,500       25,000
  Provision for doubtful accounts.......     108,000      (25,500)     (46,521)
  Allowance for obsolete inventory......     (45,000)     (69,134)     (93,972)
  Loss on sale of property and
   equipment............................         --        18,091       13,883
  Unrealized gain on marketable equity
   securities...........................         --           --       (21,736)
  Realized gain on sale of marketable
   equity securities....................         --       (32,941)         --
  Deferred income taxes.................     160,000       70,000     (363,940)
  Indemnification of claim by
   Stockholders.........................     375,000          --           --
  Change in assets and liabilities:
  Receivables...........................  (1,937,752)  (1,730,577)    (165,628)
  Inventories...........................     790,947   (1,209,802)      33,373
  Other current assets..................      77,763      (95,573)      16,100
  Accounts payable......................    (339,999)   1,443,504      362,566
  Accrued expenses......................     158,591     (511,765)     506,217
  Income tax payable....................     481,157      (65,307)      65,307
                                         -----------  -----------  -----------
      Net cash provided by (used in)
       operating activities.............   1,610,539   (1,570,471)   1,253,102
                                         -----------  -----------  -----------
Cash Flows from Investing Activities
  Purchase of equipment.................    (611,713)  (1,052,669)    (705,573)
  Proceeds from sale of marketable
   equity securities....................         --       580,918      (27,207)
  Proceeds from sale of property and
   equipment............................         --        82,620          --
  Disbursement on deferred debt
   expense..............................         --        (9,600)         --
  Purchase of real estate held for
   sale.................................         --       (60,486)         --
  Increase in cash value of life
   insurance............................     (52,524)         --           --
                                         -----------  -----------  -----------
      Net cash used in investing
       activities.......................    (664,237)    (459,217)    (732,780)
                                         -----------  -----------  -----------
Cash Flows from Financing Activities
  Payments on revolving credit
   agreement............................ (38,562,227) (27,064,360) (20,937,512)
  Proceeds on revolving credit
   agreement............................  38,329,791   28,369,813   21,313,426
  Proceeds on long-term borrowings......         --       526,932          --
  Principal payments on long-term
   borrowings...........................    (481,147)    (437,786)    (454,097)
  Proceeds from issuance of common
   stock................................   2,596,024        9,289       23,159
  Purchase of common stock for
   retirement...........................     (11,638)     (30,409)      (9,922)
                                         -----------  -----------  -----------
      Net cash provided by (used in)
       financing activities.............   1,870,803    1,373,479      (64,946)
                                         -----------  -----------  -----------
      Net increase (decrease) in cash
       and cash equivalents.............   2,817,105     (656,209)     455,376
Cash and Cash Equivalents
  Beginning.............................     156,692      812,901      357,525
                                         -----------  -----------  -----------
  Ending................................ $ 2,973,797  $   156,692  $   812,901
                                         ===========  ===========  ===========
Supplemental Disclosures of Cash Flow
 Information Cash payments for:
  Interest.............................. $   667,117  $   446,019  $   372,589
                                         ===========  ===========  ===========
  Income taxes.......................... $    43,425  $   188,934  $     8,420
                                         ===========  ===========  ===========
Supplemental Schedule of Noncash
 Financing Activities
 Issuance of common stock as
 compensation........................... $       --   $    12,500  $    25,000
                                         ===========  ===========  ===========
  Capital lease obligation incurred for
   use of equipment..................... $   350,000  $       --   $       --
                                         ===========  ===========  ===========
  Indemnification of claims by Officers
   and Directors (Note 13).............. $   525,000  $       --   $       --
                                         ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                      FLANDERS CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business: Flanders Corporation ("Company") primarily manufactures high-efficiency air filters, filtration systems, and housings which are used primarily in ultra-clean manufacturing environments (cleanrooms). The Company also provides installation supervision, filter testing, and certification services for installed systems. The Company sells its products primarily to cleanroom contractors and industrial users in North America, based on credit terms established for individual customers.

  A summary of the Company's significant accounting policies follows:

  Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Flanders Filters, Inc. ("FFI") and its subsidiary, Flanders Airpure Products, Co. ("Airpure"), which was 63.0 and 55.9 percent owned for the years ended December 31, 1995 and December 30, 1994 respectively. The year ended December 31, 1993 included the accounts of FFI and its subsidiary, Foremost Freight, Inc. ("Foremost") which was 67.5 percent owned. During 1994, Foremost Freight, Inc. ceased operations and the remaining assets and liabilities were absorbed by FFI. All material intercompany accounts and transactions have been eliminated in consolidation.

  Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents: The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions and certificates of deposit which have an original maturity of three months or less to be cash equivalents.

  Inventories: Inventories are valued at lower of cost (first-in, first-out method) or market.

  Property and Equipment: Property and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives.

  Revenue Recognition: All sales are recognized when shipments are made to customers. Other operating revenue consists of freight income net of freight costs. Freight revenue for Foremost was recognized when the shipment is completed with expenses recognized as incurred. Freight expenses associated with freight revenue for 1995, 1994 and 1993 amounted to $0, $539,627 and $496,228 respectively.

  Export Sales: The Company sells some products for end users outside of the United States through domestic specialty cleanroom contractors. These sales are accounted for as domestic sales. The Company also sells products through foreign distributors, primarily in Europe. These sales account for less than 5% of net sales.

  Self insurance expenses: The Company has elected to self-insure its employees' health and accident insurance up to a maximum of $50,000 per occurrence. Expenses related to health claims are accrued during the period when the Company is notified of a claim or probable claim under the policy, including incurred but not reported claims, and adjusted when the actual claim is submitted.

  Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation

                      FLANDERS CORPORATION AND SUBSIDIARY
allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2. INVENTORIES

  Inventories consists of the following at December 31, 1995 and December 30, 1994:

                                                            1995       1994
                                                          --------- -----------
   Finished goods........................................ $ 198,607 $   277,685
   Work in progress......................................   879,987     845,935
   Raw materials......................................... 1,302,773   2,048,694
                                                          --------- -----------
                                                          2,381,367   3,172,314
   Less allowance for obsolete raw materials.............    60,000     105,000
                                                          --------- -----------
                                                          2,321,367 $ 3,067,314
                                                          ========= ===========

NOTE 3. OTHER ASSETS

  Other assets consists of the following at December 31, 1995 and December 30, 1994:

                                                              1995      1994
                                                            --------- ---------
   Real estate held for sale............................... $ 116,486 $ 116,486
   Cash value of officers life insurance...................    52,524       --
   Deferred debt expense, net of accumulated amortization
    1995 $20,766;
    1994 $17,814...........................................    14,532    17,484
                                                            --------- ---------
                                                            $ 183,542 $ 133,970
                                                            ========= =========

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1995 and December 30, 1994:

                                   1995        1994     ESTIMATED USEFUL LIVES
                                ----------- ----------- ----------------------
   Land........................ $   275,595 $   275,595
   Buildings...................   5,534,094   5,460,277      15-30 years
   Machinery and equipment,
    including assets acquired
    under capital lease; 1995
    $418,111...................   3,637,497   2,939,447         10 years
   Office equipment............   1,106,730   1,069,867          5 years
   Vehicles....................     201,065     166,839          5 years
   Construction in progress....     136,759      45,735
                                ----------- -----------
                                 10,891,740   9,957,760
   Less accumulated
    depreciation, including
    amortization applicable to
    assets acquired under
    capital lease; 1995
    $20,906....................   5,590,677   4,985,184
                                ----------- -----------
                                $ 5,301,063 $ 4,972,576
                                =========== ===========

NOTE 5. PLEDGED ASSETS AND NOTES PAYABLE

  The Company had prime plus 0.75 percent and prime plus 1.00 percent revolving loan agreements with a bank, which provided for maximum borrowings based on the lessor of defined borrowing bases and $5,000,000 and $1,500,000, respectively, at December 31, 1995. The weighted average interest rate at December 31, 1995

                      FLANDERS CORPORATION AND SUBSIDIARY
was 9.34 percent. The agreement expires in June 1996 (See Note 20). The Company had prime plus 0.75 and prime plus 1.00 percent revolving loan agreements with a bank, which provided for maximum borrowings based on the lessor of defined borrowing bases and $4,500,000 and $1,000,000, respectively, at December 30, 1994. The weighted average interest rate at December 31, 1994 was 9.30 percent. The lender's prime rate at December 31, 1995 and December 30, 1994 was 8.50 and 8.50 percent, respectively. The notes are collateralized by a first security interest on equipment, accounts receivable, inventory and a second deed of trust on real property. See Note 6 for restrictive covenants which apply to both the revolving loan agreements and the term loan agreement.

NOTE 6. PLEDGED ASSETS AND LONG-TERM DEBT

  A summary of the Company's long-term debt, and collateral pledged thereon, consists of the following at December 31, 1995 and December 30, 1994:

                                                            1995       1994
                                                         ---------- ----------
   Prime plus 1.0 percent note payable to a bank due in
    monthly payments of $25,000 plus interest, with a
    balloon payment due June 1996, collateralized by a
    first security interest on receivables, inventory
    and substantially all machinery and equipment, and
    a second deed of trust on real property............  $  300,000 $  600,000
   10.125 percent note payable to an insurance company,
    due in monthly payments of $13,775, including
    interest through July 2004, collateralized by a
    first deed of trust on real property and a second
    security interest in machinery and equipment.......     938,576  1,005,139
   9.99 percent fixed rate capital lease obligation,
    due in monthly payments of $7,435, including
    interest through July 30, 2000, collateralized by
    equipment with a carrying value of $397,205........     327,016        --
   Various contracts payable including uncollateralized
    obligations; interest rates from 7.0 percent to 10
    percent and 6.75 percent to 10.0 percent at
    December 31, 1995 and December 30, 1994,
    respectively, collateralized by certain equipment;
    due in monthly and quarterly payments of
    approximately $2,000 and $2,665, respectively,
    including interest, at December 31, 1995 and
    monthly and quarterly payments of approximately
    $2,500 and $3,600, respectively, including interest
    at December 30, 1994 expiring December 1997 to
    October 2002.......................................     195,173    286,773
                                                         ---------- ----------
                                                          1,760,765  1,891,192
   Less current maturities.............................     454,181    389,724
                                                         ---------- ----------
                                                         $1,306,584 $1,502,188
                                                         ========== ==========

  In connection with the revolving (See Note 5) and certain term loan agreements the Company has agreed to certain restrictive covenants which includes among other things the lenders approval to pay dividends with both the bank and the insurance company. The Company was in violation of certain covenants with its lenders as of December 31, 1995; however, these violations have been waived by the lenders through January 1, 1997.

                      FLANDERS CORPORATION AND SUBSIDIARY

  Aggregate maturities required on long-term debt as of December 31, 1995 are due in future years as follows:

   FISCAL YEARS ENDING
   -------------------
   1996.............................................................. $  454,181
   1997..............................................................    168,364
   1998..............................................................    192,778
   1999..............................................................    209,890
   2000..............................................................    191,009
   Later years.......................................................    544,543
                                                                      ----------
                                                                      $1,760,765
                                                                      ==========

  The following is a schedule of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 1995:

   FISCAL YEARS ENDING
   -------------------
   1996............................................................... $ 89,217
   1997...............................................................   89,217
   1998...............................................................   89,217
   1999...............................................................   89,217
   2000...............................................................   52,043
                                                                       --------
     Total minimum lease payments.....................................  408,911
     Less amounts representing interest...............................   81,895
                                                                       --------
                                                                       $327,016
                                                                       ========

NOTE 7. ACCOUNTS PAYABLE

  Accounts payable consists of the following at December 31, 1995 and December 30, 1994:

                                                             1995       1994
                                                          ---------- ----------
   Accounts payable, trade............................... $2,940,716 $3,329,770
   Commissions payable...................................    460,092    324,271
   Customer deposits.....................................     24,214    110,980
   Income taxes payable (Note 10)........................    481,157        --
   Deferred taxes (Note 10)..............................     77,961      4,000
                                                          ---------- ----------
                                                          $3,984,140 $3,769,021
                                                          ========== ==========

NOTE 8. ACCRUED EXPENSES

  Accrued expenses consists of the following at December 31, 1995 and December 30, 1994:

                                                                1995     1994
                                                              -------- --------
   Payroll (Note 11)......................................... $277,911 $201,705
   Management fees, related party (Note 13)..................   50,000      --
   Sales and use taxes.......................................   92,940  109,008
   Interest..................................................   31,884   65,972
   Insurance claim (Note 19).................................      --   150,000
   Other.....................................................  232,747  150,207
                                                              -------- --------
                                                              $685,482 $676,892
                                                              ======== ========

                      FLANDERS CORPORATION AND SUBSIDIARY

NOTE 9. STOCKHOLDERS' EQUITY

  On December 29, 1995, the Company completed a private placement offering dated December 11, 1995 of 1,100,000 shares of the Company's common stock at $2.50 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling $319,897 amounted to $2,430,103.

  The President and Vice President/Chief Financial Officer of the Company have options to purchase 3,321,021 and 2,214,014, respectively, of the Company's common stock from two stockholders of the Company at an option price of $2.50 per share. The options expire November 29, 1997.

NOTE 10. INCOME TAX MATTERS

  The components of income tax expense in total and for the deferred portion for the years ended December 31, 1995, December 30, 1994 and December 31, 1993 are as follows:

                                                   1995      1994      1993
                                                 --------  --------  ---------
   Current:
     Federal.................................... $419,492  $106,402  $  74,627
     State......................................  105,090       --         --
                                                 --------  --------  ---------
                                                  524,582   106,402     74,627
                                                 --------  --------  ---------
   Deferred:
     Federal....................................  130,000    40,000    (67,000)
     State......................................   30,000    30,000      7,000
                                                 --------  --------  ---------
                                                  160,000    70,000    (60,000)
                                                 --------  --------  ---------
                                                 $684,582  $176,402  $  14,627
                                                 ========  ========  =========
   Components of deferred tax expense (credit):
     Loss carryforwards......................... $    --   $ 89,912  $   8,963
     Accounts receivable........................  (33,546)   10,982     16,753
     Inventory..................................   53,719   (20,869)    32,310
     Accrued expenses...........................  126,054   (65,038)  (105,430)
     Other......................................   13,773    55,013    (12,596)
                                                 --------  --------  ---------
                                                  160,000    70,000    (60,000)
                                                 ========  ========  =========

  The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the years ended December 31, 1995, December 30, 1994 and December 31, 1993 due to the following:

                                                    1995      1994     1993
                                                  --------  --------  -------
   Computed "expected" tax expense............... $622,280  $ 58,126  $ 8,545
   Increase (decrease) in income taxes resulting
    from:
     Nondeductible expenses......................   50,980   140,037   15,529
     State income taxes net of federal tax bene-
      fit........................................   89,159    19,818    3,170
     Change in valuation allowance...............  (32,490)  (23,680)  (7,300)
     Benefit of income taxed at lower rates......      --     (7,309)  (4,056)
     Tax credits.................................  (45,347)  (10,590)  (1,261)
                                                  --------  --------  -------
                                                  $684,582  $176,402  $14,627
                                                  ========  ========  =======

                      FLANDERS CORPORATION AND SUBSIDIARY

  Net deferred tax assets consist of the following components as of December 31, 1995 and December 30, 1994:

                                                                1995     1994
                                                              -------- --------
   Deferred tax assets:
     Accounts receivable allowance........................... $ 46,150 $ 12,604
     Inventory allowances....................................  107,786  161,505
     Accrued expenses........................................      --   126,054
     AMT credit carryforwards................................      --    26,347
                                                              -------- --------
                                                               153,936  326,510
     Less valuation allowance................................   15,975   48,465
                                                              -------- --------
                                                               137,961  278,045
   Deferred tax liabilities:
     Property and equipment..................................   77,961   58,045
                                                              -------- --------
                                                              $ 60,000 $220,000
                                                              ======== ========

  The components giving rise to the net deferred tax assets described above have been included in the accompanying consolidated balance sheets at December 31, 1995 and December 30, 1994 as follows:

                                                              1995      1994
                                                            --------  --------
   Current assets.......................................... $137,961  $224,000
   Noncurrent liabilities..................................  (77,961)   (4,000)
                                                            --------  --------
                                                            $ 60,000  $220,000
                                                            ========  ========

  The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which required a change from the deferred method to the liability method of accounting for income taxes. The Company adopted SFAS No. 109 as of the beginning of the year ended December 31, 1993. The cumulative effect on prior years of this change in accounting principle increased the net income by $306,800 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993.

NOTE 11. EMPLOYMENT AGREEMENTS AND DISCRETIONARY BONUSES

  The Company has employment agreements with its President and Vice President/Chief Financial Officer which have expiration dates of December 31, 2000. In addition to a base salary, the agreements provide for a termination payment ranging from one hundred to two hundred and fifty percent of their base compensation in the event the officers' employment is terminated under various circumstances.

  The Company pays discretionary cash bonuses to its employees. The amount of these cash bonuses included in cost of goods sold and operating expenses totaled $50,000, $30,000 and $100,000 for the years ended December 31, 1995, December 30, 1994 and December 31, 1993, respectively. During the year ended December 30, 1994, the Company issued 28,543 shares of common stock with a value of $12,500 to employees of the Company and charged to operating expenses with credits to common stock for $28 and paid-in capital for $12,472. During the year ended December 31, 1993, the Company issued 57,086 shares of common stock with a value of $25,000 to employees of the Company and charged to operating expenses with credits to common stock for $57 and paid-in capital for $24,943.

                      FLANDERS CORPORATION AND SUBSIDIARY

NOTE 12. EMPLOYEE BENEFIT PLANS

  The Company has a salary deferral 401(k) Plan, which allows employees to defer up to the lesser of 20 percent of their salary or such amount as determined by the U.S. Secretary of the Treasury with the Company contributing an amount determined by its Board of Directors each year. The Company contributed $17,671 and $32,551 to the plan for years ended December 31, 1995 and December 30, 1994, respectively. There were no Company contributions in 1993.

  The Company employee benefit program also includes health, accident, dental and life insurance and disability benefits. The Company has elected to self-insure the health and accident insurance at an individual maximum of $1 million each. The Company also maintains a stop loss policy which covers 100 percent of liability from $50,000 to $1,000,000. The insurance plans are provided for on a shared basis. The employers portion of claims charged to operations for the years ended December 31, 1995, December 30, 1994 and December 31, 1993 totaled approximately $314,000, $251,000 and $190,000, respectively.

NOTE 13. RELATED PARTY TRANSACTIONS AND BALANCES

  Three of the officers and directors of the Company have entered into an Indemnity Agreement with FFI whereby the officers and directors will collectively deposit $1,500,000 into an escrow fund to indemnify FFI for the payment of any claims, judgments, and expenses arising from the lawsuits against FFI by Hartford Casualty Insurance Co. ("Hartford") and St. Paul Fire and Marine Insurance Co. ("St. Paul"), and potential environmental issues. The indemnification is limited to $1,500,000 and in no event will any of the individuals named be required to contribute more than $500,000 each. FFI, Hartford and St. Paul entered into an arbitration agreement whereby all issues were arbitrated to a final bidding conclusion. A decision from the arbitrator was rendered December 23, 1995 upholding the reimbursement claims of both St. Paul and Hartford, in the total sum of $525,000. The indemnification of FFI's liability by certain officers and directors has been recorded as a contribution to capital. Management of the Company believes the impact to the Company's financial position would be immaterial if the officers and directors were unable to comply with the agreement. Expenses related to the Insurance Company's claims totaled $375,000, $150,000, and $0 for the years ended December 31, 1995, December 30, 1994, and December 31, 1993; respectively (See
Note 20).

  ABB Partnership, as landlord, and Airpure, as tenant, entered into a Lease Agreement, dated July 31, 1995. ABB Partnership is controlled by the president of FFI. The lease, which is a month to month lease of $6,250 per month, was entered into on terms believed by Airpure to be fair and reasonable and generally reflective of market conditions. The expense under this lease for 1995 amounted to $6,250.

  Transactions with Flanders Equity Corporation, a company affiliated through common ownership, are as follows:

                                                       1995     1994     1993
                                                     -------- -------- --------
   Management fees expense.......................... $532,000 $420,000 $524,008
   Rental expense...................................      --       --    16,800

  Liabilities at December 31, 1995, December 30, 1994 and December 31, 1993 include amounts owed to Flanders Equity as follows:

                                                       1995     1994     1993
                                                     -------- -------- --------
   Accrued management fees (Note 8)................. $ 50,000 $    --  $150,000

                      FLANDERS CORPORATION AND SUBSIDIARY

NOTE 14. LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

  Certain equipment is leased under agreements expiring between 1996 and 2000.

  The following is a schedule of the total rental commitments under these leases as of December 31, 1995:

   1995................................................................ $ 42,179
   1996................................................................   42,179
   1997................................................................   36,657
   1998................................................................   26,101
   1999................................................................   18,837
                                                                        --------
                                                                        $165,953
                                                                        ========

  The total rental expense charged to operations totaled $147,787, $207,618 and $225,511 for the years ended December 31, 1995, December 30, 1994 and December 31, 1993, respectively.

NOTE 15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

  Notes payable and long-term debt: Based on the borrowing rates currently available to the Company for bank loans with similar maturities and similar collateral requirements, the fair value of notes payable and long-term debt approximates the carrying amounts.

NOTE 16. STOCK OPTIONS AND WARRANTS

  The following table summarizes the activity related to the Company's stock options and warrants for the years ended December 31, 1993, December 30, 1994 and December 31, 1995:

                                                                    PRICE
                                                                  PER SHARE
                                                               ----------------
                                                      STOCK
                                            WARRANTS  OPTIONS  WARRANTS OPTIONS
                                            -------- --------- -------- -------
Outstanding at January 1, 1993, December
 31, 1993 and
 December 30, 1994.........................     --         --
  Granted..................................  61,280  2,500,000  $2.50    $1.00
  Exercised................................     --         --
  Canceled or expired......................     --         --
                                             ------  ---------
Outstanding at December 31, 1995...........  61,280  2,500,000  $2.50    $1.00
                                             ======  =========
Exercisable at December 31, 1995...........  61,280  2,500,000
                                             ======  =========

  The warrants and options expire June 11, 1996 and November 15, 2000, respectively (See Note 20).

                      FLANDERS CORPORATION AND SUBSIDIARY

NOTE 17. EARNINGS PER COMMON SHARE AND COMMON EQUIVALENT SHARE

  The computation of earnings per common share and common share equivalent share is based upon the weighted average number of common shares outstanding during the period. Earnings per common share and common equivalent share include the effect of the stock options and warrants mentioned in Note 16 as if the options and warrants had been exercised at the date the options and warrants were granted. The number of common shares outstanding was increased by the number of shares issuable under the stock options and warrants and this theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased with the applicable portion of the proceeds from the exercise of the options and warrants.

NOTE 18. MERGER

  Effective December 29, 1995, Elite Acquisitions, Inc. ("Elite"), predecessor to Flanders Corporation (See Note 20), acquired all of the outstanding common stock of Flanders Filters, Inc. ("FFI"). For accounting purposes, the acquisition has been treated as a recapitalization of FFI, with FFI as the acquirer (reverse acquisition).

  Elite was a public shell company incorporated in the state of Nevada in 1986 which prior to a December 11, 1995 private placement offering had no meaningful operations or assets and minimal liabilities. Elite and FFI entered into a stock purchase agreement on December 15, 1995 conditioned upon the satisfaction of certain conditions including 1) a successful private placement offering dated December 11, 1995 of 1,100,000 shares of Elite stock at $2.50 per share, 2) execution of a $1,500,000 Indemnification Agreement by certain stockholders of FFI and Elite concerning certain litigation and environmental matters (See Note 13), 3) execution of certain stock option agreements with stockholders of Elite and FFI, and 4) a 255 to 1 reverse stock split of Elite's 66,045,000 shares along with the issuance of 75,000 shares of recapitalized Elite stock to FFI's Vice President of Finance/Chief Financial Officer whereby Elite had 334,000 shares of outstanding common stock prior to the December 11, 1995 private placement offering. Elite issued 75,000 shares of common stock to Steven Clark in connection with consulting services rendered to Elite in the preparation of Elite's Form 10-K's and 10-Q's for prior reporting periods through September 30, 1995, the review of financial statements prepared by Elite, and the selection of an independent auditor with respect thereto, selection of legal counsel with respect to Elite's SEC filings, and the payment of all expenses incurred by Elite with respect to such accounting and legal personnel. Mr. Clark was not an officer, director or employee of FFI at the time. All conditions of the stock purchase agreement were met and the reverse acquisition was effected December 29, 1995 whereby Elite issued 10,000,000 shares of its stock to the stockholders of FFI in exchange for all of their outstanding Class A and Class B common stock.

  The Stockholders' equity of FFI prior to the merger is retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of Elite's and FFI's stock with an offset to paid-in capital. Retained earnings of FFI is carried forward after the acquisition. Operations prior to the merger are those of FFI. Earnings per share for periods prior to the merger are restated to reflect the number of equivalent shares received by FFI shareholders,

NOTE 19. LITIGATION

  In 1994, FFI settled a product liability claim for $225,000 which amount was reflected in the December 31, 1993 consolidated financial statements. FFI was then sued by its former insurance carriers (Hartford and St. Paul) for $525,000 which represents the amount of the claim paid by them.

  In 1995, FFI entered into an arbitration agreement whereby all issues were arbitrated to a final binding conclusion. A decision from the arbitrator was rendered December 23, 1995 upholding the reimbursement claims

                      FLANDERS CORPORATION AND SUBSIDIARY
of both St. Paul and Hartford, in the total sum of $525,000. An accrual of $150,000 was made at December 31, 1994. The additional $375,000 has been charged to expense in 1995. FFI has been indemnified from this obligation by certain officers and directors through an Indemnification Agreement dated December 15, 1995, (See Note 13).

NOTE 20. SUBSEQUENT EVENTS

 Merger and Acquisitions:

  On January 22, 1996, Elite Acquisitions, Inc. stockholders approved a reincorporation merger with Flanders Corporation, a newly formed wholly-owned company, whereby Elite Acquisitions, Inc. would merge with Flanders Corporation in a share for share stock exchange with Flanders Corporation being the surviving company. The Merger Agreement and Articles of Merger were effective as of January 29, 1996. As a result of the merger, the financial statements of Elite Acquisitions, Inc. have been presented as those of Flanders Corporation and the authorized capitalization of Flanders Corporation consisting of 50,000,000 shares of common stock, at a par value of $.001, and 10,000,000 shares of preferred stock, at a par value of $.001, has been presented as the capital structure of the company.

  On May 31, 1996, the Company completed the acquisition of all the outstanding stock of Charcoal Services Corporation, a competing carbon filter and containment manufacturer, as well as the land and building on which Charcoal Service Corporation operates that was owned by the stockholders of Charcoal Service Corporation. The purchase price was approximately $4,435,000, and up to 100,000 shares of the Company's common stock if certain performance criteria are met. Upon achieving certain performance criteria, the common stock will be released from escrow, valued at the market price on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. The acquisition was funded by private placement memorandums dated April 11, 1996 and May 13, 1996 which were completed on June 3, 1996. The effective date of the acquisition is March 1, 1996 whereby the Company will recognize the operating activities of CSC from that date.

  On June 15, 1996, the Company completed the acquisition of all the outstanding stock of Air Seal Filter Housings, Inc. as well as the land and building on which Air Seal filter Housings, Inc. operates that was owned by the stockholders of Air Seal Filter Housings, Inc. The purchase price was approximately $2,150,000 and up to 150,000 shares of the Company's common stock if certain performance criteria are met. Upon achieving certain performance criteria, the common stock will be released from escrow, valued at the market price on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. The acquisition was funded by private placement memorandums dated April 11, 1996 and May 13, 1996 which were completed on June 3, 1996. The effective date of the acquisition is May 31, 1996 whereby the Company will recognize the operating activities of Air Seal Filter Housings, Inc. from that date.

  On September 23, 1996, the Company acquired all the outstanding stock of Precisionaire, Inc., a leading manufacture of precision air filters, containment systems and filtration equipment, as well as a tract of land and a building on which Precisionaire, Inc. operates that was owned effectively by the majority stockholders of Precisionaire, Inc. The purchase price was approximately $25,123,425 with a post closing valuation allowance of up to 786,885 shares of the Company's common stock, which are held in escrow, to be released only if certain performance criteria are met. Upon achieving certain performance criteria, the common stock will be released from escrow, valued at the market price on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. The acquisition of Precisionaire, Inc. was funded by a private placement of the Company's common stock and convertible debt, closed on October 16, 1996, a credit facility provided by NationsBank consisting of (1) a

                      FLANDERS CORPORATION AND SUBSIDIARY
revolving credit facility in the maximum principal amount of $25,000,000 and
(2) a term loan facility in the maximum principal amount of $6,500,000, and the assumption of approximately $2,200,000 of debt associated with a mortgage on the purchased land and building. The effective date of the acquisition is September 30, 1996 whereby the Company will recognize the operating activities of Precisionaire, Inc. from that date.

STOCK OFFERINGS:

  On January 24, 1996, the Company completed a private placement offering dated January 10, 1996 of 500,000 shares of the Company's common stock at $2.50 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling $147,251 amounted to $1,102,749. Subsequent to year end, the Company utilized the proceeds from this offering along with the proceeds from the December 11, 1995 offering to reduce the revolving loan agreements to zero. In conjunction with the offering, the Company issued 35,000 warrants, expiring July 10, 1996, to the placement agents for the offering to purchase common stock at $2.50 per share.

  On June 3, 1996, the Company completed private placement memorandums dated April 11, 1996 and May 13, 1996 of 1,537,315 shares of the Company's common stock at $5.00 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling approximately $347,000 amounted to approximately $7,340,000. The Company utilized approximately $4,435,000 and $2,150,000 of proceeds from this offering to acquire Charcoal Service Corporation and Air Seal Filter Housings, Inc., respectively, while the remainder of the offering proceeds were utilized to reduce the revolving loan agreements.

  On October 11, 1996, the Company completed a private placement of 1,333,889 shares of the Company's common stock at $9.00 per share to accredited investors. The Company plans to utilize the net proceeds to reduce the revolving loan agreements. The Company incurred commissions and expenses totaling approximately $1,382,000 in conjunction with the stock offering and the issuance of convertible debt and notes totaling $6,500,000 which are discussed below.

 Stock Options and Warrants:

  On January 22, 1996 the Company approved a Long-term Incentive Plan and a Director Option Plan which results in reserving 2,500,000 shares of the company's common stock for issuance under these plans.

  On February 12, 1996, the Company granted options to purchase 819,520 shares of the Company's common stock at an exercise price of $2.50 per share, of which, options to purchase 119,520 shares were granted to certain key employees under its Long-term Incentive Plan and options to purchase 700,000 shares were granted to consultants to the Company. On that same date, options to purchase 200,000 shares of the Company's common stock were granted to a consultant to the Company at an exercise price of $3.50 per share.

  On February 22, 1996 the Company granted to its President and its Vice-President of Finance options, independent of the Company's Long-term Incentive Plan and Director Option Plan, to purchase 1,000,000 shares each of the Company's common stock at an exercise price of $2.50 per share.

  In June 1996, 61,280 outstanding warrants were exercised at a price of $2.50 per share. In addition, 35,000 warrants issued in conjunction with the January 10, 1996 offering were exercised in July 1996 at $2.50 per share.

  On May 28, 1996 the Company granted options to purchase 20,000 shares of the Company's common stock at an exercise price of $6.94 per share to certain key employees of Charcoal Services Corporation.

  On June 3, 1996 the Company granted to its President and its Vice-President of Finance options, independent of the Company's Long-term Incentive Plan and Director Option Plan, to purchase 1,000,000 shares of the Company's common stock at an exercise price of $7.50 per share. On the same date the Company granted options to purchase 57,000 shares of the Company's common stock at an exercise price of $7.50 per share to certain key employees under its Long-term Incentive Plan.

                      FLANDERS CORPORATION AND SUBSIDIARY

  On June 26, 1996 the Company granted options to purchase 40,000 shares of the Company's common stock at an exercise price of $9.50 per share to certain employees of Air Seal Filter Housings, Inc.

 Financing Agreements:

  On September 19, 1996, the Company entered into a loan agreement (the "Credit Facility") with NationsBank, N.A. that replaced the previous loan agreement which had been renewed in June 1996. The Credit Facility consists of
(i) a revolving credit facility in the maximum amount of $25,000,000 which bears interest at a rate of prime plus 1 percent, and (ii) a term facility in the maximum principal amount of $6,500,000 which bears interest at the rate of prime plus 1.5%. The Credit Facility is secured by all of the Company's tangible and intangible property.

  On October 16, 1996, the Company completed a private placement of $2,500,000 in A Series Subordinated Convertible Debentures to accredited investors and $4,000,000 from the sale of 10 percent Convertible Notes pursuant to Regulation S to certain offshore investors. The A Series Subordinated Convertible Debentures are convertible prior to December 31, 1996 into a total of 277,778 shares of the Company's common stock based on a conversion rate of $9 per share. The 10 percent Convertible Notes are convertible at any time commencing forty-one (41) days after issuance into shares of Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00: provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the Convertible Notes at a price equal to 115% of the outstanding principal amount of the notes.

  In conjunction with the issuance of A Series Subordinated Convertible Debentures the Company issued 25,000 warrants, expiring September 19, 1997, to the debenture holders to purchase common stock at $9.625 per share. In addition, certain officers of the Company have granted to certain debenture holders the right and option to sell to those officers from time to time such debentures at a purchase price of 105% of the face value of such debentures plus any accrued interest.

 Indemnity Agreement:

  The three officers and directors of the Company who entered into the Indemnity Agreement with FFI (see Note 13) paid the initial payment of $262,500 to "Hartford" and "St. Paul" in April 1996, and have agreed to pay the final settlement of $262,500 on January 15, 1997. In addition, during March 1996, the Company contracted with Aquaterra, Inc. to complete Phase I and Phase II surveys of the site of the potential environmental issues. Aquaterra has opined that completion of the Phase II survey and minimal ongoing monitoring will resolve the issue, for a total cost of between $180,000 and $200,000.

           INDEPENDENT AUDITOR'S REPORT ON THE SUPPLEMENTAL SCHEDULE

To the Board of Directors
Flanders Corporation
Washington, North Carolina

  Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated Supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                                  McGLADREY & PULLEN, LLP
New Bern, North Carolina
February 8, 1996

                      FLANDERS CORPORATION AND SUBSIDIARY

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
 FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 30, 1994 AND DECEMBER 31, 1993

                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGED TO CHARGED TO                 BALANCE
                         BEGINNING   COST AND    OTHER                    AT END
      DESCRIPTION        OF PERIOD   EXPENSE    ACCOUNTS  DEDUCTIONS     OF PERIOD
      -----------        ---------- ---------- ---------- ----------     ---------
For the year ended Dec.
 31, 1995
  Allowance for doubtful
   accounts.............  $ 40,000   $121,799     $--     $ (13,799)(1)  $148,000
  Allowance for
   inventory value......   105,000    (45,000)     --           --         60,000
  Valuation allowance
   for deferred tax
   assets...............    48,465        --       --       (32,490)(2)    15,975
                          --------   --------     ----    ---------      --------
    Total...............  $193,465   $ 76,799     $--     $ (46,289)     $223,975
                          ========   ========     ====    =========      ========
For the year ended Dec.
 31, 1994
  Allowance for doubtful
   accounts.............  $ 65,500   $(17,344)    $--     $  (8,156)(1)  $ 40,000
  Allowance for
   inventory value......   174,134    (69,134)     --           --        105,000
  Valuation allowance
   for deferred tax
   assets...............    72,145        --       --       (23,680)(2)    48,465
                          --------   --------     ----    ---------      --------
    Total...............  $311,779   $(86,478)    $--     $ (31,836)     $193,465
                          ========   ========     ====    =========      ========
For the year ended Dec.
 31, 1993
  Allowance for doubtful
   accounts.............  $112,021   $262,025     $--     $(308,546)(1)  $ 65,500
  Allowance for
   inventory value......   268,106    (93,972)     --           --        174,134
  Valuation allowance
   for deferred tax
   assets...............    79,445        --       --        (7,300)(2)    72,145
                          --------   --------     ----    ---------      --------
    Total...............  $459,572   $168,053     $--     $(315,846)     $311,779
                          ========   ========     ====    =========      ========

--------
(1) Uncollected receivables written-off, net of recoveries.
(2) Reduction in valuation allowance.

                              PRECISIONAIRE, INC.

                          CONDENSED BALANCE SHEET

                                                                 SEPTEMBER 30,
                                                                     1996
                                                                 -------------
                                                                  (UNAUDITED)
                             ASSETS
CURRENT ASSETS
  Cash..........................................................  $   344,555
  Short-term investments........................................      835,519
  Receivables:
   Trade, less allowance for doubtful accounts of $318,903 at
    September 30, 1996; $458,600 at December 31, 1995...........    8,475,588
   Other........................................................      500,000
  Inventories (See Note 2)......................................    5,164,287
  Deferred taxes................................................      871,000
  Other current assets..........................................       10,261
                                                                  -----------
    Total current assets........................................   16,201,210
                                                                  -----------
Other assets....................................................      923,270
Property and equipment, net of accumulated depreciation and
 amortization of $0 at September 30, 1996; $7,662,785 at
 December 31, 1995..............................................    7,519,478
                                                                  -----------
                                                                  $24,643,958
                                                                  ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes from Flanders Corporation...............................  $ 3,070,027
  Current maturities of long-term debt..........................      387,920
  Accounts payable..............................................    6,222,267
  Accrued expenses..............................................    2,922,580
                                                                  -----------
    Total current liabilities...................................   12,602,794
                                                                  -----------
Long-term debt, less current maturities.........................    2,215,317
Deferred income taxes...........................................      506,004
Stock repurchase obligation.....................................    5,879,765
Commitments and contingencies...................................          --
Shareholders' equity
  Class A common stock, voting, $.10 par value, 10,000 shares
   authorized; 3,767 shares issued and outstanding..............          377
  Class B common stock, non-voting, $.10 par value, 90,000
   shares authorized, 33,834 shares issued and outstanding......        3,383
  Additional paid-in capital....................................      276,420
  Unrealized gain on investment.................................      218,569
  Retained earnings.............................................    2,941,329
                                                                  -----------
    Total stockholders' equity..................................    3,440,078
                                                                  -----------
                                                                  $24,643,958
                                                                  ===========

                              PRECISIONAIRE, INC.

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                 THREE MONTHS               NINE MONTHS
                                     ENDED                     ENDED
                                 SEPTEMBER 30,             SEPTEMBER 30,
                            ------------------------  ------------------------
                               1996         1995         1996         1995
                            -----------  -----------  -----------  -----------
Net sales.................. $20,256,097  $19,301,167  $52,962,024  $47,742,917
Cost of goods sold.........  14,470,023   14,532,896   39,884,947   36,454,670
                            -----------  -----------  -----------  -----------
    Gross Profit...........   5,786,074    4,768,271   13,077,077   11,288,247
                            -----------  -----------  -----------  -----------
Operating expenses.........   3,719,176    3,151,940    9,874,301    8,713,514
                            -----------  -----------  -----------  -----------
    Operating income.......   2,066,898    1,616,331    3,202,776    2,574,733
                            -----------  -----------  -----------  -----------
Nonoperating income
 (expense):
  Other income (expense)...     172,350      253,628      417,722      286,631
  Interest expense.........     (78,342)    (118,067)    (211,651)    (304,291)
                            -----------  -----------  -----------  -----------
                                 94,008      135,561      206,071      (17,660)
                            -----------  -----------  -----------  -----------
    Income before income
     taxes.................   2,160,906    1,751,892    3,408,847    2,557,073
Income taxes...............     748,472      648,889    1,162,571      947,123
                            -----------  -----------  -----------  -----------
    Net income............. $ 1,412,434  $ 1,103,003  $ 2,246,276  $ 1,609,950
                            ===========  ===========  ===========  ===========

                               PRECISONAIRE, INC.

              UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                          FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                 SEPTEMBER 30,                SEPTEMBER 30,
                          ----------------------------  --------------------------
                              1996           1995           1996          1995
                          -------------  -------------  ------------  ------------
    NET CASH PROVIDED BY
     OPERATING
     ACTIVITIES.........  $   1,030,626  $   2,586,617  $  1,219,016  $  1,171,764
CASH FLOWS FROM
 INVESTING ACTIVITIES
  Capital expenditures..       (234,170)      (266,372)     (676,924)     (702,910)
  Interest accumulated
   on certificates of
   deposit..............            --             --        (15,399)      (10,299)
  Proceeds from sale of
   fixed assets.........         21,545            --         23,782           333
                          -------------  -------------  ------------  ------------
    NET CASH (USED) BY
     INVESTING
     ACTIVITIES.........       (212,625)      (266,372)     (668,541)     (712,876)
CASH FLOWS FROM
 FINANCING ACTIVITIES
  Proceeds from issuance
   of long-term debt....            --             --            --      2,082,447
  Net due to Flanders...      2,570,027            --      2,570,027           --
  Principal payments on
   long-term debt.......     (1,487,076)      (195,721)   (1,989,193)   (1,038,520)
  Net borrowings
   (payments) on line of
   credit...............     (1,800,000)    (1,100,000)   (1,200,000)     (400,000)
  Dividend payments.....            --             --        (54,839)          --
                          -------------  -------------  ------------  ------------
    NET CASH PROVIDED
     (USED) BY FINANCING
     ACTIVITIES.........       (717,049)    (1,295,721)     (674,005)      643,927
                          -------------  -------------  ------------  ------------
    NET INCREASE
     (DECREASE) IN
     CASH...............        100,952      1,024,524      (123,530)    1,102,815
CASH AT BEGINNING OF
 PERIOD.................        243,603        297,530       468,085       219,239
                          -------------  -------------  ------------  ------------
    CASH AT END OF
     PERIOD (See
     Note 4)............  $     344,555  $   1,322,054  $    344,555  $  1,322,054
                          =============  =============  ============  ============
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
  Cash paid for
   interest.............                                $    211,651  $    304,291
  Cash paid for income
   taxes................                                $  1,314,892  $    947,122
SUPPLEMENTAL DISCLOSURES
 OF NON-CASH
 TRANSACTIONS:
  Equipment acquired by
   assumption of capital
   lease obligation.....                                $        --   $     36,810
  Accretion of stock
   repurchase
   obligation...........     (2,118,651)    (1,654,505)   (3,615,004)   (2,414,925)

NOTE 1. NATURE OF BUSINESS AND INTERIM FINANCIAL STATEMENTS

  Nature of business: Precisionaire, Inc. (the "Company") manufactures and sells air filters and related products for commercial and residential heating, ventilation and air conditioning systems (commonly called "HVAC" systems). The Company's primary customers are retail and wholesale outlets, and distributors and reps who service HVAC specialty contractors. All of the Company's issued and outstanding stock was purchased by Flanders Corporation ("Flanders") as of September 23, 1996.

  Interim financial statements: The interim financial statements presented herein are unaudited and have been prepared in accordance with the instructions to Rule S-X. These statements should be read in conjunction with financial statements and notes thereto included in the Company's audited financial statements for the year ended December 31, 1995, and the Form 10-Q filed by Flanders for the three months ended September 30, 1996. The accompanying financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company's financial position, results of operations, and cash flows. The results of operations and cash flows for the three months and nine months ended September 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996.

NOTE 2. INVENTORIES

  Inventories consist of the following at September 30, 1996:

                                                                       9/30/96
                                                                      ----------
Finished goods....................................................... $3,077,647
Raw materials........................................................  2,086,640
                                                                      ----------
                                                                      $5,164,287
                                                                      ==========

NOTE 3. ACQUISITION

  Effective September 23, 1996, all of the Company's outstanding common stock was acquired by Flanders pursuant to a stock purchase agreement dated July 1, 1996 (the "Acquisition"). The purchase price was $25,123,425 and 786,885 shares of Flanders' common stock, subject to a post-closing purchase price adjustment, and was paid by the delivery of both $25,123,425 in cash to the Precisionaire sellers and 786,885 shares of Flanders' common stock to an escrow agent to be held in escrow and released to the Precisionaire sellers over a three year period if certain gross revenue targets are met by the Company. Shares released from escrow will be valued at the market price of Flanders' common stock on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. Contemporaneously therewith, the Company entered into an agreement to acquire from POT Realty (owned by the former shareholders of the Company) a manufacturing facility, warehouse and related real property, located in Terrell, Texas, whereby the Company would assume $2,191,575 of debt with respect to such building. This transaction was completed as of October 31, 1996. For financial statement purposes, the acquisition of the Company is being accounted for as having occurred on September 30, 1996.

  The balance sheet at September 30, 1996, and the statements of operations and cash flows for the three and nine month periods ended September 30, 1996 and 1995 herein present the financial position, results of operations and cash flows of the Company prior to its acquisition by Flanders. At the time of the Acquisition, the stock repurchase agreement which gave rise to the "Stock repurchase obligation" on the Company's balance sheets expired. This obligation will be reclassified at shareholders' equity at October 1, 1996.

NOTE 4. SUBSEQUENT EVENTS

  As part of the Acquisition, on September 23, 1996, Precisionaire entered into a purchase and sales agreement with POT Realty, a Florida general partnership, in which Precisionaire agreed to purchase certain real property, buildings and related improvements located in Terrell, Texas (the "Property"). The total purchase price for the Property was $3,315,000, $1,123,423.65 of which was paid by Flanders to the former shareholders of the Company as part of the Closing of the Acquisition. The remainder of the purchase price was paid by the Company assuming certain debt encumbering the land and buildings. This transaction was completed as of October 31, 1996. The Company's balance sheet at September 30, 1996 contains accruals in long-term debt and fixed assets to reflect this purchase.

     PRECISIONAIRE, INC.

     FINANCIAL STATEMENTS AS OF DECEMBER 31, 1995 AND 1994, AND FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1995, TOGETHER WITH REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Precisionaire, Inc.:

We have audited the accompanying balance sheets of Precisionaire, Inc. (a Florida corporation) as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precisionaire, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Tampa, Florida,
 March 8, 1996

                              PRECISIONAIRE, INC.

                   BALANCE SHEETS--DECEMBER 31, 1995 AND 1994

                                                           1995        1994
                                                        ----------- -----------
                        ASSETS
                        ------
CURRENT ASSETS:
  Cash................................................. $   468,085 $   219,239
  Certificate of deposit (Note 5)......................     276,168     272,305
  Trade accounts and notes receivable, less allowances
   of approximately $333,500 and $458,600 for doubtful
   accounts, returns and credits at December 31, 1995
   and 1994, respectively (Note 4).....................   5,624,399   5,193,305
  Inventories (Note 4).................................   4,115,158   3,661,201
  Deferred tax asset (Note 3)..........................     535,000     435,119
  Prepaid expenses and other current assets............      13,500     191,080
                                                        ----------- -----------
      Total current assets.............................  11,032,310   9,972,249
EQUIPMENT AND FURNISHINGS, net (Notes 2 and 4).........   5,536,799   5,658,049
OTHER ASSETS (Notes 4 and 5)...........................     915,901     849,410
                                                        ----------- -----------
                                                        $17,485,010 $16,479,708
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
CURRENT LIABILITIES:
  Accounts payable..................................... $ 4,549,695 $ 6,161,576
  Accrued expenses and other liabilities...............   2,114,618   1,515,899
  Current maturities of long-term debt (Note 4)........   1,283,593   2,277,461
                                                        ----------- -----------
      Total current liabilities........................   7,947,906   9,954,936
LONG-TERM DEBT, less current maturities (Note 4).......   2,317,264   1,029,800
DEFERRED TAX LIABILITY (Note 3)........................     310,000     247,243
STOCK REPURCHASE OBLIGATION (Note 5)...................   2,264,760     571,594
                                                        ----------- -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Class A common stock, voting, $.10 par value, 10,000
   shares authorized, 3,767 shares issued and
   outstanding.........................................         377         377
  Class B common stock, non-voting, $.10 par value,
   90,000 shares authorized, 33,834 shares issued and
   outstanding.........................................       3,383       3,383
  Additional paid-in capital...........................     276,420     276,420
  Retained earnings....................................   4,364,900   4,395,955
                                                        ----------- -----------
      Total stockholders' equity.......................   4,645,080   4,676,135
                                                        ----------- -----------
                                                        $17,485,010 $16,479,708
                                                        =========== ===========

      The accompanying notes are an integral part of these balance sheets.

                              PRECISIONAIRE, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                           1995         1994         1993
                                        -----------  -----------  -----------
NET SALES.............................. $61,809,501  $54,289,237  $50,747,523
COST OF SALES..........................  47,202,625   42,149,288   39,583,348
                                        -----------  -----------  -----------
    Gross profit.......................  14,606,876   12,139,949   11,164,175
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES..............................  11,497,186   10,897,308    9,683,643
                                        -----------  -----------  -----------
    Operating income...................   3,109,690    1,242,641    1,480,532
INTEREST EXPENSE.......................    (391,400)    (255,841)    (251,828)
OTHER, net.............................     132,321      101,353      195,380
                                        -----------  -----------  -----------
INCOME BEFORE TAXES....................   2,850,611    1,088,153    1,424,084
INCOME TAX PROVISION (Note 3)..........   1,170,803      439,702      521,736
                                        -----------  -----------  -----------
NET INCOME.............................   1,679,808      648,451      902,348
DIVIDENDS DECLARED.....................      17,697          --           --
ACCRETION OF STOCK REPURCHASE
 OBLIGATION (Note 5)...................  (1,693,166)    (272,677)   3,246,478
RETAINED EARNINGS, beginning of year...   4,395,955    4,020,181     (128,645)
                                        -----------  -----------  -----------
RETAINED EARNINGS, end of year......... $ 4,364,900  $ 4,395,955  $ 4,020,181
                                        ===========  ===========  ===========
NET INCOME PER SHARE................... $     44.67  $     17.25  $     24.00
                                        ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                 COMMON          COMMON                                TOTAL
                         SHARES   STOCK  SHARES   STOCK      APIC       RETAINED   STOCKHOLDERS'
                         CLASS A CLASS A CLASS B CLASS B CLASS A AND B  EARNINGS      EQUITY
                         ------- ------- ------- ------- ------------- ----------  -------------
BALANCE, December 31,
 1992...................  3,767   $377   $33,834 $3,383    $276,420    $ (128,645)  $  151,535
  Accretion of Stock
   Repurchase
   Obligation...........    --     --        --     --          --      3,246,478    3,246,478
  Net Earnings..........    --     --        --     --          --        902,348      902,348
                          -----   ----   ------- ------    --------    ----------   ----------
BALANCE, December 31,
 1993...................  3,767    377    33,834  3,383     276,420     4,020,181    4,300,361
  Accretion of Stock
   Repurchase
   Obligation...........    --     --        --     --          --       (272,677)    (272,677)
  Net Earnings..........    --     --        --     --          --        648,451      648,451
                          -----   ----   ------- ------    --------    ----------   ----------
BALANCE, December 31,
 1994...................  3,767    377    33,834  3,383     276,420     4,395,955    4,676,135
  Dividends Declared....    --     --        --     --          --        (17,697)     (17,697)
  Accretion of Stock
   Repurchase
   Obligation...........    --     --        --     --          --     (1,693,166)  (1,693,166)
  Net Earnings..........    --     --        --     --          --      1,679,808    1,679,808
                          -----   ----   ------- ------    --------    ----------   ----------
BALANCE, December 31,
 1995...................  3,767   $377   $33,834 $3,383    $276,420    $4,364,900   $4,645,080
                          =====   ====   ======= ======    ========    ==========   ==========

        The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                               1995        1994        1993
                                            ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................... $1,679,808  $  648,451  $  902,348
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization..........  1,097,670   1,031,039     896,572
    Loss on sale of equipment and
     furnishings...........................     21,479      96,859       6,745
    Deferred income taxes..................    (37,124)    (42,685)    (59,664)
    (Increase) decrease in assets:
      Trade accounts and notes receivable,
       net.................................   (431,094)     84,518     272,186
      Inventories..........................   (453,957)   (274,388)   (532,504)
      Prepaid expenses and other current
       assets..............................    177,580     (67,165)    (99,916)
      Other assets.........................    (66,491)    (50,032)    (34,709)
    (Decrease) increase in liabilities:
      Accounts payable..................... (1,611,881)    358,221     928,908
      Accrued expenses and other
       liabilities.........................    592,986    (227,612)    418,283
                                            ----------  ----------  ----------
        Net cash provided by operating
         activities........................    968,976   1,557,206   2,698,249
                                            ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................   (985,757) (2,023,230) (1,641,383)
  Increase in certificate of deposit.......     (3,863)    (10,473)   (108,399)
  Proceeds from sale of equipment and
   furnishings.............................     24,668      24,914      35,035
                                            ----------  ----------  ----------
        Net cash used in investing
         activities........................   (964,952) (2,008,789) (1,714,747)
                                            ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
   debt....................................  1,649,081     738,825     856,219
  Principal payments on long-term debt.....   (892,295)   (693,054) (1,127,069)
  Dividend payments........................    (11,964)        --          --
  Principal payments on related party
   notes...................................        --     (715,000)        --
  Net (payments) borrowings on line of
   credit..................................   (500,000)  1,200,000    (600,000)
                                            ----------  ----------  ----------
        Net cash provided by (used in)
         financing activities..............    244,822     530,771    (870,850)
                                            ----------  ----------  ----------
NET INCREASE IN CASH.......................    248,846      79,188     112,652
CASH, beginning of year....................    219,239     140,051      27,399
                                            ----------  ----------  ----------
CASH, end of year.......................... $  468,085  $  219,239  $  140,051
                                            ==========  ==========  ==========

                              PRECISIONAIRE, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                  1995      1994      1993
                                               ---------- -------- -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid for interest...................... $  385,176 $242,543 $   256,671
  Cash paid for income taxes.................. $  924,800 $556,248 $   710,972
SUPPLEMENTAL DISCLOSURES OF NONCASH
 TRANSACTIONS:
  Dividends declared included in accrued
   expenses and other liabilities............. $    5,733 $    --  $       --
  Accretion of Stock Repurchase Obligation.... $1,693,166 $272,677 $(3,246,478)
  Equipment acquired by assumption of capital
   lease obligation (trade-in value received
   in 1994 for equipment--$50,000)............ $   36,810 $293,952 $       --

        The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Business

Precisionaire, Inc. (the Company) produces, distributes and sells air filters and related products from several manufacturing and distributing locations throughout the eastern United States. The Company's primary customers are heating, ventilation and air-conditioning wholesalers, retailers, supermarkets, mass merchandisers, filter sales and service companies, hardware wholesalers and original equipment manufacturers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

All sales are recognized when shipments are made to customers.

Inventories

Inventories are stated at the lower of cost or market. The Company is using the last-in, first-out (LIFO) method to determine the cost of its inventories. If the first-in, first-out method had been used, inventories would have been higher by approximately $56,000 and $35,000 at December 31, 1995 and 1994, respectively.

During 1994, the Company liquidated certain LIFO inventories. The effect of this liquidation on earnings was not material.

Inventories consisted of the following at December 31:

                                                              1995       1994
                                                           ---------- ----------
   Raw materials.......................................... $2,077,307 $1,702,595
   Finished goods.........................................  2,037,851  1,958,606
                                                           ---------- ----------
                                                           $4,115,158 $3,661,201
                                                           ========== ==========

Equipment and Furnishings

Equipment and furnishings are recorded at cost. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets. Accelerated methods are used for income tax purposes.

The estimated useful lives used in computing depreciation and amortization are as follows:

                                                                           YEARS
                                                                           -----
   Plant machinery and transportation equipment........................... 3-10
   Office and computer equipment.......................................... 3-5
   Leasehold improvements................................................. 5-10
   Equipment under capital lease..........................................   5

                              PRECISIONAIRE, INC.

2. EQUIPMENT AND FURNISHINGS:

The Company's equipment and furnishings consisted of the following at December
31:

                                                         1995         1994
                                                      -----------  -----------
   Plant machinery and transportation equipment...... $ 8,388,297  $ 7,186,146
   Leasehold improvements............................   2,277,468    2,256,748
   Office and computer equipment.....................   1,770,123    1,595,683
   Construction in progress..........................     433,048      952,740
   Equipment under capital lease.....................     330,648      293,952
                                                      -----------  -----------
                                                       13,199,584   12,285,269
   Less- Accumulated depreciation and amortization...  (7,662,785)  (6,627,220)
                                                      -----------  -----------
       Equipment and furnishings, net................ $ 5,536,799  $ 5,658,049
                                                      ===========  ===========

3. INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 uses the liability method where deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws and tax rates.

Income tax provision consisted of the following for the years ended December
31:

                                                    1995       1994      1993
                                                 ----------  --------  --------
   Current:
     Federal.................................... $1,036,927  $401,387  $494,250
     State......................................    171,000    81,000    87,150
                                                 ----------  --------  --------
       Total current provision..................  1,207,927   482,387   581,400
                                                 ----------  --------  --------
   Deferred:
     Federal....................................    (33,411)  (38,416)  (53,698)
     State......................................     (3,713)   (4,269)   (5,966)
                                                 ----------  --------  --------
       Total deferred benefit...................    (37,124)  (42,685)  (59,664)
                                                 ----------  --------  --------
       Total tax provision...................... $1,170,803  $439,702  $521,736
                                                 ==========  ========  ========

                              PRECISIONAIRE, INC.

The Company provides deferred taxes on significant temporary differences between income determined by different accounting methods for financial reporting and income tax purposes. These differences result primarily from the use of accelerated methods of depreciation for tax purposes and the timing of the deduction of various accrual and reserve accounts for tax purposes and financial reporting purposes. Significant components of the Company's deferred tax assets and liabilities at December 31 were as follows:

                                                                1995     1994
                                                              -------- --------
     Current deferred tax assets:
       Reserves.............................................. $163,000 $172,000
       Accruals..............................................  372,000  263,119
                                                              -------- --------
         Total current deferred tax assets...................  535,000  435,119
                                                              -------- --------
     Noncurrent deferred tax liabilities:
       Equipment and furnishings.............................  310,000  247,243
                                                              -------- --------
         Total noncurrent deferred tax liabilities...........  310,000  247,243
                                                              -------- --------
     Net deferred tax assets................................. $225,000 $187,876
                                                              ======== ========

There was no valuation allowance at December 31, 1995 and 1994. The income tax provisions differ from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34 percent to pretax income due to the following:

                                                   1995      1994      1993
                                                ---------- --------  --------
     Expected tax provision.................... $  969,000 $370,000  $484,000
     Increase (decrease) in income tax
      provision resulting from:
       Nondeductible expenses..................     39,000   44,000    16,000
       State income taxes, net of federal
        benefit................................    116,000   53,000    41,000
       Other...................................     46,803  (27,298)  (19,264)
                                                ---------- --------  --------
         Total income tax provision............ $1,170,803 $439,702  $521,736
                                                ========== ========  ========

                              PRECISIONAIRE, INC.

4. LONG-TERM DEBT:

  Long-term debt consisted of the following at December 31:

                                                           1995        1994
                                                        ----------  ----------
(A)Borrowings under line of credit, limited to the
     lesser of $2,500,000 or a percentage of
     qualifying receivables plus interest at prime
     plus .25% (8.75% at December 31, 1995) through
     May 1998, at which time all unpaid principal is
     due, secured by all accounts receivable,
     inventory and equipment, guaranteed by the
     stockholders of the Company. The line restricts
     acquisition and disposition of assets, restricts
     incurrence of additional indebtedness and
     requires maintenance of certain financial ratios
     of which the Company was in compliance or had
     obtained waivers for noncompliance...............  $1,200,000  $1,700,000
(B)Note payable, monthly payments of $55,556 plus
     interest at prime plus .75% (9.25% at December
     31, 1995) through May 1998, at which time all
     unpaid principal is due, secured by all
     equipment, accounts receivable, inventory, cross-
     collateralized with the line of credit and
     guaranteed by the stockholders of the Company....   1,591,565         --
(C)Note payable, monthly payments of $4,000 plus
     interest at prime (8.5% at December 31, 1995)
     through November 1996, at which time all unpaid
     principal is due, secured by the cash surrender
     value of life insurance (see Note 5).............     331,953     379,953
(D)Note payable, monthly payments of $10,278 plus
     interest at prime plus .75% (9.25% at December
     31, 1995) through November 1997, at which time
     all unpaid principal is due, secured by inventory
     and accounts receivable, cross-collateralized
     with the line of credit, guaranteed by the
     stockholders of the Company......................     236,389     367,244
(E)Note payable, monthly payments of $6,084 plus
     interest at prime plus .625% (9.125% at December
     31, 1995) through November 1996, at which time
     all unpaid principal is due, secured by computer
     equipment........................................      66,892     139,900
(F)Notes payable, monthly payments totaling $10,704
     plus interest at prime plus 1.25% (9.75% at
     December 31, 1995) through May 1995, at which
     time all unpaid principal was consolidated into
     (A), above.......................................         --      200,600
(G)Note payable, monthly payments of $5,268 plus
     interest at prime plus 1.25% (9.75% at December
     31, 1995) through May 1995, at which time all
     unpaid principal was consolidated into (A),
     above............................................         --      142,230
(H)Note payable, monthly payments of $2,834 and $2,094
     plus interest at prime plus 1% (9.5% at December
     31, 1995) through May 1995, at which time all
     unpaid principal was consolidated into (A),
     above............................................         --      146,787
(I)Note payable, monthly payments of $413 plus
     interest at prime plus 1% (9.5% at December 31,
     1995) through December 1995, at which time the
     principal was paid, secured by copy machines.....         --        6,192
(J)Capital lease obligation, monthly payments of
     $1,122, including imputed interest at 5.9%,
     through April 1998...............................      27,865         --
(K)Capital lease obligation, monthly payments of
     $7,473, including imputed interest at 6.5%,
     through September 1997...........................     146,193     224,355
                                                        ----------  ----------
                                                         3,600,857   3,307,261
  Less--Current maturities............................  (1,283,593) (2,277,461)
                                                        ----------  ----------
                                                        $2,317,264  $1,029,800
                                                        ==========  ==========

                              PRECISIONAIRE, INC.

Principal payments due on long-term debt are as follows:

                                                                        AMOUNT
                                                                      ----------
     1997............................................................ $  855,555
     1998............................................................  1,461,709
                                                                      ----------
                                                                      $2,317,264
                                                                      ==========

5. COMMITMENTS AND CONTINGENCIES:

Operating Leases

The Company leases certain buildings and equipment under noncancellable operating leases and leases substantially all of its real property located in Florida, Pennsylvania and Texas from key officers or stockholders. Total rent payments for these related party leases totaled approximately $894,000, $888,000 and $839,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The Company and stockholders have guaranteed the lease payments under terms of the related party leases. These related party leases, which have expiration dates ranging from February 1995 to January 2005, are, in the opinion of the Company, at terms not less favorable than could have been obtained if the properties were leased from unrelated parties.

The future minimum payments under these noncancellable operating leases are as follows:

YEAR ENDING                                                   RELATED    OTHER
DECEMBER 31,                                                  PARTIES   PARTIES
------------                                                 ---------- --------
  1996...................................................... $  964,987 $251,597
  1997......................................................    887,576  129,597
  1998......................................................    720,444   34,521
  1999......................................................    644,934    8,000
  2000......................................................    633,684      --
  Thereafter................................................  2,645,220      --
                                                             ---------- --------
                                                             $6,496,845 $423,715
                                                             ========== ========

Total rent expense for all operating leases was approximately $1,210,000, $1,132,000 and $1,019,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

Guaranty

The Company leases land and facilities in Florida from a related party partnership whose partners are shareholders of the Company. The related party financed the purchase of the land and facilities with proceeds from the sale of an industrial development revenue bond (the Bond). The Company and the stockholders have unconditionally guaranteed the repayment of the Bond which has an outstanding balance of approximately $1.2 million at December 31, 1995. Additionally, the Company has agreed to lease the land and facilities through January 2005.

Letter of Credit

The Company had available $575,000 in a letter of credit to guarantee payment of insurance claims. The letter of credit is partially collateralized by the certificate of deposit and cross-collateralized with the line of credit. As of December 31, 1995, no amount was outstanding under the letter of credit.

                              PRECISIONAIRE, INC.

Employee Health Insurance Conversion

During 1995, the Company's health insurance carrier converted from a mutual insurance company to a stock insurance company. In connection with this change, the Company received approximately 17,000 shares of stock in the new stock insurance company. Management intends to convert the stock to the benefit of the employees.

Stock Repurchase Agreement

The Company has a stock restriction and repurchase agreement with the holders of voting and nonvoting common stock which provides that the Company has a right of first refusal if a stockholder desires to sell shares and requires the Company to purchase the stock of a stockholder who dies, is totally disabled or ceases to be an employee of the Company, as long as the Company is legally able to do so. The purchase price shall be paid in cash, insurance proceeds or by a promissory note. The purchase price is to be equal to one and one-half times the book value per share (which could aggregate to approximately $10,365,000 at December 31, 1995).

The Company owns and is the beneficiary of term and whole life insurance policies on the lives of certain key officers. As of December 31, 1995, the total face value of these policies was approximately $8,100,000, and the cash surrender value (included in other assets) was approximately $828,000. Of these policies, approximately $1,600,000 of the term policies is unconditionally assigned to the bank. The cash surrender value of the whole life policy is collateral for the $331,953 note payable (see Note 4). Benefit proceeds from the life insurance are to be distributed to the banks as assigned and then used to redeem the Company stock in accordance with the stock repurchase agreement as approved by the Board of Directors.

The stock repurchase obligation reflected in the accompanying balance sheets is the difference between the calculated value of stock to be repurchased by the company and the face value of the insurance policies on the lives of the stockholders.

6. EMPLOYEE BENEFIT PLANS:

Profit Sharing Plan

The Company maintains a contributory profit sharing plan covering all eligible employees. The Company's contribution to the plan is discretionary and is determined by the Board of Directors each year. The Company accrued $100,000 at December 31, 1995, to be contributed to the plan during 1996, and the Company elected not to contribute to the plan for 1994. The Company contributed $100,000 to the plan in 1993.

401(k) Savings Plan

In July 1995, the Company started a 401(k) savings plan covering substantially all employees. Employer contributions totaled approximately $33,000 for the year ended December 31, 1995, and are included in selling, general and administrative expenses in the accompanying statements of income. The employee contribution included a maximum of 12 percent of plan compensation per employee. The 401(k) employer matching contribution was 25 percent for the first 4 percent of the employee's contribution up to $9,240 per employee per year. Employees are eligible to participate in the plan on the January 1 or July 1 after the first year of employment, completion of at least 1,000 hours of service and attaining 21 years of age.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
 Charcoal Service Corporation
 Bath, North Carolina

  We have audited the accompanying balance sheets of Charcoal Service Corporation as of February 29, 1996, April 30, 1995 and April 30, 1994, and the related statements of income, retained earnings, and cash flows for the ten months ended February 29, 1996 and for each of the two years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charcoal Service Corporation as of February 29, 1996, April 30, 1995 and April 30, 1994, and the results of its operations and its cash flows for the ten months ended February 29, 1996 and for each of the two years in the period ended April 30, 1995, in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

New Bern, North Carolina
March 25, 1996, except for the first paragraph of Note 15, as to which the date is May 31, 1996, and the second paragraph of Note 15, as to which the date is July 24, 1996.

                          CHARCOAL SERVICE CORPORATION

                                 BALANCE SHEETS
                 FEBRUARY 29, 1996 AND APRIL 30, 1995 AND 1994

                                                   1996       1995       1994
                                                ---------- ---------- ----------
                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................  $   92,470 $  172,582 $  551,551
  Receivables:
   Trade (Note 4).............................     706,630    632,805    634,720
   Other......................................      21,067     12,557     92,329
   Notes receivable, stockholders (Note 11)...     435,689    298,875        --
  Inventories (Note 2)........................   1,518,834  1,449,558  1,219,452
  Deferred income taxes (Note 7)..............      19,324     30,562     15,932
  Income tax refund claim.....................       8,647      5,443        --
  Prepaid expenses............................      15,665      2,464      4,013
                                                ---------- ---------- ----------
    Total current assets......................   2,818,326  2,604,846  2,517,997
Notes receivable, stockholders (Note 11)......         --         --     320,903
Leasehold improvements and equipment, net
 (Note 3).....................................     770,812    483,232    588,926
                                                ---------- ---------- ----------
                                                $3,589,138 $3,088,078 $3,427,826
                                                ========== ========== ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt........  $      --  $      --  $   63,000
  Accounts payable (Note 5)...................     588,078    116,731    258,238
  Accrued expenses (Note 6)...................     112,938    137,090    134,138
  Income taxes payable........................         --         --       3,984
                                                ---------- ---------- ----------
    Total current liabilities.................     701,016    253,821    459,360
                                                ---------- ---------- ----------
Long-Term Debt, less current maturities.......         --         --     131,250
                                                ---------- ---------- ----------
Deferred income taxes (Note 7)................      74,324     72,138     88,014
                                                ---------- ---------- ----------
Redeemable Common Stock, 350 shares (Note 8)..     738,622    725,056    721,665
                                                ---------- ---------- ----------
Commitments (Notes 4, 8 and 12)...............
Stockholders' Equity (Notes 8 and 11)
  Common stock, $1 par value; authorized
   100,000 shares;
   issued 650 shares..........................         650        650        650
  Retained earnings...........................   2,074,526  2,036,413  2,026,887
                                                ---------- ---------- ----------
                                                 2,075,176  2,037,063  2,027,537
                                                ---------- ---------- ----------
                                                $3,589,138 $3,088,078 $3,427,826
                                                ========== ========== ==========

                       See Notes to Financial Statements.

                          CHARCOAL SERVICE CORPORATION

                              STATEMENTS OF INCOME
   TEN MONTHS ENDED FEBRUARY 29, 1996 AND YEARS ENDED APRIL 30, 1995 AND 1994

                                                  1996        1995        1994
                                               ----------  ----------  ----------
Net Sales...................................   $4,098,879  $3,761,628  $4,608,206
Cost of Goods Sold (Notes 9, 10, 11 and 12).... 2,684,682   2,334,854   2,926,831
                                               ----------  ----------  ----------
    Gross profit............................    1,414,197   1,426,774   1,681,375
Selling, general and administrative expenses
  (Notes 9, 10, 11 and 12)..................    1,420,231   1,481,317   1,630,302
                                               ----------  ----------  ----------
Operating income (loss).....................       (6,034)    (54,543)     51,073
Nonoperating income (expenses):
  Interest income (Note 11).................       25,788      35,265      26,433
  Other income..............................       70,626      52,079      12,618
  Interest expense..........................       (6,504)    (13,833)    (18,450)
  Involuntary conversion gain (Note 14).....          --          --      167,697
                                               ----------  ----------  ----------
    Income before income taxes..............       83,876      18,968     239,371
Federal and state income taxes (Note 7).....       32,197       6,051      66,612
                                               ----------  ----------  ----------
    Net income..............................   $   51,679  $   12,917  $  172,759
                                               ==========  ==========  ==========


                       See Notes to Financial Statements.

                          CHARCOAL SERVICE CORPORATION

                        STATEMENTS OF RETAINED EARNINGS
   TEN MONTHS ENDED FEBRUARY 29, 1996 AND YEARS ENDED APRIL 30, 1995 AND 1994

                                               1996        1995        1994
                                            ----------  ----------  ----------
Balance, beginning......................... $2,036,413  $2,026,887  $1,899,478
  Net income...............................     51,679      12,917     172,759
  Common stock repurchase commitment (Note
   8)......................................    (13,566)     (3,391)    (45,350)
                                            ----------  ----------  ----------
Balance, ending............................ $2,074,526  $2,036,413  $2,026,887
                                            ==========  ==========  ==========



                       See Notes to Financial Statements.

                          CHARCOAL SERVICE CORPORATION

                            STATEMENTS OF CASH FLOWS
   TEN MONTHS ENDED FEBRUARY 29, 1996 AND YEARS ENDED APRIL 30, 1995 AND 1994

                                                    1996      1995      1994
                                                  --------  --------  --------
Cash Flows from Operating Activities:
  Net income..................................... $ 51,679  $ 12,917  $172,759
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation..................................  116,695   121,280   119,769
   Interest income on shareholder loans..........  (19,256)  (20,119)  (22,777)
   Loss on sale of equipment.....................      --      5,625    20,783
   Involuntary conversion gain...................      --        --   (167,697)
   Deferred income taxes.........................   13,424   (30,506)   34,628
   Changes in working capital components:
    Trade and other receivables..................  (82,335)   81,687   242,011
    Inventories..................................  (69,276) (230,106)   92,651
    Income tax refund claim......................   (3,204)   (5,443)   76,855
    Prepaid expenses.............................  (13,201)    1,549    (2,506)
    Accounts payable.............................  471,347  (141,507)  (19,572)
    Accrued expenses.............................  (24,152)    2,952   (16,381)
    Income taxes payable.........................      --     (3,984)    3,984
                                                  --------  --------  --------
      Net cash provided by (used in) operating
       activities................................  441,721  (205,655)  534,507
                                                  --------  --------  --------
Cash Flows from Investing Activities
  Purchase of leasehold improvements and equip-
   ment.......................................... (404,275)  (21,211) (210,563)
  Maturities of certificate of deposit...........      --        --    300,000
  Proceeds from sale of leasehold improvements
   and equipment.................................      --        --      3,159
  Disbursements on notes receivable from stock-
   holders....................................... (117,558)      --   (102,922)
  Proceeds from notes receivable from stockhold-
   ers...........................................      --     42,147       --
  Insurance proceeds received from involuntary
   conversion....................................      --        --    195,361
                                                  --------  --------  --------
      Net cash provided by (used in) investing
       activities................................ (521,833)   20,936   185,035
                                                  --------  --------  --------
Cash Flows from Financing Activities
  Proceeds from line of credit...................  344,000       --    408,000
  Principal payments on line of credit........... (344,000)      --   (533,000)
  Principal payments on long-term borrowings.....      --   (194,250)  (63,000)
                                                  --------  --------  --------
      Net cash used in financing activities......      --   (194,250) (188,000)
                                                  --------  --------  --------
      Net increase (decrease) in cash and cash
       equivalents...............................  (80,112) (378,969)  531,542

Cash and Cash Equivalents
  Beginning........................................   172,582  551,551   20,009
                                                     -------- -------- --------
  Ending...........................................  $ 92,470 $172,582 $551,551
                                                     ======== ======== ========
Supplemental Disclosures of Cash Flow Information
  Cash paid (refunded) for:
   Interest........................................  $  6,504 $ 14,451 $ 18,821
                                                     ======== ======== ========
   Income taxes, net of refunds 1996 $5,443; 1994
    $76,855........................................  $ 21,977 $ 45,984 $(48,855)
                                                     ======== ======== ========
Supplemental Schedules of Noncash Investing Activi-
 ties
  Increase in notes receivable, stockholders in
   lieu of receiving interest payments.............  $ 19,256 $ 20,119 $ 22,777
                                                     ======== ======== ========

                       See Notes to Financial Statements.

                         CHARCOAL SERVICE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business: The Company's primary business activity is manufacturing high-efficiency air filtration products for control of gaseous and particulate contaminants for national and international customers and providing related services. The Company sells its products primarily to contractors and industrial users in North America. The Company's work is performed under fixed-price contracts with payment provisions based on the terms the Company negotiates with individual customers. The length of the Company's contracts varies but typically is less than one year.

  A summary of the Company's significant accounting policies follows:

  Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents: The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions and certificates of deposit which have an original maturity of three months or less to be cash equivalents.

  Inventories: Inventories are valued at lower of cost (first-in, first-out method) or market.

  Leasehold Improvements and Equipment: Leasehold improvements and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives.

  Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2. INVENTORIES

  Inventories consists of the following at February 29, 1996, April 30, 1995 and April 30, 1994:

                                                   1996       1995       1994
                                                ---------- ---------- ----------
Raw materials.................................. $  415,307 $  549,426 $  458,695
Work in progress...............................    885,850    741,751    517,218
Finished goods.................................    217,677    158,381    243,539
                                                ---------- ---------- ----------
                                                $1,518,834 $1,449,558 $1,219,452
                                                ========== ========== ==========

                         CHARCOAL SERVICE CORPORATION

NOTE 3. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

  Leasehold improvements and equipment consists of the following at February 29, 1996, April 30, 1995 and April 30, 1994:

                                                   1996       1995       1994
                                                ---------- ---------- ----------
Leasehold improvements and equipment:
  Leasehold improvements....................... $  357,826 $  357,064 $  356,052
  Machinery and equipment......................    995,446    637,197    661,210
  Automobiles and trucks.......................     37,379     37,379     37,379
  Office furniture, fixtures and equipment.....    241,782    196,518    191,808
                                                ---------- ---------- ----------
                                                 1,632,433  1,228,158  1,246,449
  Less accumulated depreciation................    861,621    744,926    657,523
                                                ---------- ---------- ----------
                                                $  770,812 $  483,232 $  588,926
                                                ========== ========== ==========

NOTE 4. REVOLVING CREDIT AGREEMENT AND PLEDGED ASSETS

  The Company has a revolving credit agreement with a bank, which expires September 30, 1996. This agreement provides for maximum borrowings based on the lessor of a defined borrowing base or $400,000. Interest is charged at the bank's prime rate (8.25% at February 29, 1996) plus .625%. The revolving credit agreement is collateralized by trade receivables. At February 29, 1996, there was no balance outstanding under this agreement.

NOTE 5. ACCOUNTS PAYABLE

  Accounts payable consists of the following at February 29, 1996, April 30, 1995 and April 30, 1994:

                                                       1996     1995     1994
                                                     -------- -------- --------
Accounts payable, trade............................. $534,593 $110,422 $169,747
Commission payable..................................   25,285    6,309   28,233
Customer deposits...................................   28,200      --    60,258
                                                     -------- -------- --------
                                                     $588,078 $116,731 $258,238
                                                     ======== ======== ========

NOTE 6. ACCRUED EXPENSES

  Accrued expenses consists of the following at February 29, 1996, April 30, 1995 and April 30, 1994:

                                                           1996     1995     1994
                                                         -------- -------- --------
Bonuses (Note 9).........................................$.82,500.$ 95,000 $100,000
Vacation................................................    8,124   15,090   14,167
Profit sharing (Note 10)...................................12,500   15,000   10,000
Salaries & wages........................................    6,893    8,802    4,889
Other accrued expenses..................................    2,921    3,198    5,082
                                                         -------- -------- --------
                                                         $112,938 $137,090 $134,138
                                                         ======== ======== ========

                         CHARCOAL SERVICE CORPORATION

NOTE 7. INCOME TAX MATTERS

  Total deferred tax assets and liabilities as of February 29, 1996, April 30, 1995 and April 30, 1994, were as follows:

                                                    1996      1995      1994
                                                  --------  --------  --------
Deferred tax assets:
  Inventory allowances........................... $ 18,678  $    --   $    --
  Accrued expenses...............................    2,845     5,878    10,174
  Deferred revenue on long-term contracts........      --     24,684       --
  Net economic loss carryforwards................      --        --      5,758
                                                  --------  --------  --------
                                                    21,523    30,562    15,932
  Less valuation allowance.......................   (2,199)      --        --
                                                  --------  --------  --------
                                                    19,324    30,562    15,932
Deferred tax liabilities:
  Leasehold improvements and equipment...........  (74,324)  (72,138)  (88,014)
                                                  --------  --------  --------
                                                  $(55,000) $(41,576) $(72,082)
                                                  ========  ========  ========

  The components giving rise to the net deferred tax liabilities described above have been included in the accompanying balance sheets at February 29, 1996, April 30, 1995 and April 30, 1994 as follows:

                                                 1996       1995       1994
                                               ---------  ---------  ---------
Current assets................................ $  19,324  $  30,562  $  15,932
Noncurrent liabilities........................   (74,324)   (72,138)   (88,014)
                                               ---------  ---------  ---------
                                               $ (55,000) $ (41,576) $ (72,082)
                                               =========  =========  =========

  The provision for income taxes charged to operations for the ten months ended February 29, 1996, and the years ended April 30, 1995 and April 30, 1994, consists of the following:

                                                      1996     1995      1994
                                                    -------- --------  --------
Current tax expense................................ $ 18,773 $ 36,557  $ 31,984
Deferred tax expense (benefit).....................   13,424  (30,506)   34,628
                                                    -------- --------  --------
                                                    $ 32,197 $  6,051  $ 66,612
                                                    ======== ========  ========

  The provision for income taxes for the ten months ended February 29, 1996 and the years ended April 30, 1995 and 1994 differs from the amount obtained by applying the U.S. federal income tax rate to pre-tax income due to the following:

                                                     1996     1995      1994
                                                   --------  -------  --------
Computed "expected" tax expense................... $ 28,517  $ 6,449  $ 81,386
Increase (reductions) in tax resulting from:
  Nondeductible expenses..........................      336      955       --
  State income taxes net of federal tax benefit...    4,341    1,666       --
  Change in valuation allowance...................    2,199      --        --
  Benefit of income taxed at lower rates..........  (11,903)  (3,019)  (14,774)
  Effect of changes in tax rates for future
   periods........................................    8,707      --        --
                                                   --------  -------  --------
                                                   $ 32,197  $ 6,051  $ 66,612
                                                   ========  =======  ========

                         CHARCOAL SERVICE CORPORATION

NOTE 8. REDEEMABLE COMMON STOCK

  The company has an agreement under which it has agreed to purchase all shares of common stock owned by its Vice-President upon the termination of his employment. The Vice-President owned 350 shares of stock at February 29, 1996, April 30, 1995, and April 30, 1994, respectively. The purchase price shall be the stock's book value, determined using generally accepted accounting principles, plus 25% if the Vice President is involuntarily terminated or less 25% if the Vice President voluntarily terminates employment. The redeemable preferred stock has been valued at the Company's book value less 25%. The Company changed its accounting for the redeemable common stock to comply with the accounting rules of the Securities and Exchange Commission.

NOTE 9. DISCRETIONARY BONUSES

  The Company pays discretionary cash bonuses to its employees. The amount of these cash bonuses included in cost of goods sold and operating expenses totaled $82,500 for the ten months ended February 29, 1996, and $95,000 and $100,000 for the years ended April 30, 1995, and 1994, respectively.

NOTE 10. PROFIT-SHARING PLAN

  The Company has a contributory profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Substantially all of the Company's full-time employees are covered by the plan. The Company's contribution, which is at the discretion of the Company's Board of Directors, is limited to 15% of participants' base salary. Participants' interest become fully vested after six years of service and may be withdrawn upon attaining age 55. The Company's contribution was $12,500 for the ten months ended February 29, 1996, $15,000 for year ended April 30, 1995, and $10,000 for the year ended April 30, 1994.

NOTE 11. RELATED PARTY TRANSACTIONS AND BALANCES

  The Company had unsecured notes receivable from stockholders totaling $435,689, $298,875 and $320,903 at February 29, 1996, April 30, 1995 and April
30, 1994, respectively. The notes bear interest rates ranging from 6.42% to 6.60%. The outstanding principal and interest are due April 30, 1996.

  The Company conducts its operations from facilities rented from stockholders under month-to-month agreements. Rental expense under these agreements was $86,629 for the ten months ended February 29, 1996 and $113,032 for the years ended April 30, 1995 and 1994.

  On February 14, 1996, the stockholders of the Company entered into a tentative agreement to sell their stock to Flanders Corporation. See Note 15.

NOTE 12. LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

  The total rental expense charged to operations totaled $93,763 for the 10 months ended February 29, 1996, and $121,495 and $123,687 for the years ended April 30, 1995, and 1994, respectively. As of February 29, 1996, the Company did not have any material lease commitments.

NOTE 13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

                         CHARCOAL SERVICE CORPORATION

  Notes receivable stockholders: The carrying amount approximates fair value because of the short maturity of those instruments.

NOTE 14. INVOLUNTARY CONVERSION

  During the fiscal year ended April 30, 1994, a building leased by the Company was destroyed by fire. At the time of the fire, the building contained equipment and leasehold improvements owned by the Company, which were totally destroyed. The Company was fully insured for the replacement cost of these assets and agreed to a settlement of $195,361.

  The nonoperating gain of $167,697 represents insurance settlement proceeds in excess of the aggregate book value of equipment and leasehold improvements destroyed by the fire. The Company is not required to pay income taxes on this gain until the ultimate disposition of the replacement assets.

NOTE 15. SUBSEQUENT EVENTS

  On May 31, 1996 the stockholders of the company sold all of their outstanding shares to Flanders Corporation, a manufacturer of high efficiency air filters, filtration systems, and housings which are used primarily in ultra-clean manufacturing environments (cleanrooms). The purchase price was approximately $4,435,000, and up to 100,000 shares of Flanders common stock if certain performance criteria are met by the Company.

  During April 1996, the Company entered into a long term note agreement, due March 2001, with a financing company for the purchase of manufacturing equipment for the principal amount of $340,200. The terms of the agreement stipulate sixty (60) monthly installments in the amount of $5,670 each, plus the entire amount of interest accrued on this note at the time of each installment. Interest on this Note shall accrue on the principal balance at a rate which is two hundred sixty-seven (267) points over the One Month London Interbank Offered Rate ("LIBOR") as such rate shall vary from month to month. This note is collateralized by substantially all present and future accounts, accounts receivable, and contract rights. The amount of this obligation was included in accounts payable at February 29, 1996.

                   DESCRIPTION OF ARTWORK INSIDE BACK COVER

  Green background with Flanders logo in upper right hand corner; upper left hand corner, picture of Precisionaire products; lower left hand corner, text describing that the Company currently sells its products under many trade names, and listing such names; lower right hand corner, photograph of products produced by the Company; upper right hand corner, photograph of an isolation barrier.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COM-PANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROSPECTUS SUMMARY.......................................................   3
SUMMARY CONSOLIDATED FINANCIAL DATA......................................   6
RISK FACTORS.............................................................   8
USE OF PROCEEDS..........................................................  14
DILUTION.................................................................  15
MARKET INFORMATION.......................................................  16
PRICE RANGE OF COMMON STOCK..............................................  16
DIVIDEND POLICY..........................................................  16
CAPITALIZATION...........................................................  17
SELECTED CONSOLIDATED FINANCIAL DATA.....................................  18
UNAUDITED PRO-FORMA FINANCIAL INFORMATION................................  19
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS...........................  21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  22
BUSINESS.................................................................  33
MANAGEMENT...............................................................  43
PRINCIPAL SHAREHOLDERS...................................................  50
SELLING SHAREHOLDERS.....................................................  51
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.....................  53
DESCRIPTION OF CAPITAL STOCK.............................................  54
ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES AND BYLAWS...............  56
SHARES ELIGIBLE FOR FUTURE SALE..........................................  58
UNDERWRITING.............................................................  59
EXPERTS..................................................................  60
LEGAL MATTERS............................................................  60
ADDITIONAL INFORMATION...................................................  61
INDEX TO FINANCIAL STATEMENTS............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   1,600,000
                            SHARES OF COMMON STOCK

                             FLANDERS CORPORATION

                             [LOGO] FLANDERS/(R)/

                                ---------------

                                  PROSPECTUS

                                ---------------

                        GILFORD SECURITIES INCORPORATED


                                      , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Securities and Exchange Commission initial registration fee....... $ 17,000*
   Legal fees and expenses...........................................  300,000*
   NASD filing fee...................................................   10,000*
   Nasdaq additional listing fee.....................................   10,000*
   Accounting fees and expenses......................................  100,000*
   Transfer agent fees...............................................    5,000*
   Printing and engraving expenses...................................   25,000*
   Miscellaneous.....................................................  133,000*
                                                                      --------
     Total...........................................................  600,000
                                                                      ========

--------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The law of North Carolina permits extensive indemnification of present and former directors, officers, employees or agents of a North Carolina company, whether or not authority for such indemnification is contained in the indemnifying company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in Section 12 of the Company's Bylaws. Under North Carolina law, for a company to provide indemnification, the company must find that the director, officer, employee or agent conducted himself in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity with the company, was in the best interests of the company and, in all other cases, was at least not opposed to the company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, in which case, unless limited by the Articles of Incorporation, when a director, officer, employee or agent must be indemnified against reasonable expenses incurred by him in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such persons.

  The Company's Bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The Company's Bylaws also provide that a corporation may indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. No indemnification shall be made in respect of any claim or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action is brought determines that in view of all circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

  The Company's Bylaws also provide that an authorized representative of the Company who neither was or is a director or officer of the Company may, to the extent that he is successful on the merits and defense of any action, be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. A determination of whether indemnification is proper shall be made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The Company may advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of an authorized representative to repay such amount unless it is determined that he is entitled to be indemnified.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since December 28, 1995, the Registrant has sold the following unregistered securities:

    1. On December 29, 1995, the Company completed a private offering under Regulation D of 1,100,000 shares of stock at $2.50 per share to accredited investors. Net proceeds to the Company after commissions and expenses from the offering were $2,430,601. Commissions totaling $153,200 were paid to ACAP Financial and H.D. Brouse & Co. In addition, ACAP Financial and H.D. Brouse & Co. were granted a total of 61,280 stock warrants at $2.50/share which expire in July, 1996. The warrants were exercised in full.

    2. On January 24, 1996, the Company completed a private offering under Regulation D of 500,000 shares of its common stock to accredited investors at $2.50 per share. The Company received $1,082,319 in net proceeds from the offering. In connection with this offering, the Company paid $87,500 in commissions to ACAP Financial and granted to ACAP Financial 35,000 stock warrants at $2.50 per share, which expire in July 24, 1996. The warrants were exercised in full.

    3. On June 3, 1996, the Company completed a private offering under Regulation D of 1,537,315 shares of its common stock to accredited investors at $5.00 per share. The Company received $7,339,573 in net proceeds from the offering. In connection with this offering, the Company paid $188,560 in commissions to ACAP Financial and granted 37,712 stock warrants at $5.00 per share, which expired December 3, 1996.

    4. In September 1996, the Registrant sold 855,445 shares of the Registrant's Common Stock to certain accredited investors under Regulation D of the Securities Act of 1933. The aggregate purchase price for such shares was $7,699,005. In connection with this offering, the Company will pay a total of $679,900 in commissions to EGS Securities and Kelcop Financial Inc.

    5. On September 18, 1996, the Registrant issued $2,500,000 aggregate principal amount of Series A Convertible Subordinated Debentures pursuant to Regulation D of the Securities Act of 1933 to certain unrelated investors. As part of this transaction, the investors also acquired warrants to purchase 25,000 shares of the Registrant's Common Stock at an exercise price of $9.63 per share. Net proceeds to the Company were $2,500,000.

    6. On September 19, 1996, the Registrant issued an aggregate $4,000,000 principal amount 10% Convertible Notes pursuant to Regulation S of the Securities Act of 1933 to certain unrelated offshore investors. Such notes are convertible at any time commencing forty-one (41) days after issuance into shares of the Registrant's Common Stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven trading day period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. As part of this transaction, the investors also shall acquire, on the date of the conversion of such notes into

  Common Stock, the right to receive warrants equal to ten percent (10%) of the number of common shares issued at any such conversion. Net proceeds to the Company after commissions of $280,000 were $3,720,000.

    7. On October 11, 1996, the Company raised an additional $4,306,000 from a private placement of 478,444 shares of stock at $9.00 per share to certain accredited investors and pursuant to Rule 506 of Regulation D adopted under Section 4(2) of the Securities Act of 1933. Net proceeds from the Offering after commissions of $400,000, were $3,906,000. Combined with the September Offering, total net proceeds from September and October were $17,122,605. In connection with this offering, the Company paid $400,000 to Gilford Securities.

  In connection with the transactions described in Items 1-7 above, the Company paid $1,789,160 in Finders fees.

ITEM 16. LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT NO.                                DESCRIPTION
 -----------                                -----------
  1          Underwriting Agreement (previously filed with Amendment No. 1 to Form S-
             1, filed December 10, 1996, and incorporated herein by reference)
  3.1        Articles of Incorporation of Flanders Corporation, filed with the Form
             8-A dated March 8, 1996, incorporated herein by reference
  3.2        Bylaws of Flanders Corporation, filed with the Form 8-K dated March 8,
             1996, incorporated herein by reference
  4.1        Representative's Warrant Agreement (previously filed with Amendment No.
             1 to Form S-1, filed December 10, 1996, and incorporated herein by reference)
  4.2        Form of Series A Convertible Subordinated Debentures, filed with the
             September 30, 1996 Form 10-Q, incorporated herein by reference
  4.3        Form of Warrants, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
  4.4        Form of 10% Convertible Notes, filed with the September 30, 1996 Form
             10-Q, incorporated herein by reference
  5.1        Opinion of Snell & Wilmer
 10.1        Agreement and Plan of Merger between Elite Acquisitions and Flanders
             Filters, Inc., filed with the December 31, 1995 Form 10-K, incorporated herein by reference
 10.2        Stock Purchase Agreement between Flanders Corporation and the
             Shareholders of Charcoal Service Corporation, filed with the May 31,
             1996 Form 8-K, incorporated herein by reference
 10.3        Stock Purchase Agreement between Flanders Corporation and the
             Shareholders of AirSeal Filter Housings, Inc. (previously filed with
             Form S-1, filed October 21, 1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.4        Stock Purchase Agreement between Flanders Corporation and the
             Shareholders of Precisionaire, Inc., filed with the Form 8-K dated
             September 23, 1996, incorporated herein by reference
 10.5        Employment Agreement between Elite Acquisitions, Inc., Flanders Filters,
             Inc., and Steven K. Clark, filed with the Form 10-K dated December 31,
             1995, incorporated herein by reference
 10.6        Stock Option Agreement from Elite Acquisitions, Inc. to Steven K. Clark, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference

 EXHIBIT NO.                                DESCRIPTION
 -----------                                -----------
 10.7        Employment Agreement between Elite Acquisitions, Inc., Flanders Filters,
             Inc. and Robert R. Amerson, filed with the Form 10-K dated December 31,
             1995, incorporated herein by reference
 10.8        Stock Option Agreement between Elite Acquisitions, Inc. and Robert R.
             Amerson, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference
 10.9        Stock Option Agreement from Elite Acquisitions, Inc. to Thomas T. Allan, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference
 10.10       Stock Option Agreement between Elite Acquisitions, Inc. and William M.
             Claytor, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference
 10.11       Employment Agreement between Flanders Corporation, Precisionaire, Inc.
             and Gustavo Hernandez (previously filed with Form S-1, filed October 21,
             1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.12       Indemnification Agreement between Flanders Corporation, Steven K. Clark,
             Robert Amerson and Thomas Allan, filed with the December 31, 1995 Form
             10-K, incorporated herein by reference
 10.13       Amendment to Employment Agreement between Elite Acquisitions, Inc.,
             Flanders Filters, Inc. and Steven K. Clark (previously filed with Form
             S-1, filed October 21, 1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.14       Amendment to Employment Agreement between Elite Acquisitions, Inc.,
             Flanders Filters, Inc. and Robert R. Amerson (previously filed with Form
             S-1, filed October 21, 1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.15       Purchase and Sale Agreement between POT Realty and Precisionaire, Inc., filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.16       Assumption Agreement with Release of Liability between POT Realty and
             Precisionaire, Inc for original principal amount of $2,069,653, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.17       Assumption Agreement with Release of Liability between POT Realty and
             Precisionaire, Inc. for original principal amount of $133,025, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.18       Guaranty Agreement between Flanders Corporation and American National
             Bank of Texas, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.19       Subscription Agreement between Flanders Corporation and the President and Fellows of Harvard College, filed with the September 30, 1996 Form
             10-Q, incorporated herein by reference
 10.20       Escrow Agreement between Flanders Corporation, President and Fellows of
             Harvard College and State Street Bank & Trust, filed with the September
             30, 1996 Form 10-Q, incorporated herein by reference
 10.21       Subscription Agreement between Flanders Corporation and General Electric
             Pension Trust, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.22       Escrow Agreement between Flanders Corporation, General Electric Pension
             Trust and State Street Bank & Trust, filed with the September 30, 1996
             Form 10-Q, incorporated herein by reference
 16          Change in Certifying Accountant, filed with Form 8-K dated January 29,
             1996, incorporated herein by reference

 EXHIBIT NO.                                DESCRIPTION
 -----------                                -----------
 21.1        Subsidiaries of the registrant (previously filed with Amendment No. 1 to
             Form S-1, filed December 10, 1996, and incorporated herein by reference)
 23.1        Consent of McGladrey & Pullen, LLP
 23.2        Consent of Arthur Andersen, LLP
 23.3        Consent of Snell & Wilmer (included in Opinion filed as Exhibit No. 5.1)
 24          Power of Attorney (previously filed with Form S-1, filed October 21,
             1996 (Reg. No. 333-14655) and incorporated herein by reference)

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that paragraph (l)(i) and
  (l)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification by the Company of liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) it is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, STATE OF NORTH CAROLINA, ON THE 30TH DAY OF DECEMBER, 1996.

                                          FLANDERS CORPORATION

                                                             *
                                          By: _________________________________
                                            ROBERT R. AMERSON PRESIDENT, CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

                  *                    President, Chief
-------------------------------------   Executive Officer        December 30,
          ROBERT R. AMERSON                                       1996

         /s/ Steven K. Clark           Chief Financial
-------------------------------------   Officer and Chief        December 30,
           STEVEN K. CLARK              Accounting Officer        1996

                  *                    Chairman of the
-------------------------------------   Board                    December 30,
           THOMAS T. ALLAN                                        1996

                  *                    Director, Vice
-------------------------------------   President of             December 30,
          GUSTAVO HERNANDEZ             Operations                1996

                  *                    Director
-------------------------------------                            December 30,
         WILLIAM M. CLAYTOR                                       1996

                  *                    Director
-------------------------------------                            December 30,
          WILLIAM H. CLARK                                        1996

*By:     /s/ Steven K. Clark
  ----------------------------------
          STEVEN K. CLARK
         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                                       PAGE
 EXHIBIT NO.                                DESCRIPTION                                NO.
 -----------                                -----------                                ----
  1          Underwriting Agreement (previously filed with Amendment No. 1 to Form S-
             1, filed December 10, 1996, and incorporated herein by reference)
  3.1        Articles of Incorporation of Flanders Corporation, filed with the Form
             8-A dated March 8, 1996, incorporated herein by reference
  3.2        Bylaws of Flanders Corporation, filed with the Form 8-K dated March 8,
             1996, incorporated herein by reference
  4.1        Representative's Warrant Agreement (previously filed with Amendment No.
             1 to Form S-1, filed December 10, 1996, and incorporated herein by reference)
  4.2        Form of Series A Convertible Subordinated Debentures, filed with the
             September 30, 1996 Form 10-Q, incorporated herein by reference
  4.3        Form of Warrants, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
  4.4        Form of 10% Convertible Notes, filed with the September 30, 1996 Form
             10-Q, incorporated herein by reference
  5.1        Opinion of Snell & Wilmer
 10.1        Agreement and Plan of Merger between Elite Acquisitions and Flanders
             Filters, Inc., filed with the December 31, 1995 Form 10-K, incorporated herein by reference
 10.2        Stock Purchase Agreement between Flanders Corporation and the
             Shareholders of Charcoal Service Corporation, filed with the May 31,
             1996 Form 8-K, incorporated herein by reference
 10.3        Stock Purchase Agreement between Flanders Corporation and the
             Shareholders of AirSeal Filter Housings, Inc. (previously filed with
             Form S-1, filed October 21, 1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.4        Stock Purchase Agreement between Flanders Corporation and the
             Shareholders of Precisionaire, Inc., filed with the Form 8-K dated
             September 23, 1996, incorporated herein by reference
 10.5        Employment Agreement between Elite Acquisitions, Inc., Flanders Filters,
             Inc., and Steven K. Clark, filed with the Form 10-K dated December 31,
             1995, incorporated herein by reference
 10.6        Stock Option Agreement from Elite Acquisitions, Inc. to Steven K. Clark, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference
 10.7        Employment Agreement between Elite Acquisitions, Inc., Flanders Filters,
             Inc. and Robert R. Amerson, filed with the Form 10-K dated December 31,
             1995, incorporated herein by reference
 10.8        Stock Option Agreement between Elite Acquisitions, Inc. and Robert R.
             Amerson, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference
 10.9        Stock Option Agreement from Elite Acquisitions, Inc. to Thomas T. Allan, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference
 10.10       Stock Option Agreement between Elite Acquisitions, Inc. and William M.
             Claytor, filed with the Form 10-K dated December 31, 1995, incorporated herein by reference

                                                                                        PAGE
 EXHIBIT NO.                                DESCRIPTION                                 NO.
 -----------                                -----------                                 ----
 10.11       Employment Agreement between Flanders Corporation, Precisionaire, Inc.
             and Gustavo Hernandez (previously filed with Form S-1, filed October 21,
             1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.12       Indemnification Agreement between Flanders Corporation, Steven K. Clark,
             Robert Amerson and Thomas Allan, filed with the December 31, 1995 Form
             10-K, incorporated herein by reference
 10.13       Amendment to Employment Agreement between Elite Acquisitions, Inc.,
             Flanders Filters, Inc. and Steven K. Clark (previously filed with Form
             S-1, filed October 21, 1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.14       Amendment to Employment Agreement between Elite Acquisitions, Inc.,
             Flanders Filters, Inc. and Robert R. Amerson (previously filed with Form
             S-1, filed October 21, 1996 (Reg. No. 333-14655) and incorporated herein by reference)
 10.15       Purchase and Sale Agreement between POT Realty and Precisionaire, Inc., filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.16       Assumption Agreement with Release of Liability between POT Realty and
             Precisionaire, Inc for original principal amount of $2,069,653, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.17       Assumption Agreement with Release of Liability between POT Realty and
             Precisionaire, Inc. for original principal amount of $133,025, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.18       Guaranty Agreement between Flanders Corporation and American National
             Bank of Texas, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.19       Subscription Agreement between Flanders Corporation and the President and Fellows of Harvard College, filed with the September 30, 1996 Form
             10-Q, incorporated herein by reference
 10.20       Escrow Agreement between Flanders Corporation, President and Fellows of
             Harvard College and State Street Bank & Trust, filed with the September
             30, 1996 Form 10-Q, incorporated herein by reference
 10.21       Subscription Agreement between Flanders Corporation and General Electric
             Pension Trust, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference
 10.22       Escrow Agreement between Flanders Corporation, General Electric Pension
             Trust and State Street Bank & Trust, filed with the September 30, 1996
             Form 10-Q, incorporated herein by reference
 16          Change in Certifying Accountant, filed with Form 8-K dated January 29,
             1996, incorporated herein by reference
 21.1        Subsidiaries of the registrant (previously filed with Amendment No. 1 to
             Form S-1, filed December 10, 1996, and incorporated herein by reference)
 23.1        Consent of McGladrey & Pullen, LLP
 23.2        Consent of Arthur Andersen, LLP
 23.3        Consent of Snell & Wilmer (included in Opinion filed as Exhibit No. 5.1)
 24          Power of Attorney (previously filed with Form S-1, filed October 21,
             1996 (Reg. No. 333-14655) and incorporated herein by reference)